    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 2000



                                                      REGISTRATION NO. 333-92873

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------
                                IMPROVENET, INC.

             (Exact name of Registrant as specified in its charter)

              DELAWARE                                1521                               77-0452868
  (State or other jurisdiction of         (Primary Standard Industrial       (IRS Employer Identification No.)
   incorporation or organization)         Classification Code Number)

                            720 BAY ROAD, SUITE 200
                          REDWOOD CITY, CA 94063-2469
                                 (650) 701-8000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------
                                RONALD B. COOPER
                                   PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                                IMPROVENET, INC.
                            720 BAY ROAD, SUITE 200
                          REDWOOD CITY, CA 94063-2469
                                 (650) 701-8000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

               Mark P. Tanoury, Esq.                             Laird H. Simons III, Esq.
              Michael L. Weiner, Esq.                            Katherine T. Schuda, Esq.
              Ryan E. Naftulin, Esq.                             R. Gregory Roussel, Esq.
                Cooley Godward LLP                                  Fenwick & West LLP
                3000 Sand Hill Road                                Two Palo Alto Square
               Building 3, Suite 230                             Palo Alto, CA 94306-2155
             Menlo Park, CA 94025-7116                                (650) 494-0600
                  (650) 843-5100

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED JANUARY 13, 2000


                                            Shares

                                     [LOGO]

                                  Common Stock

                                   ---------

    Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between
$             and $             per share. We have applied to list our common
stock on The Nasdaq Stock Market's National Market under the symbol "IMPV."

    The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

    Investing in our common stock involves risks. See Risk Factors on page 7.

                                                                             Underwriting
                                                           Price to          Discounts and        Proceeds to
                                                            Public            Commissions      ImproveNet, Inc.
                                                       -----------------   -----------------   -----------------
Per Share............................................                  $                   $                   $
Total................................................                  $                   $                   $

    Delivery of the shares of common stock will be made on or about
             , 2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                       Robertson Stephens

                                               E*OFFERING

                  The date of this prospectus is       , 2000.

DESCRIPTION OF INSIDE-COVER ARTWORK

PANEL ONE

Picture of a service provider with his arm around an older woman with the caption, "Another beautiful relationship started on the Internet."

(INSIDE TWO-PAGE GATEFOLD SPREAD)

Reverse blueline drawing of a house depicting our information and services in type and clip art in each room of the house under the title
"ImproveNet--America's Home Improvement Resource." The foundation of the house includes the captions "ImproveNet.com" and "ImproveNetPro.com".

The roofline contains a counterclockwise ordering of our home improvement cycle stages, beginning at the upper left and moving across and over the attic with:
"Dream & Design" "Plan & Budget" "Hire and Build" and "Fix and Maintain" all connected in the triangle by directional arrows. Our logo appears in the delineated attic.

The following text appears as a caption in each room of the house that accompanies typed descriptions and clip art. From left to right and from top to bottom the rooms are as follows:

    "Personal Project Folder" with a subcaption "A place to compile project elements" which relates to an image of a folder in the shape of a house which bears our logo.

    "Project Estimator" with a subcaption "Balancing the dream against reality" which accompanies an image of a calculator whose display is our logo.

    "Personal Project Advisor" with a subcaption "ImproveNet professionals take the homeowner and service provider through a successful project" which corresponds to a trio of people indicated as "homeowner", "advisor" and "contractor."

    "Contractor Screening, Matching & Leads" with a subcaption "Ensuring quality service providers & fit to project" which is beneath a 5-point checklist itemizing the following: "Credit", "License", "Legal", "Insurance" and "Recommendations."

    "Pro Site" with a subcaption "Professional services for contractors & architects--job postings and more" which relates to an image of a drafting table with a ruler, draftsman's triangle and folder with our logo.

    "The Design Gallery" with a subcaption "Room designs organized by style" which accompanies an image of a room with two workers, one measuring a wall and the other installing a window, all under our logo.

    "The Product Showcase" with a subcaption "Items organized by use and by maker" which goes with an image of a showroom with an individual standing in front of a display of different windows positioned under and beside our logo. Three brochures with our logo are also shown to the left of the image.

    "SmartLeads-TM-" with a subcaption "Targeted marketing opportunities based on homeowner project" which ties with an image of the planet with a satellite dish and two brochures beneath it which bear our logo.

    "Powered By ImproveNet" with a subcaption "Providing service on partner's behalf" which goes with the image of a cloud with our "Powered by ImproveNet" logo inside and a lightening bolt coming out of the cloud.

    "The Home Center" with a subcaption "Home & Garden, Remodeling, Real Estate, Relocation and Financing Resources" corresponds to the image of a tool box filled with a saw, screwdriver, ruler, hammer, rake and real estate sign with the words "For Sale."

INSIDE BACK COVER ARTWORK:

Image depicting the ImproveNet logo as the roof of a house. The house is comprised of the logos of MSN (Microsoft) HomeAdvisor, Dow Styrofoam Brand Insulation, Armstrong, Cendant, DuPont Corian, Owens Corning and General Electric. The foundation of the house includes the caption "Building the Home Improvement Destination."

                                 --------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................      4
RISK FACTORS..........................      7
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..................     17
USE OF PROCEEDS.......................     18
DIVIDEND POLICY.......................     18
CAPITALIZATION........................     19
DILUTION..............................     20
SELECTED FINANCIAL DATA...............     21
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................     22



BUSINESS..............................     32
                                          PAGE
                                        --------
MANAGEMENT............................     44
RELATED PARTY TRANSACTIONS............     52
PRINCIPAL STOCKHOLDERS................     55
DESCRIPTION OF CAPITAL STOCK..........     57
SHARES ELIGIBLE FOR FUTURE SALE.......     60
UNDERWRITING..........................     62
NOTICE TO CANADIAN RESIDENTS..........     64
LEGAL MATTERS.........................     65
EXPERTS...............................     65
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION.........................     65
INDEX TO FINANCIAL STATEMENTS.........    F-1


                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

    EXCEPT AS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS IS BASED ON THE FOLLOWING ASSUMPTIONS:

    - THE CONVERSION OF ALL OUR OUTSTANDING SHARES OF PREFERRED STOCK INTO SHARES OF COMMON STOCK IMMEDIATELY UPON THE CLOSING OF THIS OFFERING;

    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; AND

    - THE FILING, UPON APPROVAL OF OUR STOCKHOLDERS, OF OUR RESTATED CERTIFICATE OF INCORPORATION, BEFORE THE CLOSING OF THIS OFFERING.

    "ImproveNet," is a registered trademark of ImproveNet, Inc. "Powered by ImproveNet," "ImproveNetPro" and "SmartLeads" are trademarks of ImproveNet, Inc. This prospectus also includes trademarks owned by other parties.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL             , 2000 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                                IMPROVENET, INC.

    We are a leading source on the Internet for home improvement information and services. Through our ImproveNet.com and ImproveNetPro.com Web sites, matching services and targeted advertising, we are creating a national marketplace for home improvement products and services in which homeowners, service providers and suppliers of home improvement products benefit from an organized and efficient online flow of information and communication.

    We generate quality job leads for service providers from highly interested homeowners within their geographic area using our proprietary matching service. We have processed approximately 123,000 job submissions, in total, and have processed job submissions valued at approximately $3.4 billion, in total, since the national launch of our Web site in August 1997. We have designed our services to deliver a satisfying home improvement experience to homeowners and assist them through the four phases of the home improvement process:

    - DREAM AND DESIGN--We provide homeowners free online information and design tools such as our design gallery and product showcase as well as a personal project folder that allows homeowners to store all ideas and information about their projects on our Web site.

    - PLAN AND BUDGET--Our Web site provides interactive tools, such as our kitchen visualization tool, that allow homeowners to plan their projects. We offer interactive tools, such as our kitchen estimator, that allow homeowners to calculate the expected cost of their projects based on parameters such as physical dimensions, styles and estimated costs for service providers within a given zip code.

    - HIRE AND BUILD--Our proprietary screening and matching processes allow us to match qualified and reputable service providers with pre-qualified job leads submitted by homeowners. We provide participating homeowners free access, both online and offline, to one of our project advisors, who assists them through the entire process.

    - FIX AND MAINTAIN--Our online and offline information, services and support personnel empower homeowners to continuously maintain and improve their homes, from idea creation to project completion.

    The home improvement industry is large and fragmented. According to the United States Department of Commerce, total expenditures for residential home improvements for 1998 were $120.7 billion. Based upon a compilation of industry sources, we believe there are up to 900,000 service providers in the United States. Further, according to the United States Census Bureau, as of
September 30, 1999 there were 70.5 million owner-occupied homes out of a total of 120 million housing units.

    Our strategy is to become America's home improvement resource on the Internet. The key elements of our strategy are:

    - deliver a satisfying home improvement experience to homeowners, service providers and suppliers;

    - increase the number of jobs submitted to us and the percentage of those jobs won by service providers in our network;

    - create new commercial relationships and expand existing ones with suppliers of home improvement products and services and related home services; and

    - continue to build the ImproveNet brand.

    We generate revenues from three sources:

    - service providers pay us lead fees and win fees for our matching service;

    - suppliers of home improvement products and services as well as other advertisers purchase advertising space on our Web site; and

    - homeowners pay us fees, which to date have not been significant, for our premium home improvement services.

    We have entered into multi-year commercial relationships with the following providers of home improvement products and services and related home services:
Armstrong, Cendant, Dow Chemical, DuPont, General Electric, Microsoft and Owens Corning. We have also entered into advertising arrangements on the following high traffic Web sites: AltaVista, America Online, Excite@Home, Lycos, Microsoft HomeAdvisor, Quicken.com and Yahoo!

    We were incorporated in California in January 1996 as Netelligence, Inc., changed our name to ImproveNet, Inc. in May 1996 and reincorporated in Delaware in June 1998. Our principal executive offices are located at 720 Bay Road, Suite 200, Redwood City, California 94063-2469. Our telephone number is
(650) 701-8000. Our consumer Internet address is WWW.IMPROVENET.COM and our professional Internet address is WWW.IMPROVENETPRO.COM. The information found on our Web sites is not part of this prospectus.

                                  THE OFFERING

Common stock offered...........................                      shares
Common stock to be outstanding after the
  offering.....................................                      shares
Use of proceeds................................  For capital expenditures, working capital and other general corporate purposes, including
                                                 expansion of our sales and marketing programs,
                                                 product development and general and
                                                 administrative operations and potential
                                                 acquisitions.
Proposed Nasdaq National Market symbol.........  IMPV

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 1999, and excludes:

    - 1,760,197 shares subject to options outstanding as of September 30, 1999, at a weighted average exercise price of $0.90 per share;

    - 524,576 shares subject to warrants outstanding as of September 30, 1999, at a weighted average exercise price of $1.02 per share;

    - 1,262,596 shares subject to warrants issued after September 30, 1999, at a weighted average exercise price of $9.01 per share;

    - 2,017,314 additional shares that are available for issuance under our stock option plans;

    - 300,000 shares that we could issue under our employee stock purchase plan; and

    - 48,592 shares to be issued in connection with the acquisition of The J.L. Price Corporation.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                                 YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                              ------------------------------   -------------------
                                                                1996       1997       1998       1998       1999
                                                              --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Total revenues..............................................   $    2    $    60    $   258    $   144    $  1,285
Loss from operations........................................     (360)    (1,239)    (4,199)    (2,654)    (19,219)
Net loss attributable to common stockholders................     (359)    (1,328)    (4,832)    (3,071)    (19,134)
Basic and diluted net loss per common share.................   $(0.73)   $ (1.08)   $ (3.49)   $ (2.22)   $ (12.87)
Shares used in calculating basic and diluted net loss per
  common share..............................................      493      1,228      1,383      1,382       1,487
Pro forma basic and diluted net loss per common share.......                        $ (1.17)              $  (2.66)
Shares used in calculating pro forma basic and diluted net
  loss per common share.....................................                          4,124                  7,183

                                                                       SEPTEMBER 30, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $23,093      $58,054       $
Working capital.............................................   20,648       55,609
Total assets................................................   29,514       64,475
Total stockholders' equity..................................   23,255       58,216

------------------------------

    See Note 2 of the notes to our financial statements for an explanation of the determination of the number of shares used in computing per share data.

    The pro forma balance sheet information gives effect to the sale of 2,597,135 shares of series E convertible preferred stock in November and December 1999 for net proceeds of approximately $35.0 million, stock-based compensation of approximately $11.3 million from the issuance of warrants to purchase 1,262,596 shares of common stock in November and December 1999 and the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering.

    The pro forma as adjusted information is adjusted to give effect to the sale
of             shares of common stock in this offering at an assumed initial
public offering price of $      per share, after deducting the estimated
underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

    THIS OFFERING AND AN INVESTMENT IN OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING OUR SHARES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY SEE AS IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE ARE AN EARLY STAGE COMPANY WITH A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

    We were incorporated in January 1996 and did not begin offering home improvement services on the Internet until August 1997. Therefore, we have a limited operating history upon which you can evaluate our business. Before investing, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of development and that are entering new and rapidly changing markets like the Internet. We face a number of challenges including:

    - maintaining and increasing our homeowner base;

    - maintaining and increasing our network of service providers;

    - generating continuing revenues through our Web sites from homeowners, service providers, suppliers and other commercial relationships;

    - competing effectively with existing and potential competitors;

    - developing further our business model;

    - developing further the ImproveNet brand;

    - anticipating and adapting to changes on the Internet;

    - continuing to develop our technology infrastructure to handle greater Internet traffic efficiently;

    - managing expanding operations;

    - broadening our product and service offerings and attracting and retaining additional commercial relationships; and

    - attracting and retaining qualified personnel.

We may not successfully implement any of our strategies or successfully address these risks and uncertainties.

OUR BUSINESS MODEL IS NEW AND UNPROVEN, AND WE MUST CONTINUE TO GENERATE AND SUSTAIN SUFFICIENT REVENUES TO SURVIVE.

    Our business model depends on a majority of our revenues being derived from service fees as well as our ability to attract and retain commercial relationships and a network of service providers. If we fail to attract commercial relationships or service providers, our service revenues and advertising revenues may not grow, we may never achieve profitability and our business would suffer.

    Matching homeowners to service providers for home improvement projects is our key to earning revenues from a variety of sources, including service fees, advertising and commercial relationships. To generate revenues, we must offer services that achieve broad market acceptance by homeowners, service providers and suppliers of home improvement products. In particular, our matching service must gain broad market acceptance from homeowners and service providers or our business would be harmed.

    To remain competitive, we must continue to enhance and improve the ease of use, responsiveness, functionality and features of our online and offline services. These efforts may require the development or licensing of increasingly complex technologies. In addition, we may change or extend our business model to take advantage of new business opportunities, including business areas in which we do not have extensive experience. We may not be successful in developing or introducing new features, functions and services, and they may not achieve market acceptance or enhance our brand loyalty. If we fail to develop and introduce new features, functions or services effectively, our business could be harmed.

WE HAVE A LARGE ACCUMULATED DEFICIT, WE EXPECT FUTURE LOSSES, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

    We have incurred substantial losses and used substantial cash to support our operations as we have expanded our sales and marketing programs, funded the development of our services, promoted our Web sites and matching service and expanded our operations infrastructure. Our net losses were $359,000 in 1996, approximately $1.2 million in 1997, approximately $4.1 million in 1998 and approximately $18.9 million for the nine months ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of approximately
$24.6 million. We expect our expenditures on sales and marketing activities and the development of new products, services and technologies to continue to increase. We will continue to lose money unless we significantly increase our revenues. We cannot predict when we will operate profitably, if ever.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND SEASONALITY AND ARE DIFFICULT TO PREDICT.

    Our results of operations could vary significantly from quarter to quarter. In the near term, we expect our revenues to be substantially dependent on advertising sales. We also expect to incur significant sales and marketing expenses to promote our brand and services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the amount of advertising sold on our Web site, the timing of payments for this advertising, sales and marketing expenses for a particular period and the timing of our fixed infrastructure expenditures. If revenues fall below our expectations, we will not be able to reduce our spending rapidly in response to the shortfall.

    Other factors that could affect our quarterly operating results include those described below and elsewhere in this prospectus:

    - the number of new service providers we add to our network;

    - the amount of service fees we generate and our ability to collect this revenue;

    - the amount and timing of our operating expenses and capital expenditures;

    - the cost of commercial relationships;

    - the amount and timing of noncash stock-based compensation charges;

    - costs and charges related to acquisitions or internal development of businesses or technologies; and

    - the seasonality of the home improvement industry.

    Our limited operating history and rapid growth make it difficult to assess the impact of seasonal factors on our business. However, because our business is dependent upon the home improvement industry, we expect that our revenues may be lower during the first and fourth quarters since more homeowners commit to home improvement projects during the spring and summer months.

SINCE OUR MARKET IS HIGHLY COMPETITIVE, WE MAY SUFFER PRICE REDUCTIONS, REDUCED GROSS MARGINS AND LOSS OF MARKET SHARE IF WE DO NOT COMPETE EFFECTIVELY.

    The market for our services is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. Increased competition may result in price reductions, changes in our pricing model, reduced gross margins and loss of market share, any one of which could significantly reduce our profitability. In addition, technological barriers to entry are relatively low. As a result, current and new competitors could launch Web sites offering content, products and services similar to ours at relatively low cost.

    Many of our competitors have more resources and broader and deeper customer access than we do. In addition, many of these competitors have or can readily obtain extensive knowledge of the home improvement industry. Our competitors may be able to respond more quickly than we can to new technologies or changes in Internet user preferences and devote greater resources than we can to the development, promotion and sale of their services. We may not be able to maintain our competitive position against current and future competitors, especially those with significantly greater resources.

FAILURE TO DEVELOP OUR BRAND COULD LIMIT OR REDUCE THE DEMAND FOR OUR SERVICES.

    If we fail to promote and maintain ImproveNet's brand or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, our business could be harmed. We believe that continuing to strengthen our brand will be critical to increasing demand for, and achieving widespread acceptance of, our services. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide high quality services and support. To promote our brand, we will need to increase our marketing budget and otherwise increase our financial commitment to creating and maintaining brand loyalty among users. Brand promotion activities may not yield increased revenues and, even if they do, any increased revenues may not offset the expenses we incur in building and maintaining our brand.

IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO MARKET, SELL AND DEVELOP OUR
  SERVICES COULD BE HARMED.

    Our growth has placed and will continue to place a significant strain on our management systems and resources, and we may be unable to effectively manage our growth in the future. We must plan and manage our growth effectively to offer our services and achieve revenue growth and profitability in a rapidly evolving market. We continue to increase the scope of our operations and have added a number of employees recently, including employees in key management and sales positions. We grew from 16 employees as of December 31, 1997 to 127 as of September 30, 1999. For us to effectively manage our growth, we must continue to:

    - improve our operational, financial and management systems and controls;

    - install new management and information systems and controls;

    - locate additional office space in a number of geographic locations; and

    - hire, train and motivate our workforce.

    Failure to manage our growth effectively would hinder our ability to develop, market and sell our services and therefore harm our business.

IF WE DO NOT ATTRACT AND RETAIN A NETWORK OF HIGH QUALITY SERVICE PROVIDERS, OUR BUSINESS COULD BE HARMED.

    We expect to derive the majority of our revenues from our network of service providers in the form of payments for each homeowner referral that we provide to them and for each home improvement project that they win. Our business is highly dependent on homeowners' use of our Web site to find service providers for their home improvement projects so that service providers will achieve a satisfactory return on their participation in the ImproveNet program.

    A key element of the growth of our business is the pace at which service providers adopt the ImproveNet matching process. This adoption includes responding to homeowner inquiries within 48 hours, providing a competitive, firm quote to homeowners quickly, and paying the service fees to ImproveNet. We devote significant effort and resources to screening and supporting participating service providers and to developing programs that monitor service providers' job wins and that collect service fees from service providers for these wins. Our inability to screen and support service providers effectively, or the failure of our service providers to respond professionally and in a timely manner to homeowner inquiries, could result in low homeowner satisfaction and harm our business. In addition, the failure of our service providers to win home improvement projects, report their wins to us, or pay us service fees could harm our business.

    We must actively recruit new service providers and retain our current service providers to ensure that we continually have adequate national coverage. Generally, there is a high rate of turnover among service providers in the home improvement industry. We expect that not all of our service providers will remain active participants in our network. If we are unable to reduce turnover among our network of service providers our business could be harmed.

WE DEPEND ON THIRD-PARTY RELATIONSHIPS TO GENERATE REVENUES, DRIVE TRAFFIC TO OUR WEB SITE AND PROVIDE SOFTWARE TOOLS AND INFRASTRUCTURE.

    Our business model relies on our ability to enter into and maintain relationships with various suppliers of home improvement products and services. Companies that we may pursue for a commercial relationship, may offer services competitive with suppliers with which we currently have commercial relationships. As a result, these suppliers may be reluctant to enter into commercial relationships with us. If we do not maintain our existing commercial relationships on terms as favorable as currently in effect, if we do not establish additional ones on commercially reasonable terms, or if any or all do not result in an increased use of our Web sites, our business could be harmed .

    We depend on establishing and maintaining a number of advertising relationships with high-traffic Web sites that can help us to increase the number of visitors to ImproveNet.com. There is intense competition for preferential placements on some of these Web sites, and in the future we may not be able to enter into these relationships on commercially reasonable terms or at all. Even if we enter into commercial relationships with these Web sites, they themselves may not attract significant numbers of homeowners and we may not receive a significant number of additional homeowners from these relationships. Moreover, we may have to pay significant fees to establish new commercial relationships or renew our current relationships.

    We integrate third-party software into our service offerings on our Web sites. We would be harmed if the providers from which we license software ceased to deliver and support reliable products, to enhance their current products, or to respond to emerging industry standards. In addition, third-party software may not continue to be available to us on commercially reasonable terms or at all. The loss of, or inability to maintain or obtain, this software could limit the features available on our Web sites, which could harm our business.

IF WE FAIL TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, OUR ABILITY TO COMPETE
  COULD BE HARMED.

    We depend on the continued service of our key technical, sales and senior management personnel. In particular, the loss of the services of Ronald B. Cooper, our President and Chief Executive Officer, or other senior management personnel, individually or as a group, could cause us to incur increased operating expenses and divert other senior management time in searching for their replacements. We do not have employment agreements with any employee, except Mr. Cooper, and we do not maintain any key person life insurance policies for any of our key employees, except for Mr. Cooper and Robert

L. Stevens, our Chairman of the Board. The loss of any of our key technical, sales or senior management personnel could harm our business.

    In addition, we must attract, retain and motivate highly skilled employees. We face significant competition for individuals with the skills required to develop, market and support our services. We may not be able to recruit and retain sufficient numbers of highly skilled employees, and as a result our business could suffer.

IF WE FAIL TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WE COULD LOSE THESE RIGHTS AND OUR BUSINESS COULD BE HARMED.

    We depend upon our ability to develop and protect our intellectual property rights, including our proprietary databases of homeowners and service providers, to distinguish our services from our competitors' services. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We have no issued patents. Existing laws afford only limited protection of intellectual property rights. Attempts could be made to copy or reverse engineer aspects of our processes or services or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to protect our intellectual property rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our product is difficult, and expensive litigation may be necessary in the future to enforce our intellectual property rights. The use by others of our proprietary rights could harm our business.

OUR SERVICES COULD INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS CAUSING COSTLY LITIGATION AND THE LOSS OF SIGNIFICANT RIGHTS.

    Third parties could claim that we have infringed their intellectual property rights. The resolution of any claims could be time-consuming, result in costly litigation, delay or prevent us from offering our products or services or require us to enter into royalty or licensing agreements, any of which could harm our business. In the event an infringement claim against us is successful and we cannot obtain a license on acceptable terms, license a substitute technology or redesign our services, our business would be harmed. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed to us or are using confidential or proprietary information in our business.

IF WE EXPERIENCE SYSTEM FAILURES, OUR REPUTATION WOULD BE HARMED AND USERS MIGHT SEEK ALTERNATIVE SERVICE PROVIDERS, CAUSING US TO LOSE REVENUES.

    We depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Substantially all of our computer hardware for operating our Web sites is currently located at Exodus Communications in Santa Clara, California, with backups located at our facility in Redwood City, California. These systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services, and we do not carry business interruption insurance to compensate us for losses that could occur. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems either at Exodus or at our facility could result in interruptions in our services. Any damage to or failure of our systems could result in interruptions in our service. In addition to placing an increased burden on our engineering staff, any system failure could create user questions and complaints that must be responded to by our customer support personnel. The system failures of various third-party Internet service providers, online service providers and other Web site operators could result in interruptions in our service to those users who require the services of these third-party providers and operators to access our Web sites. These interruptions could reduce our revenues and profits, and our future revenues and profits will be harmed if our users believe that our system is unreliable.

WE MAY HAVE CAPACITY RESTRAINTS THAT COULD LIMIT THE GROWTH OF OR REDUCE OUR
  REVENUES.

    The satisfactory performance, reliability and availability of our Web sites, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users. If the volume of traffic on our Web sites increases, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure. We may not be able to accurately project the rate or timing of these increases, if any, in the use of our services or to expand or upgrade our systems and infrastructure in a timely manner to accommodate these increases.

    We use internally developed systems for operating our services and processing our transactions, including billing and collections processing. We must continually improve these systems in order to accommodate the level of use of our Web sites. In addition, if we add new features and functionality to our services, we could be required to develop or license additional technologies. Our inability to add additional software and hardware or upgrade our technology, transaction processing systems or network infrastructure could cause unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience, delays in accounts receivable collection or losses of recorded financial information. Our failure to provide new features or functionality also could result in these consequences. We may be unable to effectively upgrade and/or expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

RISKS RELATED TO OUR INDUSTRY

THE MARKET FOR INTERNET-BASED HOME IMPROVEMENT SERVICES IS NEW AND UNPROVEN AND, IF IT DOES NOT DEVELOP SUFFICIENTLY, WE MAY NOT BE ABLE TO GENERATE SIGNIFICANT REVENUES.

    The market for Internet-based home improvement services is new and unproven, so there is uncertainty whether demand for our services will develop and, if developed, be sustained. If the market for our services does not develop or if our services do not achieve market acceptance, we will not be able to generate significant revenues.

IF THE HOME IMPROVEMENT INDUSTRY DECLINES, OUR REVENUES COULD DECLINE AND OUR BUSINESS COULD BE HARMED.

    Our business is dependent on the economic strength of the home improvement industry. The home improvement industry is cyclical, with the number of home improvement projects affected by national and global economic forces, primarily fluctuations in interest rates and employment levels. We believe that our future performance will be affected by the cyclical nature of the home improvement industry and, as a result, be adversely affected from time to time by industry downturns.

WE COULD BE HELD LIABLE FOR PRODUCTS AND SERVICES REFERRED BY MEANS OF OUR WEB
  SITE.

    We could be subject to claims relating to products and services that we refer through our Web site. Our insurance may not cover potential claims or may not adequately cover all costs incurred in defense of potential claims or may not indemnify us for all liability that may be imposed. In addition, claims, with or without merit, would result in diversion of our financial resources and management resources, which could harm our business.

WE DEPEND ON THE INCREASING USE OF THE INTERNET. IF THE USE OF THE INTERNET DOES NOT GROW, OUR REVENUES MAY NOT GROW AND COULD DECLINE AND OUR BUSINESS COULD BE HARMED.

    We depend on increased acceptance and use of the Internet. In particular, our matching service depends upon service providers being willing to use the Internet to find jobs through our service. We believe that service providers generally have not traditionally used computers or the Internet to operate their business. Demand and market acceptance for recently introduced products and services over the Internet are subject to a high level of uncertainty. As a result, acceptance and use of the Internet may not develop or a sufficiently broad base of users may not adopt or continue to use the Internet as a medium of commerce.

THE INTERNET IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGIES, FREQUENT NEW PRODUCT AND SERVICE INTRODUCTIONS AND EVOLVING INDUSTRY STANDARDS.

    To succeed, we will need to adapt effectively to rapidly changing technologies and continually improve the performance features and reliability of our services. We could incur substantial costs in modifying our products, services or infrastructure to adapt to these changes, and we may also lose customers and revenues if our services fail to adapt to the rapid changes characteristic of the Internet.

    Conversely, if the Internet experiences increased growth in number of users, frequency of use and bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. The success of our business will rely on the Internet providing a convenient means of interaction and commerce. Our business depends on the ability of users to access information without significant delays or aggravation.

POTENTIAL YEAR 2000 PROBLEMS WITH OUR SOFTWARE, THIRD-PARTY EQUIPMENT OR OUR INTERNAL OPERATING SYSTEMS COULD REDUCE OUR FUTURE REVENUES AND INCREASE OUR EXPENSES.

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. A failure to do so could result in the loss of revenues and would create the following risks:

    - our products or services could fail due to processing errors caused by unanticipated inaccurate calculations with respect to the year 2000;

    - third-party hardware and software that we rely on to provide our services could experience year 2000 compliance problems; and

    - our customers, suppliers or other third parties upon which we rely could experience year 2000 problems.

    If any of these events occurs, it could cause all or a portion of our services to be interrupted, which could reduce our future revenues and increase our expenses.

FUTURE GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES PERTAINING TO THE INTERNET COULD DECREASE THE DEMAND FOR OUR SERVICES OR INCREASE THE COST OF DOING BUSINESS.

    There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws and regulations may relate to liability for information retrieved from or transmitted over the Internet, online content, user privacy, taxes or the quality of services. Any new law or regulation pertaining to the Internet, or the adverse application or interpretation of existing laws, could decrease the demand for our services or increase our cost of doing business.

    We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of these laws was adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues created by the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty for or adversely affect companies doing business on the Internet. This could reduce demand for our services or increase the cost of doing business.

LEGISLATIVE AND REGULATORY INITIATIVES REGARDING THE COLLECTION AND USE OF OUR USERS' PERSONAL INFORMATION MAY RESULT IN LIABILITY AND EXPENSES.

    Current computing and Internet technology allows us to collect personal information about our users. In the past, the Federal Trade Commission has investigated companies that have sold personal information to third parties without permission or in violation of a stated privacy policy. If we begin collecting or selling personal information without permission or in violation of our privacy policy, we could face potential liability for compiling and providing information to third parties.

    The European Union has adopted a directive that restricts the collection and use of personal data. These restrictions are more stringent than current Internet privacy laws in the United States. If these restrictions were applied to us, we could be required to spend time and money researching and complying with their requirements.

THE IMPOSITION OF ADDITIONAL STATE AND LOCAL TAXES ON INTERNET-BASED TRANSACTIONS WOULD INCREASE OUR COST OF DOING BUSINESS AND HARM OUR ABILITY TO BECOME PROFITABLE.

    We file state tax returns as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales and use tax collection obligations on out-of-state companies such as ours that engage in or facilitate Internet-based commerce. A number of proposals have been made at state and local levels that could impose taxes on the sale of products and services through the Internet or the income derived from those sales. These proposals, if adopted, could substantially impair the growth of Internet-based commerce and harm our ability to become profitable.

    United States federal law limits the ability of the states to impose taxes on Internet-based transactions. Until October 21, 2001, state and local taxes on Internet-based commerce that are discriminatory against Internet access are prohibited, unless the taxes were generally imposed and actually enforced before October 1, 1998. It is possible that this tax moratorium will not be renewed by October 21, 2001 or at all. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of state and local taxes could harm our ability to become profitable.

RISKS RELATED TO OUR OFFERING

SUBSTANTIAL SALES OF OUR COMMON STOCK BY OUR STOCKHOLDERS COULD DEPRESS OUR
  STOCK PRICE.

    If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock would likely fall. Based on shares outstanding as of December 14, 1999, upon
completion of this offering, we will have outstanding       shares of common
stock. Upon completion of this offering,       shares of common stock, including
the       shares being sold in this offering, will be eligible for immediate sale in the public market, unless purchased by our affiliates. Substantially all of our stockholders will be subject to agreements with the underwriters that restrict their ability to transfer their stock for 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. However, Credit Suisse First Boston Corporation may, in its sole discretion, release all or any portion of the common stock from the restrictions of these agreements. After these agreements expire, an additional 8,115,045 shares will be eligible for sale in the public market.

FAILURE TO RAISE ADDITIONAL CAPITAL OR GENERATE THE SIGNIFICANT CAPITAL NECESSARY TO EXPAND OUR OPERATIONS AND INVEST IN NEW PRODUCTS AND SERVICES COULD REDUCE OUR ABILITY TO COMPETE AND RESULT IN LOWER REVENUES.

    We expect that the net proceeds from this offering, together with currently available funds, will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds. We cannot be certain that we will be able to obtain additional financing on favorable terms, or at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able, among other things, to:

    - develop or enhance our services;

    - develop or acquire new technologies, products or businesses;

    - acquire technologies, products or businesses;

    - expand operations in the United States or internationally;

    - hire, train and retain employees; or

    - respond to competitive pressures or unanticipated capital requirements.

    Our failure to do any of these things could result in lower revenues and could harm our business.

    In addition, we may seek to raise additional funds, finance acquisitions or develop commercial relationships by issuing equity or convertible debt securities, which would reduce the percentage ownership of existing stockholders. Furthermore, any new securities could have rights, preferences or privileges senior to those of our common stock.

NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price will be substantially higher than the book value per share of our common stock. Investors purchasing common stock in this
offering will, therefore, incur immediate dilution of $      per share of common
stock in net tangible book value, based on an assumed initial public offering
price of $      per share. In addition, we have issued options and warrants to acquire common stock at prices significantly below the assumed initial public offering price. To the extent outstanding options or warrants are ultimately exercised, there will be further dilution to investors in this offering. If we issue additional equity securities, stockholders may experience dilution.

OUR STOCK PRICE MAY BE VOLATILE BECAUSE OF FACTORS BEYOND OUR CONTROL, AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

    The market prices of stock for Internet and other technology companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the past or present operating performance of those companies. These market prices may not be sustainable and may be subject to wide variations. Following this offering, the market price of our common stock may experience a substantial decline. The market price of our common stock may fluctuate significantly in response to a number of factors, most of which are beyond our control, including:

    - variations in our quarterly operating results;

    - changes in securities analysts' estimates of our financial performance;

    - the discussion of our company or stock price in online investor communities such as chat rooms;

    - changes in market valuations of similar companies;

    - announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

    - loss of a major customer or failure to complete significant license transactions;

    - additions to or subtraction from our service provider network;

    - additions or departures of key personnel; and

    - fluctuations in stock market prices and volumes, particularly among securities of Internet-based companies.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK
  PRICE VOLATILITY.

    In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. We may in the future be the target of litigation of this type. Securities litigation could result in substantial costs and divert management's attention and resources, and could harm our business.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL IN THE OPINION OF OUR STOCKHOLDERS.

    Provisions of our amended and restated certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial in the opinion of our stockholders. These provisions include:

    - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

    - prohibiting cumulative voting in the election of directors, which would allow less than a majority of stockholders to elect director candidates;

    - limitations on the ability of stockholders to call special meetings of stockholders;

    - prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

    - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

    In addition, section 203 of the Delaware General Corporations Law and the terms of our stock option plans may discourage, delay or prevent a change in control of ImproveNet.

EXISTING STOCKHOLDERS SIGNIFICANTLY INFLUENCE US AND COULD PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

    Upon completion of this offering, our executive officers, directors, principal stockholders and their affiliates will beneficially own, in the
aggregate, approximately       % of our outstanding common stock. As a result,
these stockholders will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent a change of control of ImproveNet and will make some transactions difficult or impossible without the support of these stockholders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our, or our industry's, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                USE OF PROCEEDS

    We estimate that the net proceeds to us from the sale of             shares
of common stock in this offering will be approximately $      million,
approximately $      million if the underwriters' over-allotment option is
exercised in full, at an assumed initial public offering price of $      per
share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

    We intend to use the net proceeds from this offering for capital expenditures and working capital and other general corporate purposes, including expansion of our sales and marketing programs, product development and general and administrative operations. We may also use a portion of the net proceeds to invest in additional businesses, business development, products and technologies, to lease additional facilities, or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or joint venture. Pending these uses, we will invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never paid or declared any cash dividends. We currently expect to retain earnings for use in the operation and expansion of our business, and therefore do not anticipate paying any cash dividends for the foreseeable future.

                                 CAPITALIZATION

    The table below presents the following information:

    - our actual capitalization as of September 30, 1999;

    - our pro forma capitalization giving effect to the sale of 2,597,135 shares of series E convertible preferred stock in November and December 1999 for net proceeds of approximately $35.0 million, to stock-based compensation of approximately $11.3 million from the issuance of warrants to purchase 1,262,596 shares of common stock in November and December 1999 and to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering; and

    - our pro forma as adjusted capitalization reflecting the sale of shares of common stock in this offering at an assumed initial public
      offering price of $      per share, after deducting the estimated
      underwriting discounts and commissions and estimated offering expenses.

    The number of shares outstanding excludes the following shares:

    - 1,760,197 shares of common stock subject to options outstanding as of September 30, 1999, at a weighted average exercise price of $0.90 per share;

    - 524,576 shares subject to warrants outstanding as of September 30, 1999, at a weighted average exercise price of $1.02 per share;

    - 1,262,596 shares of common stock subject to warrants issued after September 30, 1999, at a weighted average exercise price of $9.01 per share;

    - 2,017,314 additional shares of common stock that are available for grant under our stock option plan;

    - 300,000 shares of common stock that we could issue under our employee stock purchase plan; and

    - 48,592 shares of common stock to be issued in connection with the acquisition of The J.L. Price Corporation.

                                                                       SEPTEMBER 30, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                                          PRO FORMA    AS ADJUSTED
                                                               ACTUAL    (UNAUDITED)   (UNAUDITED)
                                                              --------   -----------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                         SHARE AMOUNTS)
Long-term obligations.......................................  $    104     $    104      $    104
Stockholders' equity:
  Convertible preferred stock, $0.001 par value; 9,482,935
    shares authorized and 8,785,559 shares issued and
    outstanding, actual; 12,482,935 shares authorized and no
    shares issued and outstanding, pro forma; 5,000,000
    shares authorized and no shares issued and outstanding,
    pro forma as adjusted...................................         9           --            --
  Common stock, $0.001 par value; 31,000,000 shares
    authorized and 1,596,528 shares issued and outstanding,
    actual; 34,000,000 shares authorized and 12,979,222
    shares issued and outstanding, pro forma; 100,000,000
    shares authorized and           shares issued and
    outstanding, pro forma as adjusted......................         2           13
  Additional paid-in capital................................    56,350      102,608
  Notes receivable from stockholders........................        (2)          (2)
  Unearned stock-based compensation.........................    (8,493)     (19,792)
  Accumulated deficit.......................................   (24,611)     (24,611)
                                                              --------     --------      --------
    Total stockholders' equity..............................    23,255       58,216
                                                              --------     --------      --------
      Total capitalization..................................  $ 23,359     $ 58,320      $
                                                              ========     ========      ========

                                    DILUTION

    Our pro forma net tangible book value as of September 30, 1999 was approximately $57.6 million, or approximately $4.44 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding after giving effect to the following transactions:

    - the sale of 2,597,135 shares of series E convertible preferred stock in November and December 1999 for net proceeds of approximately $35.0 million;

    - the issuance of warrants to purchase 1,262,596 shares of common stock after September 30, 1999; and

    - the conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering.

    Dilution in net tangible book value per share represents the difference between the amount per share paid by new investors purchasing shares of common stock in this offering and the net tangible book value per share immediately after completion of this offering. Our net tangible book value as of
September 30, 1999 would have been approximately $      million or $      per
share, after giving effect to the sale of     shares of our common stock in this
offering and after deducting estimated underwriting discounts and commissions and estimated offering expenses. This amount represents an immediate increase in
net tangible book value of $      per share to existing stockholders and an
immediate dilution in net tangible book value of $      per share to new
investors purchasing shares of common stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share as of
    September 30, 1999......................................   $ 4.44
  Increase per share attributable to new investors..........
                                                               ------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          ------
Dilution per share to new investors.........................              $
                                                                          ======

    The following table summarizes, on the pro forma basis described above, as of September 30, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering. We have assumed an initial public offering price of $ per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                             SHARES PURCHASED       TOTAL CONSIDERATION
                                           ---------------------   ----------------------   AVERAGE PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                           ----------   --------   -----------   --------   -------------
Existing stockholders....................  12,979,222        %     $79,705,769        %         $6.14
New investors............................                    %                        %         $
                                           ----------     ---      -----------     ---
    Total................................                 100%     $               100%
                                           ==========     ===      ===========     ===

    As of September 30, 1999, there were outstanding options to purchase a total of 1,760,197 shares of common stock at a weighted average exercise price of $0.90 per share. After September 30, 1999, we issued options to purchase 772,000 shares of common stock at a weighted average exercise price of $5.17 per share. As of September 30, 1999, there were outstanding warrants to purchase a total of 524,576 shares at a weighted average exercise price of $1.02 per share. After September 30, 1999, we issued warrants to purchase 1,262,596 shares of common stock at a weighted average exercise price of $9.01. To the extent these outstanding options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the prospectus. The statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999, and the balance sheet data as of December 31, 1997 and 1998 and September 30, 1999, are derived from the audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 is derived from audited financial statements not included elsewhere in this prospectus. Historical results are not necessarily indicative of results to be expected for future periods.

                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                                 YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                              ------------------------------   -------------------
                                                                1996       1997       1998       1998       1999
                                                              --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Service revenues.........................................    $    2    $    60    $   238    $   144    $    719
  Advertising revenues.....................................        --         --         20         --         566
                                                               ------    -------    -------    -------    --------
    Total revenues.........................................         2         60        258        144       1,285
Cost of revenues:
  Cost of service revenues.................................         8         59        767        517       1,091
  Cost of advertising revenues.............................        --         --         49         --         307
                                                               ------    -------    -------    -------    --------
    Total cost of revenues.................................         8         59        816        517       1,398
                                                               ------    -------    -------    -------    --------
Gross profit (loss)........................................        (6)         1       (558)      (373)       (113)
Operating expenses:
  Sales and marketing......................................        38        414      1,669      1,002      14,363
  Product development......................................        65        288        504        388         417
  General and administrative...............................       251        527      1,142        665       1,491
  Stock-based compensation.................................        --         11        326        226       2,835
                                                               ------    -------    -------    -------    --------
    Total operating expenses...............................       354      1,240      3,641      2,281      19,106
                                                               ------    -------    -------    -------    --------
Loss from operations.......................................      (360)    (1,239)    (4,199)    (2,654)    (19,219)
Interest and other income (expense), net...................         1         (3)        84         68         324
                                                               ------    -------    -------    -------    --------
Net loss...................................................      (359)    (1,242)    (4,115)    (2,586)    (18,895)
Accretion of mandatorily redeemable convertible preferred
  stock....................................................        --        (86)      (717)      (485)       (239)
                                                               ------    -------    -------    -------    --------
  Net loss attributable to common stockholders.............    $ (359)   $(1,328)   $(4,832)   $(3,071)   $(19,134)
                                                               ======    =======    =======    =======    ========
Basic and diluted net loss per common share................    $(0.73)   $ (1.08)   $ (3.49)   $ (2.22)   $ (12.87)
                                                               ======    =======    =======    =======    ========
Shares used in calculating basic and diluted net loss per
  common share.............................................       493      1,228      1,383      1,382       1,487
                                                               ======    =======    =======    =======    ========
Pro forma basic and diluted net loss per common share
  (unaudited)..............................................                         $ (1.17)              $  (2.66)
                                                                                    =======               ========
Shares used in calculating pro forma basic and diluted net
  loss per share (unaudited)...............................                           4,124                  7,183
                                                                                    =======               ========

                                                                       DECEMBER 31,
                                                              ------------------------------   SEPTEMBER 30,
                                                                1996       1997       1998          1999
                                                              --------   --------   --------   --------------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 20     $   345    $ 1,676        $23,093
Working capital (deficit)...................................     (11)        (79)       697         20,648
Total assets................................................      71         472      2,144         29,514
Long-term obligations and mandatorily redeemable convertible
  preferred stock...........................................      --       1,252      6,843            104
Total stockholders' equity (deficit)........................      40      (1,210)    (5,714)        23,255

    See Note 2 of the notes to our financial statements for an explanation of the determination of the number of shares used in computing per share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Our business started in January 1996 as a regional contractor matching service, and we spent most of 1996 and 1997 building our service provider database, developing new services and technology, recruiting personnel and raising capital. We launched our Web site and homeowner/service provider matching service on a national scale in August 1997. In December 1998, we began selling Web site advertising and SmartLeads services. We introduced Powered by ImproveNet for national suppliers of home improvement and repair products in April 1999 and launched our customized Web site for service providers in June 1999. We completed the acquisition of two regional contractor referral companies, Contractor Referral Service, LLC and The J.L. Price Corporation, in the fall of 1999. We expect these acquisitions will help us build our base of service providers and establish new products and services for United States residential real estate brokers.

    REVENUES

    We generate substantially all of our revenues from service provider referral services and advertising placed on our Web site. From our inception in January 1996 through 1998, 94% of our total revenues were service revenues and 6% were advertising revenues. For the first nine months of 1999, 56% of our total revenues were service revenues and 44% were advertising revenues. We anticipate that, in future periods, service revenues will represent a greater percentage of total revenues than in the first nine months of 1999.

    SERVICE REVENUES. We generate service revenues primarily in the form of lead fees and win fees from our service providers and, to a much lesser extent, in the form of enrollment fees from service providers and premium service fees from homeowners. From inception through October 1999, we charged to our service providers lead fees ranging from $6 to $10 per lead. In November 1999, we standardized our lead fees at $10 per lead for all jobs. The win fees that we charge to our service providers depend on project size and range from 1% to 10% of the estimated cost of the job, up to a maximum of $995 per job. We charge each new service provider an enrollment fee of $90 to join our national network; however, in the past we have generally waived this fee. Our revenue from premium services to homeowners has also been negligible in the past, but we expect revenues from enrollment and premium services to homeowners to increase in future periods.

    Lead fee revenues are recognized at the time the service providers and the homeowner are first matched, while win fee revenues are recognized at the time the service provider or the homeowner notifies us that a job has been sold. For both lead fees and win fees, the recognition of revenues coincides with the service providers' obligation to pay the Company. Revenues from new service provider enrollment fees are recognized at the time the revenue is collected. Revenues from premium service fees to homeowners are recognized when the services are provided. We establish revenue return reserves and allowances for bad debts at the time the revenues are recognized. To date, the amounts of these reserves and allowances have not been significant.

    ADVERTISING REVENUES. We generate advertising revenues from the sale of banner, button and other advertising on our Web sites, and from the sale to suppliers of SmartLeads generated from the traffic of homeowners visiting our Web sites. Our advertising revenues generally come from service providers and suppliers of home improvement products. We first recognized revenues from banner and other advertising in December 1998, from button advertising in April 1999 and from the sale of SmartLeads services in December 1998.

    Advertisers pay us to display their banner, button and other advertisements on the Web pages we serve when a user is visiting our Web sites. Our advertising revenues historically have been derived from short-term advertising contracts based on either a guaranteed minimum number of impressions or a fixed fee per thousand impressions. Revenues from banner, button and other advertising are largely a function of:

    - the number of Web pages that we serve;

    - the percentage of those pages on which we are able to sell advertisements; and

    - the amount we charge per advertisement.

    Banner, button and other Web site advertising revenues are recognized at the lesser of the ratable amount of the order or the percentage of guaranteed impressions delivered provided there are no significant obligations remaining and the collection of the resulting receivable is probable.

    Advertising revenues can also result from bartering. In barter transactions, we make advertising space on our Web sites available to third parties in exchange for advertising space on their Web sites. In the nine months ended September 30, 1999, barter advertising revenues accounted for 12% of our total revenues. We had no barter advertising revenues before 1999. We believe that these barter transactions are a cost effective means of helping us establish the ImproveNet brand, and we expect to continue to engage in these transactions in the future.

    Revenues from barter transactions are recorded as advertising revenues at the estimated fair value of the advertisements received or delivered, whichever is more reliably measurable. These revenues are recognized when the advertisements are delivered on our Web site. Barter expenses are included as sales and marketing expenses in the period in which the advertisements are displayed which is generally in the same period in which we deliver the advertisements on our Web site.

    We have entered into a number of agreements with stockholders to provide, for a fixed annual fee, an advertising package that includes a customized mix of advertising buttons, banners, SmartLeads and other products, plus a guarantee of continuous presence on our Web sites. These package agreements are for periods ranging between 3 years and 12 years, including renewal options, and are priced at a discount to our standard rates for each product. These agreements also include cooperative marketing arrangements under which we are obligated to fund co-branded advertisements on television and in the print media with, or on behalf of, our advertiser. In the agreements to date, we have agreed to spend 50% to 100% of the advertising fees we expect to receive under the agreements on these co-branded advertisements. In addition, these agreements give us access to customer databases, direct mail inserts and marketing resources. Since we first began offering these advertising packages in September 1999, it is difficult to predict the size of this market, market demand, cancellation rates or renewal rates. We believe these advertising agreements provide us with market benefits we could not secure or otherwise afford in the normal course of business, such as access to customer databases and marketing resources, and we expect to continue to offer and sell these advertising packages for the foreseeable future.

    Net revenues, if any, from these advertising agreements are recognized over the term of the agreement once we begin to provide advertising to the customer and collection of the resulting receivable is deemed to be probable. We recognize as net revenues the amount by which the amounts invoiced under the advertising agreements exceed the amount of the obligations we incur under cooperative advertising arrangements. We have also granted warrants to purchase our stock to each of these advertising package customers. Accordingly, net revenues are also reduced by the value of these warrants and, if the warrant value exceeds the net revenues, no revenues are recorded and the excess is charged to sales and marketing expense.

    In December 1999, the Financial Accounting Standards Board, or FASB, Emerging Issues Task Force, or EITF, released Issue #99-17 "Accounting for Advertising Barter Transactions", which outlines their tentative conclusions concerning the valuation of advertising barter agreements. This guidance, which is not yet final, affects our accounting and reporting for revenues and expenses associated with these advertising packages. To recognize revenues in the future, we must have persuasive historical evidence of fair value, specific to us, of that advertising or, alternatively, of the fair value of the co-branding and cooperative marketing that these advertising packages obligate us to fund. The interim guidance contained in EITF #99-17 assigns accounting fair value only when persuasive evidence of fair value exists and persuasive evidence of fair value is defined as a cash transaction. While we believe the benefits derived from our advertising packages have substantial economic and commercial value, we are abiding by the current guidance of FASB contained in EITF to recognize only net revenues on our advertising packages until FASB reaches a final conclusion in this area. In the meantime, we will pursue opportunities to enter into advertising transactions for cash with appropriate customers and on similar terms to establish persuasive evidence of fair value that will result in recognition of revenue and the recording of marketing expenses on a gross basis for future advertising packages.

    We entered into the first of these advertising agreements in September 1999. The amount invoiced under this agreement for the nine months ended
September 30, 1999 was $63,000, which was offset in full by the amount incurred under the related cooperative advertising arrangement with the customer. We expect that for future periods the amounts invoiced by us under these type of agreements as well as the amounts incurred by us under the related cooperative advertising arrangements with the customer will increase significantly as we enter into more of these agreements.

    NET LOSSES. We have incurred substantial losses and negative cash flows from operations since inception as we have spent substantial amounts on advertising and other marketing activities, funded the development of our services and expanded our operations infrastructure. Our net losses were $359,000 in 1996, approximately $1.2 million in 1997, approximately
$4.1 million in 1998 and approximately $18.9 million for the nine months ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of approximately $24.6 million. We intend to continue to invest heavily in sales and marketing and in the development and acquisition of new content on our Web site, new products and technologies. Thus, we will continue to lose money unless we significantly increase our revenues, and we cannot predict when, if ever, we will operate profitably.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

    REVENUES

    Revenues increased from $144,000 for the first nine months of 1998 to approximately $1.3 million for the first nine months of 1999, an increase of approximately $1.1 million.

    Service revenues increased from $144,000 for the first nine months of 1998 to $719,000 for the first nine months of 1999, an increase of $575,000. The increase in service revenues was primarily due to an increased number of visitors to our Web sites and increased job submissions, which led to increased lead and win fee revenues. Revenues from new service provider enrollment fees and fees charged to homeowners for premium services were not significant in either period.

    Advertising revenues were $566,000 in the first nine months of 1999, of which $152,000 constituted barter advertising revenue. We did not sell advertising space on our Web site in the first nine months of 1998. Our advertising revenues in the first nine months of 1999 include amounts invoiced under advertising arrangements of $629,000 less $63,000 for amounts incurred under cooperative advertising arrangements with related parties. There were no adjustments to advertising revenues in the comparable 1998 period.

    Total revenues may be analyzed as follows:

                                                                  NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Service revenues............................................    $144      $  719
Amounts invoiced under advertising agreements...............      --         629
                                                                ----      ------
                                                                           1,348
Amount incurred under cooperative advertising arrangement...      --         (63)
                                                                ----      ------
Total revenues..............................................    $144      $1,285
                                                                ====      ======

    OPERATING EXPENSES

    COST OF REVENUES. Cost of revenues increased from $517,000 for the first nine months of 1998 to approximately $1.4 million for the first nine months in 1999, an increase of $881,000.

    Our cost of service revenues consists of payroll and related costs and occupancy, telecommunications and other administrative costs for our project service group, which is responsible for all phases of the proprietary matching services and includes our project advisors. In addition, cost of service revenues includes an allocation of direct Web site operations costs, consisting of payroll and related costs, data transmission costs and equipment depreciation. Cost of service revenues increased from $517,000 for the first nine months of 1998 to approximately $1.1 million for the first nine months in 1999, an increase of $574,000. The dollar increase in cost of service revenues was attributable to direct Web site operations costs associated with the increased volume of traffic and job submissions and accelerated expansion and staffing of our project services infrastructure, primarily payroll and recruiting expense of $363,000, in advance of our expanded marketing campaigns and expected increases in visitors to our Web sites and in job submissions. Cost of service revenues, expressed as a percentage of service revenues, improved from 359% in the first nine months of 1998 to 152% in the first nine months of 1999. The percentage improvement was attributable to increased service revenues and improved utilization of our project services group and Web site operations.

    Cost of advertising revenues includes an allocation of direct Web site operation costs consisting of payroll and related costs, data transmission costs and equipment depreciation. Cost of advertising revenues was $307,000 in the first nine months of 1999. There were no costs associated with advertising revenues in the first nine months of 1998 as we did not begin recognizing advertising revenue until December 1998.

    SALES AND MARKETING. Our sales and marketing expenses include all of our online and offline direct advertising, public relations and trade show expenses. Sales and marketing expenses also include payroll and related costs, support staff expenses, travel costs and other general expenses of our marketing, professional services and partnership services departments. Sales and marketing expenses increased from approximately $1.0 million in the first nine months of 1998 to approximately $14.4 million in the first nine months of 1999, an increase of $13.4 million. The increase in sales and marketing expenses from 1998 to 1999 was attributable primarily to the increase in online and offline direct advertising expenditures of approximately $8.9 million, an increase in other marketing expenses of approximately $2.2 million, and an increase in payroll and related costs of $689,000. We expect to increase our level of sales and marketing expenditures significantly in 2000 and beyond in our effort to build brand awareness, attract homeowners and service providers to our Web sites and increase the number of new job submissions.

    PRODUCT DEVELOPMENT. Our product development costs include the payroll and related costs of our editorial and technology staffs, fees for contract content providers, and other costs of Web site design and new technologies required to enhance the performance of our Web sites. Product development expenses increased from $388,000 in the first nine months of 1998 to $417,000 in the first nine months of 1999, an increase of $29,000. The increase in product development expenses was primarily attributable to increased payroll and related costs offset in part by reduced consulting fees for contract content providers. We expect to continue to add to the size of our editorial and technology groups in anticipation of planned new product introductions, and thus expect product development expenses to increase in the future.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses include payroll and related costs and travel, recruiting, professional and advisory services and other general expenses for our executive, finance and human resource departments. General and administrative expenses increased from $665,000 in the first nine months of 1998 to approximately $1.5 million for the first nine months of 1999, an increase of $826,000. The increase in general and administrative expenses was attributable primarily to the increase in our executive management and contract support administrative staff payroll costs of $630,000 and increased lease and occupancy expenses of $88,000 related to our relocation to larger office space. We expect general and administrative expenses to increase in the future.

    STOCK-BASED COMPENSATION.  From our inception in January 1996 to
September 30, 1999, we have recorded unearned stock-based compensation of approximately $11.6 million in connection with stock option and warrant grants. Unearned stock-based compensation from option grants to employees is initially calculated as the aggregate difference at the dates of grant between the respective exercise prices of stock options and the deemed fair values of the underlying stock. We amortize unearned stock-based compensation from option grants using an accelerated method over the respective vesting periods of the options, which are generally four years. This resulted in a charge of approximately $2.8 million for the first nine months of 1999 and a charge of $226,000 for the first nine months of 1998. The remaining unamortized, unearned stock-based compensation for all option grants through September 30, 1999 will be amortized as follows: approximately $1.2 million for the remainder of 1999, approximately $2.8 million for 2000, approximately $1.4 million for 2001, $554,000 for 2002 and $56,000 for 2003.

    Unearned stock-based compensation from warrants granted is initially calculated using the Black-Scholes pricing model. Unearned stock-based compensation from warrants granted is amortized on a straight-line basis over the term of the corresponding commercial agreements. Amortization of unearned stock-based compensation from warrants was $79,000 for the first nine months of 1999. There was no warrant stock-based compensation for the first nine months of 1998. The remaining unamortized unearned stock-based compensation for all warrants granted through September 30, 1999 will be amortized as follows:
$194,000 for the remainder of 1999; $771,000 for 2000; $771,000 for 2001 and
$729,000 for 2002. After September 30, 1999, we recorded stock-based compensation of approximately $11.3 million from the issuance of warrants to purchase 1,262,596 shares of common stock.

    INTEREST AND OTHER INCOME (EXPENSE), NET

    Net interest income increased from $68,000 in the first nine months of 1998 to $324,000 in the first nine months of 1999, an increase of $256,000. The increase in net interest income is primarily due to higher average invested cash balances in 1999 compared to 1998 as we received approximately $38.2 million in cash from the sale of our preferred stock in March 1999 and September 1999.

    INCOME TAXES

    We have recorded a 100% valuation allowance against our net deferred tax assets, which arose primarily as a result of our aggregate operating losses. The valuation allowance will remain at this level until such time as we believe that the realization of the net deferred tax assets is more likely than not. Accordingly, our results of operations do not reflect any tax benefits for our reported losses. At September 30, 1999, we had approximately $21.2 million and approximately $13.2 million of net operating loss carryforwards available to reduce future operating income for federal and California state tax purposes, which expire between 2005 and 2019 if not utilized.

YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

    REVENUES

    Total revenues increased from $2,000 in 1996 to $60,000 in 1997 and to $258,000 in 1998. Service revenues increased from $2,000 in 1996 to $60,000 in 1997 and to $238,000 in 1998. The increases in service revenues in 1997 and 1998 were primarily due to an increased number of visitors to our Web site, increased job submissions and a corresponding increase in lead and win fee revenue. Revenues from new service provider enrollment fees and fees charged to homeowners for premium services were not significant.

    Advertising revenues were $20,000 in 1998. We did not sell advertising space on our Web site in 1996, 1997 or the first eleven months of 1998.

    OPERATING EXPENSES

    COST OF REVENUES. Cost of revenues increased from $8,000 in 1996 to $59,000 in 1997 and to $816,000 in 1998. Cost of service revenues increased from $8,000 in 1996 to $59,000 in 1997 and to $767,000 in 1998. The dollar increases in 1997 and 1998 in cost of service revenues were attributable to direct Web site operations costs associated with the increased volume of traffic and job submissions and expansion and staffing of our project services infrastructure, primarily payroll and recruiting expenses, in advance of our expanded marketing campaigns and expected increases in visitors to our Web sites and job submissions. Cost of advertising revenues was not significant in any period.

    SALES AND MARKETING. Sales and marketing expenses increased from $38,000 in 1996 to $414,000 in 1997 and to approximately $1.7 million in 1998. The increase from 1996 to 1997 was due primarily to increased payroll and related expenses of $219,000. The increase from 1997 to 1998 was primarily due to increased online and offline advertising expenses of $733,000 and increased marketing expenses of $185,000.

    PRODUCT DEVELOPMENT. Product development expenses increased from $65,000 in 1996 to $288,000 in 1997 and to $504,000 in 1998. The increases from 1996 to
1997 and from 1997 to 1998 were primarily due to increases in payroll and related costs and contract content provider costs of $183,000 and $205,000, respectively.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $251,000 in 1996 to $527,000 in 1997 and to approximately $1.1 million in 1998. The increase from 1996 to 1997 was primarily due to an increase in payroll and related costs of $153,000 and increased overhead costs of $79,000. The increase from 1997 to 1998 was primarily due to an increase in our executive management and full-time and contract support staff payroll and related costs of $438,000 and increased lease and occupancy expenses of $126,000 related to the relocation to a larger office space.

    STOCK-BASED COMPENSATION. From our inception in January 1996 through December 31, 1998, we recorded unearned stock-based compensation of approximately $1.1 million in connection with stock option grants. We amortize this unearned stock-based compensation using an accelerated method over the respective vesting periods of the options, which is generally four years. This resulted in a charge of $11,000 in 1997 and $326,000 in 1998. There were no stock-based compensation charges in 1996. There was no warrant-based stock compensation in 1996, 1997 or 1998.

    INTEREST AND OTHER INCOME (EXPENSE), NET

    Net interest income (expense) was $1,000 in 1996, $(3,000) in 1997 and $84,000 in 1998. The increase in net interest income from 1997 to 1998 was primarily due to higher average invested cash balances, as we received approximately $4.9 million in cash from the sale of convertible preferred stock and issuance of convertible bridge loans in 1998.

QUARTERLY RESULTS OF OPERATIONS

    The following table presents statement of operations data for each of the four quarters of 1998 and the first three quarters of 1999. This information has been derived from our unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this information. You should read this information in conjunction with our audited financial statements and related notes included elsewhere in this prospectus. We expect our quarterly operating results to vary significantly from quarter to quarter and you should not draw any conclusions about our future results from the results of operations for any quarter.

                                                     MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                                       1998       1998       1998        1998       1999       1999       1999
                                                     --------   --------   ---------   --------   --------   --------   ---------
                                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Service revenues.................................   $  31     $    27      $  86     $    94    $   156    $   251    $    312
  Advertising revenues.............................      --          --         --          20        123        175         268
                                                      -----     -------      -----     -------    -------    -------    --------
    Total revenues.................................      31          27         86         114        279        426         580
                                                      -----     -------      -----     -------    -------    -------    --------
Cost of revenues:
  Cost of service revenues.........................     155         155        207         250        192        261         638
  Cost of advertising revenues.....................      --          --         --          49         61         88         158
                                                      -----     -------      -----     -------    -------    -------    --------
    Total cost of revenues.........................     155         155        207         299        253        349         796
                                                      -----     -------      -----     -------    -------    -------    --------
Gross profit (loss)................................    (124)       (128)      (121)       (185)        26         77        (216)

Operating expenses:
  Sales and marketing..............................     266         413        323         667      1,745      3,748       8,870
  Product development..............................      43         229        116         116        146        120         151
  General and administrative.......................     181         200        284         477        297        475         719
  Stock-based compensation.........................      --         109        117         100        466        909       1,460
                                                      -----     -------      -----     -------    -------    -------    --------
    Total operating expenses.......................     490         951        840       1,360      2,654      5,252      11,200
                                                      -----     -------      -----     -------    -------    -------    --------
Loss from operations...............................    (614)     (1,079)      (961)     (1,545)    (2,628)    (5,175)    (11,416)
Interest and other income (expense), net...........      (3)         41         30          16          2        184         138
                                                      -----     -------      -----     -------    -------    -------    --------
  Net loss.........................................   $(617)    $(1,038)     $(931)    $(1,529)   $(2,626)   $(4,991)   $(11,278)
                                                      =====     =======      =====     =======    =======    =======    ========

    Our revenues increased sequentially each quarter after the second quarter of 1998. Sales and marketing, product development and general and administrative expenses increased steadily in each quarter presented, except for sales and marketing expenses in the second quarter of 1998, product development expenses in the second quarter of 1998 and first quarter of 1999, and general and administrative expenses in the fourth quarter of 1998. The increase in sales and marketing expenses in the second quarter of 1998 related to increased spending on marketing and advertising activities of $123,000. The increase in product development costs in the second quarter of 1998 related primarily to database expenses of approximately $125,000. The increase in product development expenses in the first quarter of 1999 related to an increase in consulting and other professional services expense of

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
$23,000. The increase in general and administrative expenses in the fourth quarter of 1998 related primarily to executive recruiting costs.

    Factors that could affect our quarterly operating results in the future include:

    - the number of new service providers we add to our network;

    - the amount of service fees we generate and our ability to collect this revenue;

    - the amount and timing of our operating expenses and capital expenditures;

    - the cost of commercial relationships;

    - the amount and timing of noncash stock-based compensation expenses;

    - costs and charges related to acquisitions of businesses or technologies;
      and

    - seasonality of home improvement projects.

    Our limited operating history and rapid growth make it difficult for us to assess the impact of seasonal factors on our business. However, because our business depends on the home improvement market, we expect that our revenues may be higher during the second and third quarters of each calendar year as homeowners commit to home improvement projects for the spring and summer months.

LIQUIDITY AND CAPITAL RESOURCES

    Our primary capital needs have been to fund our operating losses, prepay our large media purchases and make capital expenditures. From our inception on January 6, 1996 through September 30, 1999, we have financed our operations through private sales of our preferred and common stock aggregating approximately $44.5 million.

    Operating activities used cash of approximately $14.0 million in the first nine months of 1999. This amount resulted from a net loss of approximately
$15.9 million after adding back noncash stock-based compensation and other charges of approximately $3.0 million, offset by an approximately $1.9 million increase in net current liabilities, primarily increases in accounts payable and accrued liabilities. Net cash used in operating activities was $328,000 in 1996, approximately $1.2 million in 1997 and approximately $3.2 million in 1998, primarily to fund net losses of $359,000 in 1996, approximately $1.2 million in 1997 and approximately $4.1 million in 1998. In 1998, our net loss was partially offset by a $618,000 increase in accounts payable and accrued liabilities, and noncash stock-based compensation charges of $326,000.

    Investing activities used cash of $51,000, $85,000 and $273,000 in the years ended December 31, 1996, 1997 and 1998, respectively, substantially all of which was used to acquire property and equipment. Investing activities used cash of approximately $2.4 million in the first nine months in 1999. In addition to purchases of property and equipment, in the first nine months in 1999, investing activities included an acquisition, a loan to our president and chief executive officer and a lease security deposit. Financing activities generated cash of approximately $44.7 million from inception through September 30, 1999 including approximately $37.9 million in the first nine months of 1999, primarily consisting of net proceeds from the issuance of preferred and common stock.

    At September 30, 1999, we had approximately $23.1 million in cash and cash equivalents excluding restricted cash balances of $449,000 related to security deposits on our leases, approximately $20.6 million in working capital and no outstanding debt. In November and December 1999, we raised an additional approximately $35.0 million from the private sale of our preferred stock. At September 30, 1999, we had non-cancelable commitments aggregating approximately $4.6 million in minimum future lease payments consisting primarily of a seven-year lease for our administrative headquarters. We expect capital expenditures to increase commensurately with the growth of our employee base, expansion of our professional services infrastructure into local markets and, to a lesser extent, increased traffic to our Web sites and numbers of job submissions. Capital expenditures for the next 12 months are currently estimated to approximate $3-$4 million, with no current material commitments for capital expenditures.

    Our limited operating history and operating losses have limited our ability to obtain vendor credit or extended payment terms and bank financing on favorable terms; accordingly, we depend on our cash and cash equivalent balances to fund our operations.

    We expect to experience significant growth in our operating expenses for the foreseeable future. Accordingly, we currently anticipate that our operating expenses, primarily advertising and other marketing expenditures, and payroll and related costs will constitute a material use of future cash resources. We anticipate that our current cash and cash equivalent balances, together with expected net proceeds from this offering, will be adequate to meet our foreseeable working capital and operating expense requirements for at least the next twelve months. Thereafter, however, we may require additional funds to continue to execute our business plan and to support our ongoing capital expenditures, working capital and operating expense requirements or for other corporate purposes. We may seek to raise these additional funds through private or public debt or equity financings. Additional capital may not be available or, if available, may not be on terms we deem reasonable. Any future financings may be dilutive in ownership, preferences, rights or privileges to our stockholders.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. We do not currently hold any derivative instruments and do not engage in hedging activities. We will be required to adopt SFAS No. 133 for the year ending December 31, 2001. We expect the adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flow.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    Our exposure to market risk for changes in interest rates relates primarily to increases or decreases in the amount of interest income we can earn on our investment portfolio and on increases or decreases in the amount of interest expense we must pay with respect to any outstanding debt instruments. We had no debt instruments outstanding as of September 30, 1999. The risk associated with fluctuating interest expense is limited, however, to those debt instruments and credit facilities that are tied to market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities.

YEAR 2000 READINESS

    The "year 2000 issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

    We designed our services to be year 2000 compliant when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with or in the host machine, our services are year 2000 compliant. However, we have not exhaustively tested our services for year 2000 compliance. We respond to customer questions on a case-by-case basis.

    We have sought assurances from our vendors that licensed software is year 2000 compliant. To date, we have received assurances from most vendors through their Web sites as to their year 2000 compliance. Despite testing by us and current and potential customers, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with year 2000 date functions. Known or unknown errors or defects could result in delay or loss of revenues, diversion of development resources, damage to our reputation, increased service and warranty costs, or liability from our customers, any of which could harm our business.

    Some commentators have predicted significant litigation regarding year 2000 compliance issues, and we are aware of these lawsuits against software vendors. Because of the unprecedented nature of this litigation, it is uncertain whether or to what extent we may be affected by it. Congress recently passed a law that is intended to limit liability for some failures to achieve year 2000 compliance. There can be no assurance that this bill will provide us with any protection.

    We have initiated an assessment of our material internal information technology systems, including both our own software products and third-party software and hardware technology. We are in the process of assessing our non-information technology systems. We expect to complete our assessment and testing and perform any needed remediation of these systems in late December 1999. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from these vendors that their systems are year 2000 compliant. We are not currently aware of any material operational issues or costs associated with preparing our internal information technology and non-information technology systems for the year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems.

    We do not currently have any information concerning the year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve year 2000 compliance. If our customers are not year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case, year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for or delay purchases of our product and services. As a result, our business could be harmed.

    We have funded our year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material. We will incur additional costs related to the year 2000 plan for administrative personnel, outside contractor assistance, technical support, engineering and customer satisfaction. In addition, we may experience material problems and costs with year 2000 compliance that could harm our business.

    We do not have a contingency plan to address situations that may result if our critical operations are not year 2000 ready, and we do not anticipate the need to do so. Finally, we are also subject to external forces that might generally affect industry and commerce, including utility or transportation company year 2000 compliance failure interruptions.

    Year 2000 issues affecting our business, if not adequately addressed by us, our third party vendors or suppliers or our customers, could have a number of "worst case" consequences. These include:

    - claims from our customers asserting liability, including liability for breach of warranties related to the failure of our product and services to function properly, and any resulting settlements or judgments; and

    - our inability to manage our own business.

                                    BUSINESS

OVERVIEW

    We are a leading source on the Internet for home improvement information and services. Through our ImproveNet.com and ImproveNetPro.com Web sites, matching services and targeted advertising, we are creating a national marketplace for home improvement products and services in which homeowners, service providers and suppliers of home improvement products benefit from an organized and efficient online flow of information and communication.

    We generate quality job leads for service providers from highly interested homeowners within their geographic area using our proprietary matching service. We have processed approximately 123,000 job submissions, in total, and have processed job submissions valued at approximately $3.4 billion, in total, since our national launch in August 1997. We have designed our services to deliver a satisfying home improvement experience to homeowners and assist them through the four phases of the home improvement process: dream and design, plan and budget, hire and build and fix and maintain. We generate revenues from three sources:

    - service providers pay us lead fees and win fees for our matching service;

    - suppliers of home improvement products and services as well as other advertisers purchase advertising space on our Web site; and

    - homeowners pay us fees, which to date have not been significant, for our premium home improvement services.

INDUSTRY BACKGROUND

THE HOME IMPROVEMENT INDUSTRY

    The home improvement industry is large and fragmented. According to the United States Department of Commerce, total expenditures for residential home improvements for 1998 were $120.7 billion. According to the United States Census Bureau, there are currently 70.5 million owner-occupied homes out of a total of 120 million housing units.

    The participants in the home improvement industry can be grouped into three categories: homeowners, service providers and suppliers of home improvement products. These participants face distinct challenges in meeting their individual objectives.

    HOMEOWNERS

    The appearance, care, maintenance and general working condition of a home is highly important to a homeowner. Maintaining and improving the home involve an ongoing financial and emotional investment in the homeowner's core asset. To manage a home improvement project, a homeowner needs to design the project, find service providers, establish a budget for the project and guide it to its completion. To a large extent, homeowners currently must rely upon word-of-mouth recommendations, Yellow Pages and local newspaper advertisements, and magazines and books to accomplish these tasks. None of these resources provides immediate, objective, reliable and customized information. As a result, homeowners are generally poorly informed and uncertain about how best to identify and locate a reputable, experienced and competitively priced service provider and to design and budget for their projects. Further, homeowners seldom have the time to manage their home improvement projects or have access to an experienced home improvement advisor. Because of all these factors, they often pay a high emotional and financial cost to complete a home improvement project and are not always satisfied with the results.

    SERVICE PROVIDERS

    Based upon a compilation of industry sources, we believe there are up to 900,000 service providers in the United States. The home improvement industry is characterized by a high rate of turnover among local contractors. These service providers have few channels to communicate effectively with homeowners or with one another. There is neither an industry-wide certification based on work quality nor a code of conduct and ethics for contractors as there is for architects and designers. As a result, reputable contractors are often unable to differentiate themselves based on reliability, adequate capitalization and areas of specialization. Service providers currently rely on word-of-mouth recommendations, the Yellow Pages and other traditional mass media advertising that require them to pay upfront fixed costs. Therefore, service providers must allocate significant time, money and energy to qualifying and verifying the leads they receive. Typically, small independent contractors experience difficulty in predicting lead flow, managing staffing and working capital requirements and, most importantly, systematically building a stable business.

    SUPPLIERS OF HOME IMPROVEMENT PRODUCTS

    According to REMODELING'S 1998-1999 Buyers Guide, there are approximately 3,000 suppliers of home improvement products in the United States. Although there are some well-known brand names supplying a wide array of home improvement products, the broader industry is comprised of local and regional firms with limited means to distribute and market their products effectively to homeowners. According to ADVERTISING AGE, approximately $950 million was spent in 1998 on advertising in the home improvement industry. Currently, the majority of supplier advertising dollars is spent on co-marketing and co-branding advertising and print and broadcast advertising. These traditional media lack a centralized database of information that can be searched based on specified terms, and the ability to conduct two-way communications. Although suppliers have often used traditional media effectively to build brand recognition, they have difficulty using traditional media to target homeowners who are in the process of making time-critical purchasing decisions regarding home improvement products.

THE INTERNET HOME IMPROVEMENT OPPORTUNITY

    The Internet has fundamentally changed the way that individuals and businesses communicate, obtain information, advertise, purchase goods and services and transact business. International Data Corporation estimates that the number of Internet users will grow to 177.0 million in the United States by the end of 2003 and projects that commerce revenue on the Internet in the United States will increase from approximately $37.2 billion in 1998 to $707.9 billion in 2003. Forrester Research projects that advertising spending on the Internet in the United States will exceed $2.8 billion in 1999 and grow to more than $17.2 billion by 2003.

    We believe that an opportunity exists for an online home improvement marketplace that provides a central repository of information for the benefit of homeowners, service providers and suppliers. This marketplace would enable homeowners to access design and planning tools, find service providers and obtain other project management services. This marketplace would also enable service providers to access job leads, differentiate themselves from competitors and communicate with fellow professionals. Finally, this marketplace would enable suppliers to market their products to a targeted audience of homeowners at the time they are making time-critical purchasing decisions.

THE IMPROVENET SOLUTION

    We are a leading source on the Internet of home improvement information and services. We aggregate and organize information and design tools for homeowners, generate job leads for service providers and provide home improvement project information to suppliers. We independently screen and monitor contractors, designers and architects nationwide to ensure that our homeowners' qualified job leads are matched with pre-screened service providers. We offer suppliers coordinated advertising to homeowners and service providers while they are making home improvement purchasing decisions. Through our Web sites, matching and advisory services and targeted advertising, we are creating a national online marketplace for home improvement information and services.

    Our solution offers the following benefits:

    FOR HOMEOWNERS:

    - ACCESS TO QUALITY SERVICE PROVIDERS. We believe our network of service providers includes the leaders in quality and service in each of our local markets. Our screening criteria include credit and legal history, contractor licensing information, possession of appropriate insurance and recommendations by customers and other service providers. By creating a national database of screened service providers, we improve the likelihood that homeowners who contact us will hire a qualified, experienced and reputable service provider.

    - COST-EFFECTIVE AND CONVENIENT SERVICES. For projects greater than $500, our matching process solicits between two and four service providers on behalf of homeowners who might otherwise settle for a single bid, creating a competitive marketplace for their home improvement project. Our goal is to have interested service providers contact the homeowner directly to discuss the job in detail within 48 hours of when we solicit bids. In addition, we offer homeowners the ability to search for home improvement services and to manage their current projects from home or work 24 hours a day, seven days a week. We assign a personal project advisor to each home improvement project who is available to guide and advise the homeowner and the selected service provider throughout the project.

    - ONLINE PROJECT ASSISTANCE. We believe our array of online services, including our product showcase, our design gallery and our planning and estimating tools, provides answers to homeowners' diverse questions and needs regarding home improvement and repairs. Our Web site allows each homeowner to generate ideas from the product showcase and design gallery and access the personal project folder, an archive of previous project ideas and communications. For an additional fee, we can provide premium services such as screening non-ImproveNet service providers and conducting advocacy reviews of project contracts.

    FOR SERVICE PROVIDERS:

    - QUALITY JOB LEADS. Service providers who receive leads through our proprietary matching service benefit from a process designed to ensure that the homeowner's interest is real and the potential project is correctly characterized and meets the service provider's preferences and expertise. In the future, we intend to communicate job leads in near real-time to the appropriate service providers through ImproveNetPro.com.

    - COMPETITIVE DIFFERENTIATION. We believe service providers can differentiate themselves from their competitors by successfully completing our proprietary screening process and joining our network. Approximately one-third of the service providers who we have identified, and roughly 50% of those we have screened have met our selection standards of professionalism and reliability. Furthermore, through our SmartLeads program, service providers in our network are able to gain efficient and timely access to the most recent product information available. In addition, service providers often gain access to special product discounts not available to their competitors.

    - BUSINESS AND FINANCIAL EFFICIENCIES. Service providers who participate in our matching service pay only for job leads that they accept and for jobs that they win, allowing them to reduce their upfront marketing costs. New job leads from our matching service supplement the flow of work that contractors, architects and designers receive from their traditional sources, which allows them to plan and operate their businesses more efficiently.

    FOR SUPPLIERS OF HOME IMPROVEMENT PRODUCTS:

    - TARGETED ADVERTISING TO HOMEOWNERS. ImproveNet.com is designed to attract visitors who are focused on remodeling, repairing and maintaining their homes. We believe that this audience is a valuable target for suppliers of home improvement products and services. Banners, buttons and other forms of advertising allow these suppliers to target their message more efficiently and cost-effectively to a highly responsive and focused audience. Moreover, through our SmartLeads program, suppliers are able to reach registered users through direct email messages.

    - TARGETED ADVERTISING TO SERVICE PROVIDERS. Through our SmartLeads program, we offer our suppliers the opportunity to run highly targeted promotions to our network of service providers based on detailed attributes including project type, cost, timing and location. This focused advertising offers suppliers an effective method of selling entire lines and specific products to highly interested service providers at the time of purchase.

    - CO-BRANDED WEB SITES. We offer suppliers the opportunity to place our content and services on their own Web sites or link to co-branded Web sites, without having to expend development time or resources. These co-branded Web sites allow suppliers to offer our content and services to their customers. In many of these arrangements, the suppliers may share in the revenues from jobs referred through their site or the co-branded Web site.

THE IMPROVENET STRATEGY

    Our strategy is to become America's home improvement resource on the Internet. The key elements of our strategy are:

    DELIVERING A SATISFYING HOME IMPROVEMENT EXPERIENCE FOR HOMEOWNERS, SERVICE PROVIDERS AND SUPPLIERS. The core of our strategy is to make it easy for homeowners, service providers and suppliers to work together on a home improvement project. We believe that achieving this goal will improve the perception of the home improvement industry in general and improve the level of professionalism and reliability among service providers, in particular. The independence of our matching service allows us to maintain a neutral role in the home improvement process. In addition, our focus on quick and easy access to information, improved project and market efficiencies and the creation of a central marketplace for home improvement products and services allows us to change the current approach and execution of a home improvement project.

    Our online and offline services, including our Web sites, personal advisory service and SmartLeads program, provide increased communication between all parties to a home improvement project and create new efficiencies for the project itself. Access to this marketplace allows service providers in our network to increase their own business and financial efficiencies and differentiate themselves from their competitors. Similarly, this access allows suppliers to market their home improvement products and services within a cost effective advertising medium. We believe that the execution of our ongoing strategy requires us to:

    - expand and strengthen the pool of high quality information and content on our Web sites;

    - expand and strengthen our network of qualified and interested service providers;

    - improve our personal assistance to homeowners through our advisory services;

    - strengthen our communication with our network of service providers through ImproveNetPro.com and an enhanced, highly knowledgeable team of local service personnel; and

    - strengthen our relationships with suppliers through enhanced co-branded opportunities and highly targeted advertising products such as our SmartLeads program.

    INCREASE THE NUMBER OF JOBS SUBMITTED TO US AND THE PERCENTAGE OF JOBS WON BY SERVICE PROVIDERS IN OUR NETWORK. We define our win rate as the number of jobs won by service providers in our network divided by the total number of jobs that we submit to our network on behalf of homeowners. We intend to continue to increase our number of jobs and our job win rate by:

    - extending the breadth and depth of our content to create better quality jobs;

    - increasing participation of interested, responsive high-quality service providers;

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
    - building a local presence in major markets to work with our service providers; and

    - developing tracking systems and procedures to identify wins that are not reported to us by either the service provider or the homeowner.

    We have invested heavily in the development of content design tools and services and have refined our submission process to increase the quality of the homeowner experience and the quality and number of jobs submitted. We intend to use the service provider databases from suppliers of home improvement products to augment our service provider base. Our locally based professional services group recruits service providers, monitors their interest and participation and oversees their performance. We have embarked on an aggressive hiring program to expand our professional services group with a goal of increasing our local presence within the service provider community to 70 major population areas by the end of 2000.

    CREATE NEW COMMERCIAL RELATIONSHIPS AND EXPAND EXISTING ONES WITH SUPPLIERS OF HOME IMPROVEMENT PRODUCTS AND SERVICES AND RELATED HOME SERVICES. Our recently-formed commercial relationships with Armstrong Worldwide Industries, Cendant Corporation, The Dow Chemical Company, E.I. du Pont de Nemours and Company, General Electric Company, Microsoft Corporation and Owens Corning have provided these national suppliers of home improvement products and services with a new advertising and marketing opportunity with the following benefits:

    - highly targeted, cost-efficient advertising to service providers and homeowners;

    - an immediate and enhanced Internet presence in the home improvement market; and

    - a focused Internet strategy including co-branding relationships and shared content.

    In turn, we realize the following benefits from these commercial relationships:

    - access to supplier's databases and co-branding opportunities;

    - assistance in attracting homeowners to ImproveNet.com;

    - increased number of job submissions, leads and wins;

    - assistance in building stronger relationships with our network of service providers; and

    - additional highly targeted, fully developed content for our Web sites.

    Based on the initial financial and strategic success of our existing commercial relationships, we are aggressively pursuing additional recognized leaders in various categories of home improvement products and services. Specifically, we plan to target providers of related home services such as real estate brokers and homeowner finance and insurance companies and have entered into relationships with Cendant's Complete Home, Intuit, Inc.'s Quicken.com and Microsoft's Home Advisor.

    CONTINUE TO BUILD THE IMPROVENET BRAND. To enhance public awareness of our home improvement services, we are implementing a brand development program using mass market and targeted advertising, direct mail, word-of-mouth, promotions and public relations. Existing and future commercial relationships with recognized and trusted home improvement brands provide us with new opportunities to promote our brand through promotions and co-branding initiatives such as Powered by ImproveNet. In addition, these relationships provide us with the opportunity to utilize the consumer sales and marketing infrastructure, expertise and consumer information of these organizations which we could not otherwise access or afford in our normal course of business. We are also focused on systematically extending relationships with high traffic Web sites. We believe in focusing our advertising and promotions on homeowners during the home improvement planning cycle, the time when we believe homeowners and service providers are most receptive to brand association.

PRODUCTS AND SERVICES

    We offer several products and services including ImproveNet.com, our matching services, ImproveNetPro.com, SmartLeads and Powered by ImproveNet co-branded services.

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
This space will contain two graphics.
The first graphic depicts ImproveNet's relationship to its three principal constituents: homeowners, service providers and suppliers.

The second graphic depicts the ImproveNet matching process from job submission to job completion.

    IMPROVENET.COM

    Our consumer Web site, ImproveNet.com, enables homeowners to browse, free of charge, our 30,000 pages of ideas for use in their home improvement projects and to use our project tools to help them better understand their home improvement project. Our design gallery on ImproveNet.com features color images of the work of leading architects and designers. For most designs, we provide images, comments from both the designer and our editors and a detailed list of products used in the design. Our product showcase on ImproveNet.com contains images of a full range of more than 5,000 distinct home improvement products and includes brands such as Armstrong, DuPont, General Electric, Owens Corning, Price-Pfister and Masco's Kraft Maid and Merrillat.

    We recently introduced our kitchen estimator, the first product in our project estimator service, which is designed to assist homeowners through the planning and budgeting stage of the home improvement process. This is an interactive application that allows homeowners to calculate prices for a project based on parameters such as physical dimensions, styles and the homeowner's zip code.

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
    Homeowners can register as members, without charge, which entitles them access to additional products and services. As part of the on-site registration process, we create a customized interface for each registered member, known as the personal project folder. The personal project folder permanently stores all information related to that homeowner's project and allows us to present custom-tailored information to that homeowner. Homeowners can store ideas they get from our design gallery, product showcase and product estimator, in addition to their own thoughts, as they plan and design their home improvement project. In addition, we offer premium services to homeowners for a fee. Our premium services include screening non-ImproveNet service providers and conducting advocacy reviews of project contracts.

    Our Web site gives homeowners access to a community of fellow Web site visitors and to service providers and industry professionals who can respond to home improvement questions. Visitors may read the more than 6,000 postings currently on our message boards, and registered members may join in the discussions or post a new question. This feature gives homeowners who are now in the home improvement process a friendly environment in which to educate themselves further and to reduce their anxiety related to home improvement.

    Guiding homeowners through every stage of the home improvement process is central to our strategy of imparting information and personal assistance. Our project advisors are available to guide and advise the homeowner throughout the job. By personalizing both our Web site and our interactive communications to homeowners, we provide homeowners a user-friendly and highly productive environment in which to manage their projects. Furthermore, we believe that this personalization increases the likelihood that homeowners will return to us for all their home improvement needs.

    IMPROVENET'S MATCHING SERVICES

    We offer homeowners the opportunity to submit to us a home improvement job that we match with contractors, architects or designers who want to bid on the job. We currently match approximately half of the jobs submitted to us with interested service providers. Homeowners who are starting a home improvement project begin the process by clicking on our homepage links to "Find a Contractor" or "Find a Designer" and are then asked to complete a detailed project request form that specifies the type of job the homeowner desires. Based on the homeowner's project description, the homeowner's job request is then categorized by size as follows:

    - a large project, greater than $5,000 in value;

    - a small project, between $5,000 and $500 in value; and

    - a micro project, less than $500 in value.

    Once a fully qualified job has been submitted to us, we assign a project advisor to guide the homeowner through the entire home improvement process. We also notify the homeowner immediately that we will begin our search to match their project with potential service providers interested in bidding on the project. Our proprietary matching service uses the homeowner's project description to select the ImproveNet service providers in the homeowner's geographic area who do the type of work required. We then contact those service providers by fax or on ImproveNetPro.com. The interested service providers who first contact us get the opportunity to bid on the project. We currently allow up to four service providers to bid on a large project, up to two service providers on a small project and one service provider on a micro project. We then forward the selected names to the homeowner via e-mail. The service providers who we refer to the homeowner pay us a fee for the job lead or referral.

    Service providers contact the homeowner directly by telephone to discuss the job in detail, ideally within 48 hours of our e-mail. If a job does not receive a bid within 48 hours of submission, the project advisor works on behalf of the homeowner to locate available and interested service providers. The project advisor sends a series of messages to the homeowner that provide project management advice, offer premium services and market supplier product offerings. The homeowner is free to contact his or her project advisor as many times as needed. Following the completion of the project, we solicit a quality-assurance survey to determine the outcome of the matching process and the level of homeowner satisfaction. We invoice service providers for a win fee based on a predetermined percentage of the job's value for every job they win through our matching service. These win fees range from 1% to 10% of the estimated cost of the job, up to a maximum of $995 per job. We ask our service providers not to charge the win fee in the bid quote to the homeowner. We currently collect our win fees directly from service providers once the service provider or the homeowner informs us that the homeowner has hired a service provider through our matching service.

    IMPROVENETPRO.COM

    Our recently introduced commercial Web site, ImproveNetPro.com, provides new or enhanced services to our service providers. ImproveNetPro.com allows us to communicate in near real-time with participating service providers who are online. ImproveNetPro.com provides our contractors, architects and designers with immediate access to new job postings. Once a service provider enters the password-protected section of ImproveNetPro.com, he or she is immediately presented with the status of new jobs available to the service provider that match their location, preferences and expertise. We believe that ImproveNetPro.com will assist us to enhance the loyalty of our contractors, architects and designers.

    SMARTLEADS

    In the course of helping homeowners manage home improvement projects, we obtain timely and specific information from them regarding the nature of their home improvement projects. With SmartLeads, we offer our suppliers of home improvement products the opportunity to send direct e-mail messages about their products to registered users who are making purchasing decisions during the home improvement process. We charge suppliers a fee for each message sent. We believe this is a targeted and cost-effective means for suppliers to reach homeowners and service providers near the time of purchase.

    POWERED BY IMPROVENET

    We provide a customized product superimposing ImproveNet.com content including our matching services on third-party Web sites so that the content looks like the third party's own content but is Powered by ImproveNet. This customized product allows our logo and our products and services to be placed across a broad spectrum of third-party Web sites related to home improvement, from online versions of traditional media properties to Web sites related to manufacturing, finance, real estate and local and regional guides. If a customer of these third parties uses our matching services, we pay the supplier a portion of any service revenue from that match.

SALES AND MARKETING

    We believe that building awareness of the ImproveNet brand is critical to our effort to be the leading home improvement destination on the Internet. Our primary means of increasing the number of homeowners who visit ImproveNet.com and building a broad-based awareness of our brand among homeowners has been through online advertising arrangements. We have entered into these arrangements, which are generally one year in length or cancelable with reasonable notice that obligate us to pay a fixed monthly fee, with:

    - frequently visited portals, such as AltaVista, America Online, Excite@Home, Lycos, Quicken.com and Yahoo!; and

    - Web sites related to home improvements, such as Better Homes and Garden, This Old House, and Microsoft HomeAdvisor.

    In addition, starting in the second half of 1999, we began supplementing our online advertising with offline advertising in Yellow Pages, printed-based media and national radio and through customary public relations initiatives. We have faced and will continue to face increased renewal charges for our advertising arrangements.

    Our partnership services group focuses on creating commercial relationships with companies serving the home improvement industry, including suppliers of home improvement products and related services. Since August 1999, we have sold these companies advertising including a continuous presence on our Web sites for a fixed annual fee. To date, we have entered into relationships with third parties including Armstrong, Cendant, Dow Chemical, DuPont, General Electric and Owens Corning.

    Our professional services group also focuses on adding new service providers to our network and decreasing turnover of active service providers in our network. We believe that a local professional services presence will allow us to build and maintain a strong network of service providers in each geographic area that is responsive to our job leads. As of September 30, 1999, we had 40 local professional advisors on our professional services team.

    Our five largest advertisers in the first nine months of 1999 have been Armstrong, General Electric, Masco's Merrillat, Owens Corning and Whirlpool. No single advertiser accounted for more than 10% of our total revenues for any period.

PRODUCT DEVELOPMENT

    We seek to maintain and advance our market position by continually enhancing the performance of our Web sites and expanding the features that we offer homeowners, service providers and suppliers. We expect that enhancements to our Web sites and services will come from both internally and externally developed technologies.

    Our new product development ideas are stimulated by input from our bulletin boards, commercial relationships, market surveys and market focus groups. Our current development efforts focus primarily on identifying, designing and building proprietary products, features and systems to manage the collection and organization of information for homeowners, our network of service providers and suppliers of home improvement products. Additionally, our product development group is responsible for the ongoing activities related to development of content for our Web sites and the ability of our systems to handle larger numbers of visitors, more available pages and our Powered by ImproveNet interfaces. Future delays or unforeseen problems in these development efforts could delay the introduction of new products, services or features on our Web sites.

TECHNOLOGY INFRASTRUCTURE

    Our Web sites are designed to provide fast, reliable, high quality access to our online services. Our hardware and software systems must assimilate and process large volumes of visitor traffic and store, process and disseminate large amounts of user data, and process interactive applications.

    We have implemented a broad array of site management, customer interaction and processing systems using our own proprietary technologies and, where appropriate, commercially available licensed technologies. Our systems use Windows NT and are designed for a high level of automation and performance. We have redundant power supplies, fail-over machines and fully clustered databases and Web servers to optimize up-time and user experience. We monitor our network and machines 24 hours a day for reliability.

    Our Web sites are operated using Microsoft tools supplemented by ImproveNet-specific enhancements and tools to support rapid database/Web application development. Our ability to successfully receive homeowner job submissions online, provide high-quality homeowner service, and serve a high volume of advertisements largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our Web sites and databases are hosted by

Exodus Communications in Santa Clara, California. All of our computer, communications systems and database back-ups are located in our administrative headquarters in Redwood City. Spikes in visitor traffic and user demand can affect expected performance of our Web sites and could cause outages. Since we have been keeping logs on our Web sites, our ImproveNet.com Web site has been unintentionally interrupted for periods ranging from two minutes to one hour, except that on one occasion, some users experienced interruptions in part of our service for a period of 48 hours. We have had no interruptions or outages of our ImproveNetPro.com Web site since its inception in December 1999.

COMPETITION

    We believe that the critical competitive factors in the online home improvement industry include:

    - the number of visitors to the Web sites, the number of home improvement jobs submitted by those visitors, the time spent by those visitors at those Web sites and the resultant loyalty created among those visitors, the degree to which Web site content and loyalty create allegiance to the service provider referral service at the Web site, and, ultimately, the ability to generate repeat customers;

    - the ability to recruit and retain a network of quality service providers that have broad trade and geographical coverage so that a large number of jobs can be matched with service providers;

    - the ability to maintain loyalty of service providers and capture their capacity for jobs; and

    - the ability to generate significant traffic from online homeowners and qualify their projects so that they can be efficiently handled by service providers and so that suppliers can effectively market to them.

    We believe that our ability to compete depends on many different factors, both within and outside our control, including:

    - the geographical coverage and completeness of our network of service providers and the performance of the service providers referred from that network;

    - the strength of our commercial relationships with suppliers of home improvement products and services and their interest in entering similar relationships with our competitors;

    - the quality of our Web site content and the tools offered to both homeowners and service providers; and

    - the effectiveness of our marketing strategy and its impact on the number of high quality home improvement projects we are able to generate from visits to our Web site and through other means.

    Our current competitors include:

    - LOCAL, PRIMARILY PHONE-BASED, CONTRACTOR REFERRAL BUSINESSES. These are generally small operations that take phone requests from homeowners that they attract through Yellow Page advertising or direct marketing initiatives and that refer projects to contractors with whom they often have a personal relationship.

    - ONLINE REFERRAL COMPANIES. Some of our competitors such as Wisen.com, iMandi, iCastle, therepairnet, HomesSpud and Our House offer a publicly accessible online database and other companies such as Handyman Online, BidExpress, and Contractor.com have matching services but do not have national coverage. Remodel.com, which was recently launched by HomeStore.com, also offers a matching service.

    - SUPPLIERS OF HOME IMPROVEMENT PRODUCTS. We expect the number of our competitors to increase in the future. For example, retailers of home improvement products such as The Home Depot, Lowe's and Sears Roebuck & Co. could develop competing home improvement Web sites.

    In addition, parties with which we have commercial relationships and other suppliers of home improvement products could choose to develop their own Internet strategies or competing home improvement Web sites. Many of our existing and potential competitors have longer operating histories, greater name recognition, larger homeowner bases and significantly greater financial, technical and marketing resources than we do. We believe that we and any competitor seeking to establish home improvement services on the Internet confront significant challenges, including the need to:

    - cost-effectively build a comprehensive network of service providers;

    - possess an effective process for handling a large volume of homeowner requests and delivering a high level of customer service;

    - develop and offer project modeling tools;

    - develop a communication channel between homeowners and service providers; and

    - develop relationships or alliances with suppliers of home improvement products and services that have strong brand names and databases of service providers.

GOVERNMENT REGULATION

    Our business is subject to rapidly changing laws and regulations. Although our operations are currently based in California, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. The following are some of the evolving areas of law that are relevant to our business:

    - PRIVACY LAW. Current and proposed federal, state and foreign privacy regulations and other laws restricting the collection, use and disclosure of personal information could limit our ability to leverage our databases to generate revenues.

    - SALES AND USE TAX. We do not currently collect sales, use or other taxes on the sale of goods and services on our Web sites other than on sales in states where we have a physical presence. However, states or foreign jurisdictions may seek to impose tax collection obligations on companies like us that engage in online commerce. If they do, these obligations could limit the growth of electronic commerce in general and limit our ability to profit from the sale of goods and services over the Internet.

    - BUILDING REQUIREMENTS. The activities of our service providers are subject to various federal, state and local laws, regulations and ordinances relating to, among other things, the licensing of home improvement contractors, OSHA standards, building and zoning regulations and environmental laws and regulations relating to the disposal of demolition debris and other solid wastes. In addition, many jurisdictions require the service provider to obtain a building permit for each home improvement project.

    Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

INTELLECTUAL PROPERTY RIGHTS

    Our success is dependent upon our ability to develop and protect our proprietary technology and intellectual proprietary rights. We rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright and trademark laws to accomplish these goals.

    In addition, we seek to avoid disclosure of our trade secrets by requiring employees, customers and others with access to our proprietary information to execute confidentiality agreements. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws.

    Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our product or to obtain and use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Use by others of our proprietary rights could materially harm our business. Furthermore, policing the authorized use of our product is difficult and expensive litigation may be necessary in the future to enforce our intellectual property rights.

    It is also possible that third parties will claim that we have infringed their current or future products. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business would be harmed.

FACILITIES

    Our principal administrative offices and systems operations are located in Redwood City, California in approximately 16,200 square feet of office space under a lease that expires in 2006. We also lease approximately 5,300 square feet of office space in Redwood City, California under a lease that expires in 2002. We operate our project services activities out of approximately 8,000 square feet of office space in Ft. Lauderdale, Florida under a lease that expires in 2004. In addition, we have entered into leases for regional professional support offices in Irving, Texas and Livonia, Michigan. We expect to enter into new leases for office space for additional professional support offices in six other regions generally on the same terms and conditions as our current regional office leases. We also anticipate opening an office in the western United States for our project advisor group. We believe our current office space including the contemplated lease of the six regional support offices and our project advisor office is adequate of our current operations and that additional office space, if required, can be readily obtained.

EMPLOYEES

    As of September 30, 1999, we had 127 employees, including 18 in sales and marketing, 42 in project services, 40 in professional services, 18 in product development and technology, and 9 in general administration. We consider our relations with our employees to be good. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We believe that our future success will depend in part on our continued ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of our senior management and key technical personnel. Competition for qualified personnel in our industry and geographical location is intense, and we cannot assure you that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future.

LEGAL PROCEEDINGS

    From time to time, we may be involved in litigation relating to claims arising out of our operations. As of the date of this prospectus, we are not engaged in any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information about our directors and executive officers as of December 14, 1999:

NAME                                                  AGE                              POSITION
----                                        -----------------------   ------------------------------------------
Ronald B. Cooper..........................            45              President, Chief Executive Officer and
                                                                        Director
Dennis R. Galloway........................            52              Senior Vice President, Partnership
                                                                      Services
Don Gaspar................................            36              Senior Vice President, Engineering and
                                                                        Development, and Chief Technology
                                                                        Officer
William A. Phillips, Jr...................            41              Senior Vice President, Professional
                                                                      Services
Richard G. Reece..........................            51              Senior Vice President and Chief Financial
                                                                        Officer
Richard A. Roof...........................            46              Senior Vice President, Project Services
William E. Crosby.........................            43              Vice President, Editorial and Product
                                                                        Development
Sonia Solanki.............................            35              Vice President, Human Resources
Robert L. Stevens.........................            52              Chairman of the Board of Directors
Andrew Anker(1)...........................            34              Director
Domenico Cecere(2)........................            50              Director
Stuart Gannes(2)..........................            50              Director
Brian Graff(2)............................            34              Director
Garrett Gruener(1)........................            45              Director
Alex Knight(1)............................            35              Director

------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

    RONALD B. COOPER has served as our president and chief executive officer since March 1999. From July 1996 to March 1999, Mr. Cooper was president of Price Pfister, Black and Decker's plumbing products division. From August 1992 to July 1996, Mr. Cooper was president of three other Black and Decker divisions: Power Tool Accessories, PRC Realty Systems and PRC Commercial Systems Group.

    DENNIS R. GALLOWAY has served as our senior vice president, partnership services since November 1999. From July 1999 to November 1999, Mr. Galloway was our senior vice president, professional services. From February 1996 to June 1999, Mr. Galloway owned Galloway Consulting, an Internet consulting firm. From February 1994 to January 1996, he was president and chief executive officer of DialOne, a national network of franchised home services contractors.

    DON GASPAR has served as our senior vice president, engineering and development and chief technology officer since September 1999. From June 1997 to September 1999, he was vice president of engineering and chief technology officer at TelePost, an internet telecommunications company. From March 1995 to June 1997, he was the sole owner of Gigantor Software Development, Inc., a consulting company, and he is currently Chairman of the Board of that company. From April 1994 to March 1995, he was project leader and manager of engineering at Netcom, an online services company.

    WILLIAM A. PHILLIPS, JR. has served as our senior vice president, professional services since October 1999. From May 1995 to October 1999, Mr. Phillips was a vice president at Price Pfister. From December 1994 to May 1995, he was vice president of sales at DAP, Inc., a caulk and sealant manufacturer.

    RICHARD G. REECE has served as our senior vice president and chief financial officer since September 1999. From April 1996 to September 1999, Mr. Reece was the vice president and chief financial officer of Diamond Home Services, Inc., a home improvement products and services company. From August 1994 to April 1996, Mr. Reece was vice president and chief financial officer of Globe Building Materials, Inc., a manufacturer and distributor of roofing products.

    RICHARD A. ROOF has served as our senior vice president, project services since May 1999. From September 1998 to May 1999, Mr. Roof was senior vice president of operations at QEP/Roberts, a manufacturer of home improvement tools. From June 1997 to June 1998, he was senior vice president of operations at Continental Datagraphics, a technical data management and publishing company. From 1981 to June 1997, Mr. Roof served in a variety of positions, most recently senior vice president of operations, at Interealty Corp/PRC Realty Systems, a supplier of information systems to the real estate industry.

    WILLIAM E. CROSBY has served as our vice president, editorial and product development since June 1997. From September 1977, to August 1996, Mr. Crosby served in a variety of positions at Sunset Magazine, most recently senior writer.

    SONIA SOLANKI has served as our vice president, human resources since July 1999. From May 1996 to January 1999, Ms. Solanki was a human resources manager and from January 1999, to July 1999, she was a director of product development at Price Pfister. From January 1995 to January 1996, she was a human resources team leader at Colgate-Palmolive's Pet Nutrition division.

    ROBERT L. STEVENS is one of our co-founders and has served as chairman of the board of directors since January 1996. Mr. Stevens served as our president and chief executive officer from January 1996 to March 1999. From January 1990 to April 1995, Mr. Stevens was president and chief executive officer of MagicQuest, Inc., an educational software company.

    ANDREW ANKER has served as a director of ImproveNet since March 1999. Mr. Anker has been at August Capital, a venture capital company, since April 1998 and has been a partner since March 1999. From 1994 to February 1998, Mr. Anker served as chief executive officer of Wired Digital, Inc., an Internet-based news and media company.

    STUART GANNES has served as a director of ImproveNet since August 1997.
Mr. Gannes has been employed as vice president, internet applications organization for AT&T Corp., a telecommunications company, since January 1998. From June 1992 to July 1997, he was chief executive officer of Books That Work, a consumer software company.

    BRIAN GRAFF has served as a director of ImproveNet since September 1999.
Mr. Graff has been a vice president of GE Capital Equity, Inc., a financial subsidiary of General Electric, since August 1997. From September 1995 to August 1997, he was a director of corporate development of Automatic Data Processing, Inc., an information processing company. From August 1992 to September 1995, he was a senior associate of corporate finance at Coopers & Lybrand, a public accounting firm.

    GARRETT GRUENER has served as a director of ImproveNet since March 1997. Mr. Gruener has been a general partner of Alta Partners, a venture capital company, since 1996. Since 1992, Mr. Gruener has been a partner at Burr, Egan, Deleage & Co., a venture capital company. Mr. Gruener is on the board of directors of Be, Inc., Ask Jeeves, Inc., CyberGold, Inc. and ImageX.com, Inc.

    ALEX KNIGHT has served as a director of ImproveNet since February 1999. Mr. Knight has been at ARCH Venture Partners, a venture capital company, since February 1997, and has been a managing director of ARCH Venture Fund IV, LLC since its formation in February 1999. From March 1996 to February 1997,
Mr. Knight was a consultant to several Internet companies. From May 1995 to March 1996, Mr. Knight was executive vice president of News/MCI Internet Ventures, an Internet services company. From September 1993 to May 1995, Mr. Knight was director of business development and creative affairs at Microsoft Corporation, a software company.

    DOMENICO CECERE has served as a director of ImproveNet since December 1999. Mr. Cecere has been senior vice president and president of Owens Corning North America Building Materials Systems division since January 1999. From January 1998 to December 1998, Mr. Cecere served as Chief Financial Officer of that division. From January 1996 to December 1997, Mr. Cecere was president of Owens Corning Roofing Systems division. From January 1994 to December 1995,
Mr. Cecere was Controller of Owens Corning.

BOARD COMMITTEES

    AUDIT COMMITTEE. Our audit committee currently consists of Messrs. Cecere, Gannes and Graff. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

    COMPENSATION COMMITTEE. Our compensation committee currently consists of Messrs. Anker, Gruener and Knight. The compensation committee administers our stock option plans, reviews and approves the compensation and benefits of all our officers and establishes and reviews general policies relating to employee compensation and benefits.

DIRECTOR COMPENSATION

    Directors currently receive no cash compensation from us for their services as members of the board or for attendance at committee meetings. Members of the board are reimbursed for some expenses in connection with attendance at board and committee meetings.

    In October 1997, Mr. Gannes received an option to purchase 20,000 shares of our common stock at an exercise price per share of $0.10. The exercise price was equal to the fair market value of the common stock on the date of grant as determined by our board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Messrs. Anker, Gruener and Knight serve as members of the compensation committee. Investment entities affiliated with Messrs. Anker, Gruener and Knight have purchased shares of common stock and preferred stock. See "Related Party Transactions."

BOARD COMPOSITION

    Our bylaws currently provide for a board of directors consisting of eight members. Following the closing of this offering, the directors will be divided into three classes, each serving a staggered three-year term: class I, whose term will expire at the first annual meeting of stockholders following this offering; class II, whose term will expire at the second annual meeting of stockholders following this offering; and class III, whose term will expire at the third annual meeting of stockholders following this offering. As a result, only one class of directors will be elected at each of our annual meetings of stockholders, with the other classes continuing for the remainder of their respective terms. Mr. Stevens, Mr. Anker and Mr. Knight have been designated as class I directors; Mr. Gruener, Mr. Graff and Mr. Gannes have been designated as class II directors; and Mr. Cooper and Mr. Cecere have been designated as class III directors. Mr. Cecere was elected to the board of directors pursuant to a voting agreement that will continue, following this offering, to allow Owens Corning to designate one nominee to the board provided that it owns at least 500,000 shares of our common stock and does not terminate the current Internet-based services agreement with us.

EXECUTIVE COMPENSATION

    The following table shows summary information concerning the compensation paid to our former president and chief executive officer for services during the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                 ANNUAL      ------------
                                                              COMPENSATION    SECURITIES
                                                              ------------    UNDERLYING
NAME AND PRINCIPAL POSITION                                   SALARY BONUS    OPTIONS(#)
---------------------------                                   ------------   ------------
Robert L. Stevens, chairman of the board and former
  president and chief executive officer.....................    $143,750            --

    The following table shows each grant of stock options during the fiscal year ended December 31, 1998 to the individual listed on the previous table.

    The exercise price of each option was equal to the fair market value of our common stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash, by promissory notes, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

    The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by

    - multiplying the number of shares of common stock subject to a given option
      by the assumed initial public offering price of $      per share;

    - assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

    - subtracting from that result the total option exercise price.

    The shares listed in the following table under "Number of Securities Underlying Options Granted" are immediately exercisable at the discretion of our board of directors. The option has a ten-year term, subject to earlier termination if the optionee's service with us ceases.

    Percentages shown under "Percent of Total Options Granted to Employees in Fiscal 1998" are based on a total of 643,000 options granted to our employees under our stock option plans during 1998.

                       OPTION GRANTS IN FISCAL YEAR 1998

                                                  INDIVIDUAL GRANTS
                                 ----------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                  NUMBER OF     PERCENT OF                                 ASSUMED ANNUAL RATES OF
                                 SECURITIES    TOTAL OPTIONS                             STOCK PRICE APPRECIATION FOR
                                 UNDERLYING     GRANTED TO     EXERCISE                          OPTION TERM
                                   OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   ------------------------------
NAME                             GRANTED (#)    FISCAL 1998      SHARE        DATE       0%($)      5%($)      10%($)
----                             -----------   -------------   ---------   ----------   --------   --------   --------
Robert L. Stevens..............        --             --            --           --                     --         --

    The following table shows the number and value of securities underlying unvested options that are held by the named executive officer as of December 31, 1998.

    Amounts shown under the column "Value of Unvested In-the-Money Options at December 31, 1998" are based on the deemed fair market value of the underlying securities on December 31, 1998 per share of $0.25, minus the weighted-average exercise price of approximately $0.142, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. Our stock option plan allows for the early exercise of options at the discretion of our board of directors. All options exercised early are subject to repurchase by us at the original exercise price, upon the optionee's cessation of service before the shares vest.

                         FISCAL YEAR-END OPTION VALUES

                                                          SECURITIES UNDERLYING      VALUE OF UNVESTED
                                                           UNVESTED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                       SHARES ACQUIRED                      DECEMBER 31, 1998        DECEMBER 31, 1998
                        UPON EXERCISE    VALUE REALIZED   ---------------------   -----------------------
NAME                         (#)              ($)          VESTED     UNVESTED     VESTED      UNVESTED
----                   ---------------   --------------   --------   ----------   ---------   -----------
Robert L. Stevens....          --                --        71,250           0      $ 7,688           0

EMPLOYEE BENEFIT PLANS

    1996 STOCK OPTION PLAN

    Our 1996 Stock Option Plan provides for the granting to employees of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986 and for the granting to employees and consultants of nonstatutory stock options. As of December 14, 1999, there were outstanding options to purchase 2,269,900 shares of common stock and 50,106 shares available for future grant. This plan provides that, if we merge with or into another corporation or sell substantially all of our assets, each outstanding option must be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the ImproveNet options, the ImproveNet options will accelerate as of the closing of the merger or sale of assets. Options under this plan are subject to terms substantially similar to those described below with respect to options to be granted under the 1999 Equity Incentive Plan. The 1996 Stock Option Plan does not provide for issuance of restricted stock or stock bonus awards.

    1999 EQUITY INCENTIVE PLAN

    We adopted the 1999 Equity Incentive Plan in December 1999, subject to stockholder consent.

    SHARE RESERVE. A total of 1,300,000 shares have been reserved for issuance under this plan. Each year, beginning January 1, 2001, the number of shares reserved for issuance under this plan will automatically be increased by the lesser of (i) 5% of the total number of common stock then outstanding or
(ii) 1,300,000 shares. However, our board may designate a smaller number of shares of common stock to be added to the share reserve as of a particular January 1.

    ADMINISTRATION. Our board administers the incentive plan unless it has delegated administration to a committee. Our board has the authority to construe, interpret and amend the incentive plan as well as to determine:

    - the grant recipients;

    - the grant dates;

    - the number of shares subject to the award;

    - the exercisability of the award;

    - the exercise price;

    - the type of consideration; and

    - the other terms of the award.

    ELIGIBILITY.  Our board may grant incentive stock options that qualify under section 422 of the Internal Revenue Code to our employees, officers and affiliates. The board may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, officers, directors, consultants or affiliates. A restricted stock purchase award is an offer to purchase our shares at a price either at or near the fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for past services rendered. We may reacquire the shares under either type of award at the original purchase price, which is zero in the case of a stock bonus, if the recipient's service to us or an affiliate of ours is terminated before the shares vest.

    Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to specific employees in a taxable year to the extent that the compensation is more than $1,000,000. When we become subject to section 162(m), the board may not grant options under the incentive plan to an employee covering a total of more than 700,000 shares in any calendar year.

    OPTIONS. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The board may not grant an incentive stock option to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of ImproveNet or any affiliate of ImproveNet, unless the exercise price is at least 110% of the fair market value of the stock on the grant date. In addition, the total fair market value, determined at the grant date, of incentive stock option shares that are exercisable for the first time during a calendar year, under the incentive plan and all other stock plans of ImproveNet and its affiliates, may not exceed $100,000 for any person. It may grant nonstatutory stock options with an exercise price as low as 85% of the fair market value of a share on the grant date. The options may, but need not, contain provisions for early exercise.

    OPTION TERMS. The maximum option term is 10 years. The option term for any person who, at the time of grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of ImproveNet or any affiliate of ImproveNet, is a maximum of five years. The board may provide for exercise periods of any length in individual option grants, subject to limitations. However, generally an option terminates three months after the optionholder's service terminates. If the termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

    OTHER PROVISIONS. The optionholder may designate a beneficiary to exercise the option following the optionholder's death. Nonstatutory stock options may be transferable. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.

    The board determines the purchase price of other stock awards, but the purchase price may not be less than 85% of the fair market value of our common stock on the grant date. However, the board may award stock bonuses in consideration of past services without a purchase payment. Shares sold or awarded under the incentive plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the board determines.

    Transactions not involving receipt of consideration by ImproveNet, including a merger, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares subject to the incentive plan and to outstanding awards. In that event, the board will appropriately adjust the incentive plan as to the class and the maximum number of shares subject to the incentive plan, to the incentive stock option limitation and to the section 162(m) limitation. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

    Upon a change in control of ImproveNet, the surviving entity will either assume or substitute outstanding awards under the incentive plan. Otherwise, the vesting and exercisability of awards generally will accelerate in full and terminate if not exercised, if applicable, at or before the event.

    This plan will terminate in December 2009 unless the board terminates it sooner.

    1999 EMPLOYEE STOCK PURCHASE PLAN

    We adopted the our employee stock purchase plan in December 1999.

    SHARE RESERVE. We authorized the issuance of 300,000 shares of our common stock under purchase rights granted to our employees and to employees of our designated affiliates subject to stockholder approval. On January 1 of each year, beginning on January 1, 2001, the number of shares in the reserve automatically will be increased by the lesser of (i) 1% of the total number of common stock outstanding on such January 1 or (ii) 300,000 shares. However, the board may designate a smaller number of shares to be added to the share reserve as of a particular January 1.

    ELIGIBILITY. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of section 423 of the Internal Revenue Code. The purchase plan provides a means by which employees may purchase our common stock through payroll deductions. We implement this purchase plan by offerings of purchase rights to eligible employees. Generally, all of our employees and the employees of any United States affiliate of ours may participate in the purchase plan, excluding part-time and seasonal employees. However, no employee may participate in the purchase plan if, immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock. As of the date of this prospectus, no shares of common stock have been purchased under the purchase plan.

    ADMINISTRATION. Under the purchase plan, the board may specify offerings of up to 27 months. The first offering will begin on the effective date of this initial public offering. Unless the board otherwise determines, our common stock is purchased for accounts of participating employees at a price per share equal to the lower of:

    - 85% of the fair market value of a share on the first day of the offering, or

    - 85% of the fair market value of a share on the purchase date.

    The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

    - 85% of the fair market value of a share on the day they began participating in the purchase plan, or

    - 85% of the fair market value of a share on the purchase date.

    Under the offering that will begin on the effective date of this prospectus, employees may authorize payroll deductions of up to 15% of their base compensation, not including sales commissions or bonuses, for the purchase of stock under the purchase plan and may end their participation in the offering at any time up to 10 days before a purchase date. Participation ends automatically on termination of employment with us or our affiliates.

    OTHER PROVISIONS. The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights together with any other purchase rights granted under other employee stock purchase plans established by us or our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate that exceeds $25,000 of the fair market value of our stock for each calendar year in which the purchase rights are outstanding. The board also may limit the number of shares that an employee may purchase on any purchase date.

    Upon a change of control of ImproveNet, the board may provide that the successor corporation will assume or substitute outstanding purchase rights. Alternatively, the board may shorten the offering and provide that shares will be purchased for participants immediately before the change in control.

    The employee stock purchase plan will terminate in December 2009 unless the board terminates it sooner.

401(k) PLAN

    Effective January 1, 1999, we adopted a 401(k) plan to provide eligible employees with a tax preferential savings and investment program. Employees become eligible to participate in the 401(k) plan on the first day they perform an hour of service for us, at which point we classify them as participants. They may elect to reduce their current compensation by up to the lesser of 20% of eligible compensation or the statutorily prescribed annual limit, $10,500 in 2000, and have this reduction contributed to the 401(k) plan. At the direction of each participant, the trustee of the 401(k) plan invests the assets of the 401(k) plan in selected investment options. Contributions by participants or by us to the 401(k) plan, and income earned on plan contributions, are generally not taxable to the participants until withdrawn.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation and bylaws contain provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, including:

    - for any breach of the director's duty of loyalty to ImproveNet or our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - for any acts under section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derives an improper personal benefit.

    These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, including an injunction or rescission, in the event of a breach of the director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. In addition, we intend to enter into separate indemnification agreements with our directors and executive officers that provide each of them indemnification protection in the event the amended and restated certificate of incorporation and amended and restated bylaws are subsequently amended. We believe that these provisions and agreements will assist us in attracting and retaining qualified individuals to serve as directors and officers.

                           RELATED PARTY TRANSACTIONS

    The following executive officers, directors or holders of more than 5% of our voting securities purchased securities in the amounts and on the dates set forth below.

                                             SHARES OF PREFERRED STOCK                           COMMON
                          ----------------------------------------------------------------        STOCK          SERIES A
                            SERIES A     SERIES B   SERIES C    SERIES D       SERIES E         WARRANTS         WARRANTS
                          ------------   --------   ---------   ---------   --------------   ---------------   ------------
EXECUTIVE OFFICERS AND
  DIRECTORS
Alex Knight (1).........                  9,921       7,657       2,597         1,850
Stuart Gannes...........     10,000                   3,829                                                        800

5% STOCKHOLDERS
Entities affiliated with
  Alta Partners.........   1,000,000     555,556     421,134     259,740                                          80,000
ARCH Venture Fund III,
  L.P...................                 813,492     612,558     215,192        74,074
Allstate Insurance
  Company...............                 496,032     306,278
August Capital II,
  L.P...................                            1,378,255    205,137
Owens Corning...........                                                       740,741           150,000
Entities affiliated with
  GE Capital Equity
  Investments, Inc......                                        1,298,701(2)
Microsoft Corporation...                                                       555,556           683,333

PRICE PER SHARE.........     $1.00        $2.52       $6.53       $7.70         $13.50       $0.01 to $13.50      $1.00
DATE(S) OF PURCHASE.....  6/97 to 7/97    3/98        3/99        9/99      11/99 to 12/99    9/99 to 12/99    6/97 to 7/97


                          SERIES B    SERIES C    SERIES D
                          WARRANTS    WARRANTS    WARRANTS
                          ---------   ---------   ---------
EXECUTIVE OFFICERS AND
  DIRECTORS
Alex Knight (1).........    241
Stuart Gannes...........
5% STOCKHOLDERS
Entities affiliated with
  Alta Partners.........  13,500
ARCH Venture Fund III,
  L.P...................  19,768
Allstate Insurance
  Company...............  12,054
August Capital II,
  L.P...................
Owens Corning...........
Entities affiliated with
  GE Capital Equity
  Investments, Inc......                          326,000 (2)
Microsoft Corporation...
PRICE PER SHARE.........   $2.52       $6.53       $0.01
DATE(S) OF PURCHASE.....   3/98        3/99         9/99

----------------------------------

(1) Alex Knight, one of our directors, is a managing director of ARCH Venture Fund IV, LLC, the general partner of ARCH Venture Fund IV, L.P., which does not own any of our shares. Mr Knight does not have voting control or investment power over shares held by ARCH Venture Fund III, L.P. and therefore disclaims beneficial ownership of those shares.

(2) GE Capital Equity Investments, Inc., shares beneficial ownership of these securities to purchase shares with General Electric Company.

    All of the securities sold in these transactions were purchased at prices equal to the fair market value of the securities, as determined by our board of directors, on the date of issuance.

    FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT. We have entered into an agreement with the preferred stockholders described above that grants these and other preferred stockholders registration rights with respect to their shares of common stock following this offering. Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

    FOURTH AMENDED AND RESTATED VOTING AGREEMENT. We have entered into a voting agreement with the preferred stockholders that terminates upon the closing of a firmly underwritten public offering. However, the agreement provides that, as long as Owens Corning owns at least 500,000 shares of our common stock, we will nominate one designee of Owens Corning for election to our board of directors. The Owens Corning designee is currently Domenico Cecere. The voting agreement will expire upon the termination of the Internet-based Services Agreement that we have with Owens Corning.

    INDEMNIFICATION AGREEMENTS. We intend to enter into indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

    EMPLOYMENT AGREEMENTS. On February 16, 1999, we entered into a letter agreement with Ronald B. Cooper, our president and chief executive officer. It provides for an annual base salary of $300,000 and for an annual performance bonus of up to $100,000.

    In March 1999, Mr. Cooper received an option to purchase 577,102 shares of our common stock at an exercise price per share of $0.25. The exercise price was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. 144,275 of the shares subject to the options vest on the first anniversary of the date of grant with the remaining shares vesting in equal monthly installments over the following three years. In August 1999, we loaned Mr. Cooper $500,000. The interest on the loan is 5.25% per year and all principal and accrued interest will become due and payable on the earlier of the first day of the month following the one-year anniversary of the closing of a firm commitment underwritten public offering of the Company's common stock or within 90 days after the voluntary termination of the officer's employment or the termination of the officer's employment for cause. If we terminate Mr. Cooper's employment without cause before March 29, 2000, 50% of the loan will be forgiven. If we terminate Mr. Cooper's employment without cause after March 29, 2000 and before the first anniversary of the closing of this offering, 75% of the loan will be forgiven.


    TRANSACTIONS WITH 5% OR GREATER STOCKHOLDERS. In September 1999, we entered into an Internet Development, Marketing and Distribution Agreement with General Electric Appliances, a division of the General Electric Company. GE purchased an advertising package including a private label contractor matching service. In addition, we purchased cooperative advertising, as defined, and access to GE's direct mail infrastructure, the fees for which cannot exceed the advertising package fees collected from GE. The term of the agreement is three years.



    In October 1999, we entered into an Internet-based Services Agreement with Owens Corning. Owens Corning purchased an advertising package that includes a private-label contractor matching service which provides for an exclusivity arrangement that prevents us from providing similar private-label services to Owens Corning's competitors until December 31, 2000. In addition, we purchased cooperative advertising, as defined, the fees for which cannot exceed a predetermined portion of the advertising package fees collected from Owens Corning. Owens Corning also participates in our referral program for which we pay a predetermined lead fee for direct referrals to ImproveNet.com. The term of the agreement is 12 years. Following the initial three years of the agreement, Owens Corning may terminate the agreement upon 12 months prior written notice.



    In December 1999, we entered into a Relationship Agreement with Microsoft Corporation. We purchased a direct link on Microsoft's HomeAdvisor Web site to a co-branded Web site powered by ImproveNet. The compensation paid for this portal arrangement is the greater of a predetermined minimum fixed fee or a predetermined percentage share of the revenue, generated from the operation of the co-branded Web site. In addition, Web pages on ImproveNet.com visited by users linked through the HomeAdvisor Web site shall not contain any advertisements, hyperlinks or other content from a special class of HomeAdvisor competitors. The term of the agreement is three years.


    TRANSACTIONS WITH PROMOTERS. From January 1996 through March 1998, we leased office space from 125 University, a California limited partnership and 101 University, a California limited partnership, in each of which Robert L. Stevens held an approximately 13% interest. The total rent paid was $30,000 in 1996, $78,000 in 1997 and $23,000 in 1998.

    In January 1996, we issued Robert L. Stevens, our former president and chief executive officer, 200,000 shares of our common stock at a purchase price of $0.01 per share. The purchase price was less than the fair market value of our common stock of $0.25 as determined by our board on the date of issuance. In October 1996 we issued to Robert L. Stevens and Karen L. Stevens, trustees under the Revocable Trust Agreement dated 8/9/78 as amended, FBO Robert L. Stevens and Karen L. Stevens, 225,835 shares of our common stock at a purchase price of $0.25 per share. The purchase price was equal to the fair market value of our common stock as determined by our board on the date of issuance. In January 1996 we granted Mr. Stevens an option to purchase 20,000 shares of common stock with an exercise price of $0.25 per share. In June 1997, we granted Mr. Stevens an option to purchase 51,250 shares of common stock with an exercise price of $0.10 per share. The exercise price for each option was equal to the fair market value of our common stock as determined by our board on the date of the grant.

    In January 1996, we issued Jan Sherman, our former senior vice president, strategic planning, 200,000 shares of our common stock at a purchase price of $0.01 per share. The purchase price of $0.01 per share was less than the fair market value of our common stock of $0.25 as determined by our board on the date of issuance. In January 1996 we also granted Mr. Sherman an option to purchase 20,000 shares of common stock with an exercise price of $0.25 per share. In June 1997 we granted Mr. Sherman an option to purchase 24,500 shares of common stock with an exercise price of $0.10 per share. The exercise price was equal to the fair market value of our common stock as determined by our board on the date of the grant.

                             PRINCIPAL STOCKHOLDERS

    The following table presents certain information regarding the beneficial ownership of our common stock as of December 14, 1999, and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

    - each named executive officer;

    - each of our directors;

    - each person, or group of affiliated persons, who is known by us to own beneficially five percent or more of our common stock; and

    - all current directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently vested or will vest within 60 days of December 14, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

    Except as indicated in the footnotes to this table and under community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage of ownership is based on 13,136,727 shares of common stock
outstanding on December 14, 1999 and             shares of common stock
outstanding after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated, the address of each of the individuals named below is: c/o ImproveNet, Inc., 720 Bay Road, Suite 200, Redwood City, CA 94063.

                                                     NUMBER OF SHARES      PERCENT BENEFICIALLY OWNED
                                                       BENEFICIALLY     --------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNED         BEFORE OFFERING   AFTER OFFERING
------------------------------------                 ----------------   ---------------   --------------
DIRECTORS AND EXECUTIVE OFFICERS
Ronald B. Cooper...................................            --               --
Garrett Gruener (1)................................     2,329,930             17.6%
Andrew Anker (2)...................................     1,583,392             12.1
Robert L. Stevens (3)..............................       537,338              4.1
Alex Knight (4)....................................        22,266                *
Stuart Gannes (5)..................................        21,851                *
Brian Graff (6)....................................            --               --
Domenico Cecere (7)................................            --               --
5% STOCKHOLDERS
Alta California Partners, L.P. (8).................     2,329,930             17.6
ARCH Venture Fund III, L.P. (9)....................     1,735,084             13.4
GE Capital Equity Investments, Inc. (10)...........     1,624,701             12.1
August Capital II, L.P.............................     1,583,392             12.1
Microsoft Corporation (11).........................     1,238,889              9.0
Owens Corning (12).................................       890,741              6.7
Allstate Insurance Company (13)....................       814,364              6.2
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
  (14 PERSONS) (14)................................     4,676,277             35.2

------------------------

   * Represents beneficial ownership of less than 1%.

 (1) Represents 2,186,473 shares held by Alta California Partners, L.P., 49,957 shares held by Alta Embarcadero Partners, L.P., 91,411 shares issuable to Alta California Partners, L.P. pursuant to warrants which vest within 60 days of December 14, 1999, and 2,089 shares issuable to Alta

     Embarcadero Partners, L.P. pursuant to warrants that vest within 60 days of December 14, 1999. Mr. Gruener is a partner of the general partner of these entities and disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.

 (2) Mr. Anker is a partner of August Capital and disclaims beneficial ownership of the shares held by August Capital II, L.P. except to the extent of his pecuniary interest therein.

 (3) Includes 297,338 shares held pursuant to the Revocable Trust Agreement dated 8/9/78, of which Robert L. Stevens and Karen L. Stevens are trustees, 15,000 shares held by Karen L. Stevens, Trustee of the Karen L. Stevens 1999 Annuity Trust, 15,000 shares held by Robert L. Stevens, Trustee of the Robert L. Stevens 1999 Annuity Trust. Does not include 5,000 shares held by Jason C. Stevens and 5,000 shares held by Kevin M. Stevens, adult children of Mr. Stevens. Does not include 25,000 shares held by G. Bickley
     Stevens II and Sara J. Emerson, 110,000 shares held by G. Bickley
     Stevens II, 5,000 shares issuable to G. Bickley Stevens II pursuant to warrants that vest within 60 days of December 14, 1999, and 1,500 shares issuable to G. Bickley Stevens II pursuant to options that vest within 60 days of December 14, 1999. Mr. Stevens disclaims beneficial ownership of the shares held by Jason C. Stevens, Kevin M. Stevens and G. Bickley Stevens II. G. Bickley Stevens II is the brother of Mr. Stevens.

 (4) Includes 241 shares issuable pursuant to warrants that vest within 60 days of December 14, 1999. Does not include 1,735,084 shares held by entities affiliated with ARCH Venture Fund III, L.P. Alex Knight, one of our directors, is a managing director of ARCH Venture Fund IV, LLC, the general partner of ARCH Venture Fund IV, L.P., which does not own any of our shares. Mr. Knight does not have voting control or investment power over shares held by ARCH Venture Fund III, L.P. and therefore disclaims beneficial ownership of those shares.

 (5) Includes 800 shares issuable pursuant to warrants that vest within 60 days of December 14, 1999 and 7,222 shares issuable pursuant to options that vest within 60 days of December 14, 1999.

 (6) Mr. Graff is a vice president of GE Capital Equity Investments, Inc. and disclaims beneficial ownership of the shares held by GE Capital Equity Investments, Inc., General Electric Appliances and General Electric Company.

 (7) Mr. Cecere is a vice president of Owens Corning and disclaims beneficial ownership of the shares held by Owens Corning.

 (8) Includes 91,411 shares issuable upon exercise of warrants that vest within 60 days of December 14, 1999, 49,957 shares held by Alta Embarcadero Partners and 2,089 shares issuable upon exercise of warrants that vest within 60 days of December 14, 1999.

 (9) Includes 19,768 shares issuable pursuant to warrants that vest within 60 days of December 14, 1999.

 (10) Represents 1,298,701 shares held by GE Capital Equity Investments, Inc., 117,000 shares issuable to GE Capital Equity Investments, Inc. pursuant to warrants that vest within 60 days of December 14, 1999 and 209,000 shares issuable to General Electric Appliances pursuant to warrants that vest within 60 days of December 14, 1999. General Electric Company shares beneficial ownership of these shares.

 (11) Includes 683,333 shares issuable to Microsoft pursuant to warrants that vest within 60 days of December 14, 1999.

 (12) Includes 150,000 shares issuable pursuant to warrants that vest within 60 days of December 14, 1999.

 (13) Includes 12,054 shares issuable pursuant to warrants that vest within 60 days of December 14, 1999.

 (14) Includes 101,041 shares issuable pursuant to warrants that vest within 60 days of December 14, 1999, 7,222 shares issuable pursuant to options that vest within 60 days of December 14, 1999 and 4,147,160 shares held by related entities.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

COMMON STOCK

    As of December 14, 1999, after giving effect to the conversion of all outstanding preferred stock into common stock, there were 13,136,727 shares of common stock outstanding that were held of record by approximately 115 stockholders after giving effect to the conversion of our preferred stock into
common stock at a one-to-one ratio. There will be             shares of common
stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants, after giving effect to the sale of the shares of common stock in this offering.

    The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may apply to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive any dividends out of assets legally available as our board of directors may determine. Upon liquidation, dissolution or winding up of ImproveNet, holders of our common stock are entitled to share in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

    Upon the closing of this offering, each outstanding share of preferred stock will be converted into one share of common stock. Following the offering, our certificate of incorporation provides that our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. The board will be able to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of ImproveNet, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

WARRANTS

    As of December 14, 1999, after giving effect to the conversion of all outstanding preferred stock into common stock, warrants to purchase a total of 746,000 shares of our common stock were outstanding at an exercise price of $0.01 per share, warrants to purchase a total of 104,400 shares of our common stock were outstanding at an exercise price of $1.00 per share, warrants to purchase a total of 47,009 shares of our common stock were outstanding at an exercise price of $2.52 per share, warrants to purchase 47,167 shares of our common stock were outstanding at an exercise price of $6.53 per share and warrants to purchase a total of 842,596 shares of our common stock were outstanding at an exercise price of $13.50 per share. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.

REGISTRATION RIGHTS OF STOCKHOLDERS

    On the date 180 days after the completion of this offering, the holders of 11,382,694 shares of common stock and the holders of warrants exercisable for up to 1,787,172 shares of common stock, or their transferees, will be entitled to rights to register these shares under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securityholders, the holders of these shares of common stock and warrants to purchase common stock will be entitled to notice of the registration and will be entitled to include, at our expense, their shares of common stock. In addition, the holders of these shares of common stock may require us, at our expense and on not more than two occasions at any time beginning approximately six months from the date of the closing of this offering, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. Further, the holders of these shares of common stock may require us at our expense to register their shares on Form S-3 when we become eligible to use this form. The rights of these holders terminate on the earlier of six years after the effective date of this offering or when the holder is able to sell its shares pursuant to Rule 144 under the Securities Act in any 90-day period.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

    We are subject to section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

    - before the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

    - upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or after the date, the business combination is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

    - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

    Our bylaws provide that candidates for director may be nominated only by the board of directors or by a stockholder who gives written notice to us at least 90 days but not more than 120 days before the first anniversary of the last annual meeting of stockholders. Stockholders must give similar advance notice to raise other business at stockholders' meetings. The board may consist of one or more members. Between stockholders' meetings, the board may appoint new directors to fill vacancies or newly created directorships. Our bylaws also limit the ability of stockholders to call special meetings.

    Our certificate of incorporation requires that upon completion of the offering, any action required or permitted to be taken by our stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors. Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

TRANSFER AGENT

    The transfer agent and registrar for our common stock is             .

NASDAQ NATIONAL MARKET

    We have applied to list our common stock on the Nasdaq National Market under the trading symbol "IMPV."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining 13,136,727 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

    As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

    - 156,093 shares will be eligible for immediate sale on the date of this prospectus;

    - 30,832 shares will be eligible for sale 90 days from the date of this prospectus;

    - 8,115,045 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, 180 days after the date of this prospectus; and

    - 4,834,757 shares will be eligible for sale at various times after the 180-day lock-up period.

    LOCK-UP AGREEMENTS. All of our officers, directors, stockholders and optionholders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston Corporation.

    RULE 144.  In general, under Rule 144 as currently in effect, beginning
90 days after the date of this prospectus, a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding, which
      will equal approximately             shares immediately after this
      offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

    RULE 144(K). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    RULE 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements.

    REGISTRATION RIGHTS. On the date 180 days after the date of this prospectus, the holders of 11,382,694 shares and the holders of warrants exercisable for up to an aggregate of 1,787,172 shares, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration.

    STOCK OPTIONS. We intend to file a registration statement under the Securities Act covering the 3,620,006 shares reserved for issuance under our stock option plans and 300,000 shares reserved for issuance under our employee stock purchase plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statements will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, beginning 180 days after the date of this prospectus.

    WARRANTS. We have outstanding warrants to purchase 1,787,172 shares. All the shares issuable upon the exercise of the warrants will be eligible for sale at various times after the 180-day lock-up period, subject to Rule 144 volume limitations applicable to affiliates.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the underwriting
agreement dated             , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc. and E*OFFERING Corp. are acting as representatives, the following respective numbers of shares of common stock:

                                                                 NUMBER
                        UNDERWRITER                            OF SHARES
                        -----------                           ------------
Credit Suisse First Boston Corporation......................
FleetBoston Robertson Stephens Inc..........................
E*OFFERING Corp.............................................

                                                                -------

  Total.....................................................
                                                                =======

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to       additional shares from us at the initial public offering
price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $      per share. The
underwriters and the selling group members may allow a discount of $      per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

    The following table summarizes the compensation and expenses we will pay.

                                                     Per Share                           Total
                                          -------------------------------   -------------------------------
                                             Without            With           Without            With
                                          Over-allotment   Over-allotment   Over-allotment   Over-allotment
                                          --------------   --------------   --------------   --------------
Underwriting discounts and commissions
  paid by us............................     $                $                $                $
Expenses payable by us..................     $                $                $                $

    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We and our directors, officers, stockholders, optionholders and warrantholders have agreed that we and they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case for issuances resulting from the exercise of employee stock options granted under our 1996 Stock Option Plan or our 1999 Equity Incentive Plan or issuances under our 1999 Employee Stock Purchase Plan.

    The underwriters have reserved for sale, at the initial public offering
price, up to             shares of the common stock for employees, directors and
other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in that respect.

    We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "IMPV."

    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include:

    - the information in this prospectus or available to the representatives;

    - the history of and the prospects for the industry in which we will compete;

    - the ability of our management;

    - our prospects for future earnings;

    - the present state of our development and our current financial condition;

    - the general condition of the securities markets at the time of this offering; and

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in compliance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

    In March 1999, two affiliates of Credit Suisse First Boston Corporation each purchased 1,914 shares of our series C preferred stock for a total purchase price of $24,996.

    In November 1999, an affiliate of Credit Suisse First Boston Corporation purchased 74,074 shares of our series E preferred stock for a total purchase price of $999,999.

    A copy of the prospectus in electronic format will be made available on the Web sites hosted by E*OFFERING Corp. and E*TRADE Securities, Inc.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. As a result, any resale of the common stock in Canada must comply with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice before any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of common stock in Canada who receives a purchase confirmation will be considered to represent to us and the dealer from which the purchase confirmation is received (A) that the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws, (B) that, where required by law, the purchaser is purchasing as principal and not as agent and
(C) that the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within 10 days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    Cooley Godward LLP, Palo Alto, California will pass upon the validity of the shares of common stock offered by this prospectus. As of the date of this prospectus, members and associates of Cooley Godward LLP beneficially own an aggregate of 21,600 shares of common stock through an investment partnership. Fenwick & West LLP, Palo Alto, California will pass upon the validity of the shares of common stock offered by this prospectus for the underwriters.

                                    EXPERTS

    The financial statements for ImproveNet, Inc. as of December 31, 1997 and 1998 and September 30, 1999 and for each of the three years in the period ended December 31, 1998 and the nine months ended September 30, 1998 and 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in accounting and auditing.

    The financial statements for Contractor Referral Service, LLC as of December 31, 1998 and for the year ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered by our company. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Commission. For further information with respect to ImproveNet and the common stock offered, reference is made to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. A copy of the registration statement, including the exhibits and the financial statements and notes filed as a part of it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Commission upon the payment of fees prescribed by it. You may call the Commission at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

    As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference room and the Web site of the SEC referred to above.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
IMPROVENET, INC.

Report of Independent Accountants...........................     F-2
Balance Sheets..............................................     F-3
Statements of Operations....................................     F-4
Statements of Stockholders' Equity (Deficit) and Mandatorily
  Redeemable Convertible Preferred Stock....................     F-5
Statements of Cash Flows....................................     F-6
Notes to Financial Statements...............................     F-7

CONTRACTOR REFERRAL SERVICE, LLC

Report of Independent Accountants...........................    F-27
Balance Sheets..............................................    F-28
Statements of Operations....................................    F-29
Statements of Members' Deficit..............................    F-30
Statements of Cash Flows....................................    F-31
Notes to Financial Statements...............................    F-32

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Combined Financial Information..........    F-35
Unaudited Pro Forma Combined Statements of Operations for
  the year ended December 31, 1998..........................    F-36
Unaudited Pro Forma Combined Statements of Operations for
  the nine months ended September 30, 1999..................    F-37
Notes to Unaudited Pro Forma Combined Statements of
  Operations................................................    F-38

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ImproveNet, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and mandatorily redeemable convertible preferred stock, and of cash flows present fairly, in all material respects, the financial position of ImproveNet, Inc. at December 31, 1997 and 1998 and at September 30, 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 and the nine months ended September 30, 1998 and 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
San Jose, California
November 16, 1999, except for Note 15
for which the date is December 13, 1999

                                IMPROVENET, INC.
                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                        PRO FORMA
                                                                                                      STOCKHOLDERS'
                                                                 DECEMBER 31,                        EQUITY (DEFICIT)
                                                              -------------------   SEPTEMBER 30,     SEPTEMBER 30,
                                                                1997       1998          1999              1999
                                                              --------   --------   --------------   ----------------
                                                                                                      (SEE NOTE 12)
                                                                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   345    $ 1,676       $ 23,093
  Accounts receivable, net of allowance for doubtful
    accounts of $3, $8 and $48 in 1997, 1998 and 1999,
    respectively............................................        5         33            628
  Prepaid expenses and other current assets.................        1          3          3,082
                                                              -------    -------       --------
    Total current assets....................................      351      1,712         26,803

Property and equipment, net.................................      109        281          1,188
Goodwill, net...............................................       --         --            404
Restricted cash.............................................       --         49            449
Other assets................................................       12        102            670
                                                              -------    -------       --------
    Total assets............................................  $   472    $ 2,144       $ 29,514
                                                              =======    =======       ========

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
  STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    69    $   478       $  3,963
  Accrued liabilities.......................................       11        221          2,071
  Deferred revenue..........................................       --         --            121
  Lines of credit...........................................      350        316             --
                                                              -------    -------       --------
    Total current liabilities...............................      430      1,015          6,155

Lines of credit, net of current portion.....................       --         19             --
Other long-term liabilities.................................       --         --            104
                                                              -------    -------       --------
    Total liabilities.......................................      430      1,034          6,259
                                                              -------    -------       --------

Commitments and contingencies (Note 6)

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
Mandatorily redeemable convertible preferred stock, $0.001
  par value:
  Authorized: 5,000,000 shares
  Issued and outstanding: 1,205,000 and 3,139,526 shares in
    1997 and 1998, respectively, and none in 1999...........    1,252      6,824             --
                                                              -------    -------       --------

STOCKHOLDERS' EQUITY (DEFICIT)
Convertible preferred stock, $0.001 par value:
  Authorized: 9,482,935 shares
  Issued and outstanding: none in 1997 and 1998, 8,785,559
    shares in 1999 and none pro forma (unaudited)
    (liquidation value: $46,740)............................       --         --              9
Common stock, $0.001 par value:
  Authorized: 31,000,000 shares
  Issued and outstanding: 1,379,039 shares in 1997,
    1,406,289 shares in 1998, 1,596,528 shares in 1999 and
    12,979,222 shares pro forma (unaudited).................        1          1              2          $     13
Additional paid-in capital..................................      394        734         56,350           102,608
Notes receivable from stockholders..........................       (4)        (4)            (2)               (2)
Unearned stock-based compensation...........................       --       (729)        (8,493)          (19,792)
Accumulated deficit.........................................   (1,601)    (5,716)       (24,611)          (24,611)
                                                              -------    -------       --------          --------
    Total stockholders' equity (deficit)....................   (1,210)    (5,714)        23,255          $ 58,216
                                                              -------    -------       --------          ========

    Total liabilities, mandatorily redeemable convertible
      preferred stock and stockholders' equity (deficit)....  $   472    $ 2,144       $ 29,514
                                                              =======    =======       ========

   The accompanying notes are an integral part of these financial statements.

                                IMPROVENET, INC.
                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 NINE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                               ------------------------------   --------------------
                                                 1996       1997       1998       1998       1999
                                               --------   --------   --------   --------   ---------
Revenues:
  Service revenues...........................  $     2    $     60   $    238   $    144   $     719
  Advertising revenues.......................       --          --         20         --         566
                                               -------    --------   --------   --------   ---------
    Total revenues...........................        2          60        258        144       1,285

Cost of revenues:
  Cost of service revenues...................        8          59        767        517       1,091
  Cost of advertising revenues...............       --          --         49         --         307
                                               -------    --------   --------   --------   ---------
    Total cost of revenues...................        8          59        816        517       1,398
                                               -------    --------   --------   --------   ---------
Gross profit (loss)..........................       (6)          1       (558)      (373)       (113)

Operating expenses:
  Sales and marketing........................       38         414      1,669      1,002      14,363
  Product development........................       65         288        504        388         417
  General and administrative.................      251         527      1,142        665       1,491
  Stock-based compensation...................       --          11        326        226       2,835
                                               -------    --------   --------   --------   ---------
    Total operating expenses.................      354       1,240      3,641      2,281      19,106
                                               -------    --------   --------   --------   ---------
Loss from operations.........................     (360)     (1,239)    (4,199)    (2,654)    (19,219)
Interest and other income (expense), net.....        1          (3)        84         68         324
                                               -------    --------   --------   --------   ---------
Net loss.....................................     (359)     (1,242)    (4,115)    (2,586)    (18,895)
Accretion of mandatorily redeemable
  convertible preferred stock................       --         (86)      (717)      (485)       (239)
                                               -------    --------   --------   --------   ---------
  Net loss attributable to common
    stockholders.............................  $  (359)   $ (1,328)  $ (4,832)  $ (3,071)  $ (19,134)
                                               =======    ========   ========   ========   =========
Basic and diluted net loss per common
  share......................................  $ (0.73)   $  (1.08)  $  (3.49)  $  (2.22)  $  (12.87)
                                               =======    ========   ========   ========   =========
Shares used in calculating basic and diluted
  net loss per common share..................      493       1,228      1,383      1,382       1,487
                                               =======    ========   ========   ========   =========
Pro forma basic and diluted net loss per
  common share (Note 12) (unaudited).........                        $  (1.17)             $   (2.66)
                                                                     ========              =========
Shares used in calculating pro forma basic
  and diluted net loss per common share
  (unaudited)................................                           4,124                  7,183
                                                                     ========              =========

   The accompanying notes are an integral part of these financial statements.

                                IMPROVENET, INC.
    STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND MANDATORILY REDEEMABLE
                          CONVERTIBLE PREFERRED STOCK
                                 (IN THOUSANDS)

                                         MANDATORILY
                                         REDEEMABLE
                                         CONVERTIBLE           CONVERTIBLE
                                          PREFERRED             PREFERRED                                           NOTES
                                            STOCK                 STOCK             COMMON STOCK       ADDITIONAL  RECEIVABLE
                                     -------------------   -------------------   -------------------   PAID-IN      FROM
                                     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     STOCKHOLDERS
                                     --------   --------   --------   --------   --------   --------   ---------   -----------
Issuance of common stock in
  exchange for notes receivable
  from stockholder.................       --    $    --        --       $--         420       $--       $     4       $ (4)
Issuance of common stock...........       --         --        --        --         482         1           342         --
Common stock subscription..........       --         --        --        --          98        --            56         --
Net loss...........................       --         --        --        --          --        --            --         --
                                      ------    -------     -----       ---       -----       ---       -------       ----
BALANCES, DECEMBER 31, 1996........       --         --        --        --       1,000         1           402         (4)
Issuance of common stock in
  exchange for services rendered...       --         --        --        --         112        --            11         --
Issuance of common stock
  subscribed.......................       --         --        --        --         128        --            --         --
Issuance of common stock upon
  conversion of bridge notes
  payable..........................       --         --        --        --         134        --            67         --
Exercise of common stock options...       --         --        --        --           5        --            --         --
Issuance of Series A mandatorily
  redeemable convertible preferred
  stock net of issuance costs of
  $38..............................    1,205      1,166        --        --          --        --            --         --
Accretion of Series A mandatorily
  redeemable convertible preferred
  stock............................       --         86        --        --          --        --           (86)        --
Net loss...........................       --         --        --        --          --        --            --         --
                                      ------    -------     -----       ---       -----       ---       -------       ----
BALANCES, DECEMBER 31, 1997........    1,205      1,252        --        --       1,379         1           394         (4)
Exercise of common stock options...       --         --        --        --          27        --             2         --
Issuance of Series B mandatorily
  redeemable convertible preferred
  stock for net of issuance costs
  of $20...........................    1,935      4,855        --        --          --        --            --         --
Accretion of Series A mandatorily
  redeemable convertible preferred
  stock............................       --        192        --        --          --        --          (192)        --
Accretion of Series B mandatorily
  redeemable convertible preferred
  stock............................       --        525        --        --          --        --          (525)        --
Unearned stock-based compensation
  for service providers............       --         --        --        --          --        --           120         --
Amortization of stock-based
  compensation for service
  providers........................       --         --        --        --          --        --            --         --
Unearned employee stock-based
  compensation.....................       --         --        --        --          --        --           935         --
Amortization of unearned employee
  stock-based compensation.........       --         --        --        --          --        --            --         --
Net loss...........................       --         --        --        --          --        --            --         --
                                      ------    -------     -----       ---       -----       ---       -------       ----
BALANCES, DECEMBER 31, 1998........    3,140      6,824        --        --       1,406         1           734         (4)
Exercise of common stock options...       --         --        --        --         191         1            30         --
Exercise of Series A convertible
  preferred stock warrant..........       --         --         2        --          --        --             2         --
Accretion of Series A mandatorily
  redeemable convertible preferred
  stock............................       --         52        --        --          --        --           (52)        --
Accretion of Series B mandatorily
  redeemable convertible preferred
  stock............................       --        187        --        --          --        --          (187)        --
Conversion of Series A mandatorily
  redeemable convertible preferred
  stock into Series A convertible
  preferred stock..................   (1,205)    (1,496)    1,205         1          --        --         1,495         --
Conversion of Series B mandatorily
  redeemable convertible preferred
  stock into Series B convertible
  preferred stock..................   (1,935)    (5,567)    1,935         2          --        --         5,565         --
Issuance of Series C convertible
  preferred stock, net of issuance
  costs of $1,049..................       --         --     3,538         4          --        --        22,046         --
Issuance of Series D convertible
  preferred stock, net of issuance
  costs of $57.....................       --         --     2,101         2          --        --        16,118         --
Issuance of Series C convertible
  preferred stock for services.....       --         --         5        --          --        --            37         --
Payment received in settlement of
  stockholder notes receivable.....       --         --        --        --          --        --            --          2
Issuance of Series D convertible
  preferred stock warrant..........       --         --        --        --          --        --         2,507         --
Amortization of stock-based
  compensation from warrants
  granted to service providers.....       --         --        --        --          --        --            --         --
Unearned stock-based compensation
  for service providers............       --         --        --        --          --        --            19         --
Amortization of stock-based
  compensation from options granted
  to service providers.............       --         --        --        --          --        --            --         --
Unearned employee stock-based
  compensation.....................       --         --        --        --          --        --         8,036         --
Amortization of unearned employee
  stock-based compensation.........       --         --        --        --          --        --            --         --
Net loss...........................       --         --        --        --          --        --            --         --
                                      ------    -------     -----       ---       -----       ---       -------       ----
BALANCES, SEPTEMBER 30, 1999.......       --    $    --     8,786       $ 9       1,597       $ 2       $56,350       $ (2)
                                      ======    =======     =====       ===       =====       ===       =======       ====


                                     UNEARNED
                                     STOCK-BASED    ACCUMULATED
                                     COMPENSATION    DEFICIT       TOTAL
                                     ------------   -----------   --------
Issuance of common stock in
  exchange for notes receivable
  from stockholder.................    $    --       $     --     $    --
Issuance of common stock...........         --             --         343
Common stock subscription..........         --             --          56
Net loss...........................         --           (359)       (359)
                                       -------       --------     -------
BALANCES, DECEMBER 31, 1996........         --           (359)         40
Issuance of common stock in
  exchange for services rendered...         --             --          11
Issuance of common stock
  subscribed.......................         --             --          --
Issuance of common stock upon
  conversion of bridge notes
  payable..........................         --             --          67
Exercise of common stock options...         --             --          --
Issuance of Series A mandatorily
  redeemable convertible preferred
  stock net of issuance costs of
  $38..............................         --             --          --
Accretion of Series A mandatorily
  redeemable convertible preferred
  stock............................         --             --         (86)
Net loss...........................         --         (1,242)     (1,242)
                                       -------       --------     -------
BALANCES, DECEMBER 31, 1997........         --         (1,601)     (1,210)
Exercise of common stock options...         --             --           2
Issuance of Series B mandatorily
  redeemable convertible preferred
  stock for net of issuance costs
  of $20...........................         --             --          --
Accretion of Series A mandatorily
  redeemable convertible preferred
  stock............................         --             --        (192)
Accretion of Series B mandatorily
  redeemable convertible preferred
  stock............................         --             --        (525)
Unearned stock-based compensation
  for service providers............       (120)            --          --
Amortization of stock-based
  compensation for service
  providers........................        100             --         100
Unearned employee stock-based
  compensation.....................       (935)            --          --
Amortization of unearned employee
  stock-based compensation.........        226             --         226
Net loss...........................         --         (4,115)     (4,115)
                                       -------       --------     -------
BALANCES, DECEMBER 31, 1998........       (729)        (5,716)     (5,714)
Exercise of common stock options...         --             --          31
Exercise of Series A convertible
  preferred stock warrant..........         --             --           2
Accretion of Series A mandatorily
  redeemable convertible preferred
  stock............................         --             --         (52)
Accretion of Series B mandatorily
  redeemable convertible preferred
  stock............................         --             --        (187)
Conversion of Series A mandatorily
  redeemable convertible preferred
  stock into Series A convertible
  preferred stock..................         --             --       1,496
Conversion of Series B mandatorily
  redeemable convertible preferred
  stock into Series B convertible
  preferred stock..................         --             --       5,567
Issuance of Series C convertible
  preferred stock, net of issuance
  costs of $1,049..................         --             --      22,050
Issuance of Series D convertible
  preferred stock, net of issuance
  costs of $57.....................         --             --      16,120
Issuance of Series C convertible
  preferred stock for services.....         --             --          37
Payment received in settlement of
  stockholder notes receivable.....         --             --           2
Issuance of Series D convertible
  preferred stock warrant..........     (2,507)            --          --
Amortization of stock-based
  compensation from warrants
  granted to service providers.....         42             --          42
Unearned stock-based compensation
  for service providers............        (19)            --          --
Amortization of stock-based
  compensation from options granted
  to service providers.............         39             --          39
Unearned employee stock-based
  compensation.....................     (8,036)            --          --
Amortization of unearned employee
  stock-based compensation.........      2,717             --       2,717
Net loss...........................         --        (18,895)    (18,895)
                                       -------       --------     -------
BALANCES, SEPTEMBER 30, 1999.......    $(8,493)      $(24,611)    $23,255
                                       =======       ========     =======

   The accompanying notes are an integral part of these financial statements.

                                IMPROVENET, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                              NINE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                            ------------------------------   -------------------
                                                              1996       1997       1998       1998       1999
                                                            --------   --------   --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................   $(359)    $(1,242)   $(4,115)   $(2,586)   $(18,895)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.........................       7          20         52         35          79
    Allowance for doubtful accounts.......................      --           3          5         12          40
    Stock-based compensation for options and common stock
      granted.............................................      --          11        326        226       2,756
    Series C convertible preferred stock issued for
      services............................................      --          --         --         --          37
    Amortization of stock-based compensation for Series D
      warrants granted to service provider................      --          --         --         --          42
    Other.................................................      --           2          3          2           9
  Changes in operating assets and liabilities:
    Accounts receivable...................................      --          (8)       (33)       (43)       (569)
    Prepaid expenses and other current assets.............      --          (1)       (94)       (14)     (3,060)
    Other assets..........................................      (7)         (5)        --         (7)        (27)
    Accounts payable......................................      18          51        409         94       3,485
    Accrued liabilities...................................      13          (2)       209        115       1,850
    Deferred revenue......................................      --          --         --         --         121
    Other long-term liabilities...........................      --          --         --         --         104
                                                             -----     -------    -------    -------    --------
      Net cash used in operating activities...............    (328)     (1,171)    (3,238)    (2,166)    (14,028)
                                                             -----     -------    -------    -------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.....................     (51)        (85)      (224)      (183)       (979)
  Increase in restricted cash.............................                  --        (49)       (49)       (400)
  Issuance of note receivable to related party............      --          --         --         --        (500)
  Payments for acquisition of CRS.........................      --          --         --         --        (546)
                                                             -----     -------    -------    -------    --------
      Net cash used in investing activities...............     (51)        (85)      (273)      (232)     (2,425)
                                                             -----     -------    -------    -------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock..............     343          --          2          1          31
  Proceeds from the issuance of preferred stock, net......      --       1,166      4,705      4,705      38,172
  Proceeds from common stock subscription.................      56          --         --         --          --
  Repayment of stockholder note receivable................      --          --         --         --           2
  Proceeds from the issuance of convertible bridge
    notes.................................................      --          65        150        150          --
  Borrowings under lines of credit........................      --         350        298         --          --
  Principal payments under lines of credit................      --          --       (313)      (308)       (335)
                                                             -----     -------    -------    -------    --------
      Net cash provided by financing activities...........     399       1,581      4,842      4,548      37,870
                                                             -----     -------    -------    -------    --------

Net increase in cash and cash equivalents.................      20         325      1,331      2,150      21,417

Cash and cash equivalents, beginning of period............      --          20        345        345       1,676
                                                             -----     -------    -------    -------    --------

Cash and cash equivalents, end of period..................   $  20     $   345    $ 1,676    $ 2,495    $ 23,093
                                                             =====     =======    =======    =======    ========

   The accompanying notes are an integral part of these financial statements.

                                IMPROVENET, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - FORMATION AND BUSINESS OF THE COMPANY AND BASIS OF PRESENTATION

    ImproveNet, Inc. (the "Company") (formerly Netelligence, Inc.) was incorporated in California in January 1996 and reincorporated in Delaware in June 1998. The Company is a leading destination on the Internet for residential home improvement market making activities between (1) homeowners,
(2) contractors, architects and designers, and (3) material suppliers. The Company operates primarily in the United States. The Company aggregates and organizes information online and ensures that the content is immediately accessible, easy-to-use and efficient for home improvement and services and product buyers and sellers. The Company has a proprietary matching service that electronically and impartially screens and monitors contractors, architects and designers to facilitate access by homeowners to reputable, pre-screened service providers.

    During 1998, the Company emerged from the development stage. Although no longer in the development stage, the Company continues to be subject to risks and challenges similar to other companies in a comparable stage of development. These risks include, but are not limited to, dependence on key individuals, successful development and marketing of products, the ability to obtain adequate financing to support growth, competition from substitute service providers and larger companies with greater financial, technical, management and marketing resources.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CERTAIN RISKS AND UNCERTAINTIES

    The Company's services are concentrated in a single segment of the Internet commerce industry, which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. The success of the Company depends on management's ability to anticipate or to respond quickly and adequately to technological developments in the industry, changes in customer requirements and changes in regulatory requirements or industry standards. Any significant delays in the development or introduction of services could have a material and adverse effect on the Company's business and operating results.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less to be cash equivalents.

RESTRICTED CASH

    At December 31, 1998 and September 30, 1999, cash balances of approximately $49,000 and $449,000, respectively, were restricted from withdrawal and held by a bank in the form of certificates of deposit. These certificates of deposit serve as collateral supporting letters of credit issued to the

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Company's landlords as security deposits and will not be available until the leases for the Company's facilities expire.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The reported amounts of certain of the Company's financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and other accrued liabilities, approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying values of the lines of credit approximate fair value.

LONG-LIVED ASSETS

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of three to seven years. Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the facility lease term or the estimated useful lives of the improvements. Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to operations. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

    The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced by the estimated disposal costs.

GOODWILL

    Goodwill is amortized from the date of acquisition using the straight-line method over the expected period to be benefited, estimated at five years. At September 30, 1999, the total value assigned to goodwill of $411,000 was offset by accumulated amortization of $7,000. The Company assesses the recoverability of goodwill, as well as other long-lived assets, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires the Company to review the carrying value of an asset for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized.

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

    Revenues are primarily derived from service provider referral fees and advertising placed on the Company's Web sites. Service provider revenues include lead and win fees. Lead fees are recognized at the time a homeowner and contractor are matched by the Company and the service provider becomes obligated to pay such fee. Win fees are recognized at the time the service provider or the homeowner notifies us that a job has been sold and the service provider becomes obligated to pay such fee. Payments received in advance of providing services are deferred until the period the services are provided, this deferred revenue is included in current liabilities. The Company establishes a sales reserve at the time of revenue recognition based on the Company's historical experience.

    Beginning in December 1998, the Company also derived advertising revenues from the sale of banner and other Web site advertisements. Advertising revenues generally are derived from short-term advertising contracts in which the Company typically guarantees that a minimum number of impressions will be delivered to its Web site visitors over a specified period of time for a fixed fee. Advertising revenues are typically recognized as the lesser of the amounts recorded ratably over the period in which the advertising is delivered or the percentage of guaranteed impressions delivered. However, if the percentage of time elapsed exceeds the percentage of guaranteed impressions delivered, revenue is recognized at the lower percentage. During the nine months ended
September 30, 1999, advertising revenues represented 44% of total revenues.

    Advertising revenues include barter revenues, which result from the exchange by the Company of advertising space on the Company's Web sites for reciprocal advertising space on the Web sites of third parties. Revenues from these barter transactions are recorded as advertising revenues at the estimated fair value of the advertisements received or delivered, whichever is more reliably measurable. Advertising barter revenues are recognized at the lesser of the amount recorded ratably over the period in which the advertising is delivered or the percentage of guaranteed impressions delivered. Barter expenses are recorded as sales and marketing expenses in the statements of operations when the Company's advertisements are delivered on the reciprocal Web sites, which is typically in the same period as when advertisements are delivered on the Company's Web sites. Advertising barter revenues represented $152,000 or 12% of total revenues for the nine months ended September 30, 1999. There were no barter revenues in 1997 and 1998.

    In September 1999, the Company entered into a three-year agreement with a related party stockholder to provide, for a fixed annual fee, an advertising package that includes a mix of buttons, banners and other advertising products, plus a guarantee of a continuous presence on the Company's Web sites. The package represents a discount to the standard rate for each product sold individually. The agreement requires that the advertising customer refer new home improvement job submissions that they become aware of to the Company. The agreement also includes cooperative marketing terms under which the Company is obligated to fund a variety of co-branded advertisements on television and in print media with, or on behalf, of the advertising customer.

    For agreements of this type, the Company measures as net revenues the amount, if any, by which the total fees payable to it under the advertising agreement exceed their obligation to pay the customer for cooperative marketing activities. The net revenues are also reduced by the estimated fair value of warrants granted to the advertising customer in connection with the advertising package agreement as measured using the Black Scholes option pricing model. Any remaining net revenues, from these agreements are recognized over the term of the agreement once advertising is delivered to the

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

customer and collection of the resulting receivable is deemed to be probable. If the Company's cooperative advertising obligations under arrangement, together with the fair value of any warrants granted in connection with the agreement, exceed the total fees payable to the Company under the agreement, the excess is recorded as sales and marketing expense.

    Total revenues may be analyzed as follows:

                                                                                                     NINE MONTHS
                                                                       YEAR ENDED                       ENDED
                                                                      DECEMBER 31                   SEPTEMBER 30,
                                                             ------------------------------      -------------------
                                                               1996       1997       1998          1998       1999
                                                             --------   --------   --------      --------   --------
Service revenues...........................................     $2        $60        $238          $144      $  719
Amounts invoiced under contractual advertising
  arrangements.............................................     --         --          20            --         629
                                                                --        ---        ----          ----      ------
                                                                 2         60         258           144       1,348

Amounts incurred under co-operative advertising
  arrangements with related parties........................     --         --          --            --         (63)
                                                                --        ---        ----          ----      ------
Total revenues.............................................     $2        $60        $258          $144      $1,285
                                                                ==        ===        ====          ====      ======

    Total revenues are reported in the statement of operations net of the amounts incurred under the cooperative advertising arrangements with related parties as follows (in thousands):


Service revenues...........................................     $2        $60        $238          $144      $  719
Advertising revenues.......................................     --         --          20            --         566
                                                                --        ---        ----          ----      ------
Total revenues.............................................     $2        $60        $258          $144      $1,285
                                                                ==        ===        ====          ====      ======

PRODUCT DEVELOPMENT COSTS

    Product development costs include expenses incurred by the Company to develop and enhance the Company's Web sites. Product development costs are expensed as incurred.

ADVERTISING

    The Company expenses advertising costs as they are incurred. Advertising expenses for each of the years in the three year period ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 were none, $28,000, $761,000, $342,000 and $9,286,000, respectively. Of these total expenses, barter advertising costs represented $152,000 for the nine months ended September 30, 1999 and zero for all other periods presented.

STOCK-BASED COMPENSATION

    The Company follows the disclosure provisions of Financial Accounting Standards Board ("FASB") SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented (see Note
9). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

value of the Company's stock and the exercise price of the option. Stock issued to non-employees has been accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

INCOME TAXES

    Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to affect taxable income. Valuation allowances are established when management believes there is uncertainty regarding the recovery of deferred tax assets.

CONCENTRATION OF CREDIT RISK

    The Company's cash and cash equivalents are held with a major bank in the United States. The Company's customers consist of contractors, homeowners and manufacturers within the United States. The Company performs ongoing credit evaluations of its customers' financial condition. The Company does not require collateral. Two customers accounted for 11% and 10% of aggregate accounts receivable as of September 30, 1999. There was no customer with a balance that accounted for greater than 10% of aggregate accounts receivable as of December 31, 1997 or 1998. There was no customer that accounted for greater than 10% of total revenues for any of the periods presented in the accompanying statements of operations.

BUSINESS SEGMENTS

    The Company follows SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly held companies to report financial and other information about key revenue segments of the entity for which this information is available and is utilized by the chief operating decision maker. The Company conducts its business within one business segment primarily within the United States. Revenues from customers outside of the United States were insignificant for all periods presented in the accompanying statements of operations.

COMPREHENSIVE INCOME

    The Company follows SFAS No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net loss and its comprehensive loss for any of the periods presented in the accompanying statement of operations.

NET LOSS PER COMMON SHARE

    Basic net loss per common share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the exercise of stock options and warrants and upon conversion of convertible preferred stock, are included in the diluted net loss per common share calculation to the extent these shares are dilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows (in thousands, except per share amounts):

                                                                                    NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                  ------------------------------   -------------------
                                                    1996       1997       1998       1998       1999
                                                  --------   --------   --------   --------   --------
Numerator
  Net loss attributable to common
    stockholders................................   $ (359)   $(1,328)   $(4,832)   $(3,071)   $(19,134)
                                                   ======    =======    =======    =======    ========

Denominator
  Weighted average common shares................      694      1,233      1,383      1,382       1,487
  Weighted average unvested common shares
    subject to repurchase.......................     (201)        (5)        --         --          --
                                                   ------    -------    -------    -------    --------
  Denominator for basic and diluted
    calculation.................................      493      1,228      1,383      1,382       1,487
                                                   ======    =======    =======    =======    ========

  Basic and diluted net loss per common share...   $(0.73)   $ (1.08)   $ (3.49)   $ (2.22)   $ (12.87)
                                                   ======    =======    =======    =======    ========

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (CONTINUED)

    The following table summarizes common stock equivalents that are not included in the denominator used in the diluted net loss per common share calculation because to do so would be antidilutive for the periods indicated (in thousands):

                                                                                                   NINE MONTHS
                                                                       YEARS ENDED                    ENDED
                                                                       DECEMBER 31,               SEPTEMBER 30,
                                                              ------------------------------   -------------------
                                                                1996       1997       1998       1998       1999
                                                              --------   --------   --------   --------   --------
Weighted average effect of common stock equivalents:
  Series A convertible preferred stock......................     --        609       1,205      1,205      1,205
  Series B convertible preferred stock......................     --         --       1,536      1,401      1,935
  Series C convertible preferred stock......................     --         --          --         --      2,402
  Series D convertible preferred stock......................     --         --          --         --        154
  Options to purchase common stock..........................     --        167         429        406      1,147
  Warrants to purchase convertible preferred and common
    stock...................................................     --         51         122        138        192
  Common stock subject to repurchase........................    201          5          --         --         --
                                                                ---        ---       -----      -----      -----
                                                                201        832       3,292      3,150      7,035
                                                                ===        ===       =====      =====      =====

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. The Company does not currently hold any derivative instruments and does not engage in hedging activities. The Company expects the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flow. The Company will be required to adopt SFAS No. 133 for the year ending December 31, 2001.

NOTE 3 - ACQUISITION

    On September 9, 1999, the Company completed the acquisition of all the assets and business of Contractor Referral Services, LLC ("CRS"), which operated a toll-free telephone contractor referral service. The total acquisition cost was $650,000 and consisted of a cash payment of $550,000 and a holdback of $100,000 retained by the Company. The acquisition was accounted for using the purchase method. Accordingly, the results of operations for CRS have been included in the Company's statement of operations only from the date of acquisition. At September 30, 1999, the $100,000 holdback was included in other long-term liabilities as it is not payable until 2001.

    The purchase price was allocated to the acquired assets based on fair values as follows (in thousands):


Accounts receivable and other assets.......................             $ 64
Licensing right............................................              125
Non-competition agreement..................................               50
Goodwill...................................................              411
                                                                        ----
  Total....................................................             $650
                                                                        ====

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 - ACQUISITION (CONTINUED)

    The following unaudited pro forma financial information presents the combined results of operations of the Company and CRS as if the acquisition had occurred on January 1, 1998, after giving effect to certain adjustments, principally amortization of goodwill. This unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisition been completed on January 1, 1998 (in thousands, except per share amounts).

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998             1999
                                                              -------------   --------------
                                                               (UNAUDITED)     (UNAUDITED)
Revenues....................................................     $   529         $  1,500
Net loss attributable to common stockholders................      (4,958)         (19,316)
Basic and diluted net loss per common share.................       (3.58)          (12.99)

NOTE 4 - BALANCE SHEET COMPONENTS

PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                                   DECEMBER 31,
                                                             -------------------------   SEPTEMBER 30,
                                                                1997          1998            1999
                                                             -----------   -----------   --------------
                                                                           (IN THOUSANDS)
Prepaid advertising expenses...............................  $        --   $        --       $2,925
Prepaid expenses and other current assets..................            1             3          157
                                                             -----------   -----------       ------

                                                             $         1   $         3       $3,082
                                                             ===========   ===========       ======

PROPERTY AND EQUIPMENT

                                                                DECEMBER 31,
                                                             -------------------   SEPTEMBER 30,
                                                               1997       1998          1999
                                                             --------   --------   --------------
                                                                        (IN THOUSANDS)
Computer equipment.........................................    $ 93       $188         $  431
Software...................................................      10         15             26
Furniture, fixtures and other equipment....................      31         47            647
Leasehold improvements.....................................      --        108            233
                                                               ----       ----         ------
                                                                134        358          1,337
Less: accumulated depreciation and amortization............     (25)       (77)          (149)
                                                               ----       ----         ------

                                                               $109       $281         $1,188
                                                               ====       ====         ======

    Depreciation and amortization expenses for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 were $7,000, $20,000, $52,000, $35,000 and $72,000, respectively.

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 - BALANCE SHEET COMPONENTS (CONTINUED)

ACCRUED LIABILITIES

                                                        DECEMBER 31,
                                                     -------------------   SEPTEMBER 30,
                                                       1997       1998          1999
                                                     --------   --------   --------------
                                                                (IN THOUSANDS)
Accrued advertising expense........................    $ --       $130         $1,677
Accrued payroll costs..............................      --         27            151
Other..............................................      11         64            243
                                                       ----       ----         ------

                                                       $ 11       $221         $2,071
                                                       ====       ====         ======

NOTE 5 - LINES OF CREDIT

    During July 1997, the Company entered into a revolving line of credit with a financial institution under which the Company could borrow up to $350,000. During March 1998, the Company converted approximately $50,000 of this facility into an equipment line of credit. Borrowings for equipment purchases under the equipment line of credit were collateralized by the equipment purchased, accrued interest at the rate of prime plus 1.25% (9% at December 31, 1998) and were due in 36 equal monthly installments commencing on February 29, 1998. Borrowings under the revolving line of credit accrued interest at the rate of prime plus 1.25%. The lines of credit were paid in full and terminated on January 29, 1999.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company leases a facility under an operating lease agreement expiring February 2002. In June 1999, the Company entered into a seven-year lease agreement for another office facility in Redwood City, California. Total future minimum lease payments for the new facility totaled $3,871,000 at the date the agreement was signed. Under the terms of the leases, the Company provided letters of credit as security deposits. In September 1999, the Company assumed the lease obligation of an office facility in Santa Ana, California in connection with the purchase of CRS. The remaining term of the lease is two years. Total future minimum lease payments totaled $54,000 at the date the lease obligation was assumed. In September 1999, the Company entered into a five-year lease agreement for an office facility in Fort Lauderdale, Florida. Total future minimum lease payments totaled $556,000 at the date the agreement was signed.

    Future minimum lease payments under operating leases as of September 30, 1999 are as follows (in thousands):

YEAR ENDING DECEMBER 31,
1999........................................................    $  178
2000........................................................       723
2001........................................................       724
2002........................................................       667
2003........................................................       673
2004........................................................       653
Thereafter..................................................       994
                                                                ------
                                                                $4,612
                                                                ======

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

    Rent expense charged to operations for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 was $30,000, $78,000, $80,000, $62,000 and $142,000, respectively.

MARKETING AGREEMENTS

    The Company has entered into a number of agreements with Internet media companies to purchase online advertising and linkages. The Company expenses the amounts as sales and marketing expenses ratably over the respective terms of the agreements. The agreements require minimum future payments over the terms of the agreements as follows (in thousands):


Year Ending December 31,
1999........................................................    $119
2000........................................................      85
                                                                ----
                                                                $204
                                                                ====

ADVERTISING PACKAGE AGREEMENTS

    In September 1999, the Company entered into an advertising package agreement under which the Company will exchange advertising services for advertising services with an investor in Series D convertible preferred stock. The minimum future payments under the advertising agreement are as follows (in thousands):


Year Ending December 31,
1999........................................................   $  312
2000........................................................      854
2001........................................................    1,104
2002........................................................      730
                                                               ------
                                                               $3,000
                                                               ======

401(K) PLAN

    Effective January 1, 1999, the Company adopted a 401(k) savings plan under which eligible employees may contribute the lesser of 20% of their eligible compensation or the annual limit of $10,000 in 1999. In addition, the Company may make discretionary contributions to the plan, although none has been made in any of the periods presented.

NOTE 7 - CONVERTIBLE BRIDGE NOTES

    During February 1997, the Company raised $65,000 through the issuance of convertible bridge notes bearing interest at the rate of 1% per month. Total principal plus accrued interest was converted into 133,604 shares of common stock during June and July 1997 at a conversion rate of $0.50 per share.

    During January 1998, the Company raised $150,000 through the issuance of convertible bridge notes bearing interest at the rate of 6% per year. Total principal plus accrued interest was converted into 59,524 shares of Series B preferred stock in 1998 at a conversion rate of $2.52 per share, which was equal to the issuance price.

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 - CONVERTIBLE PREFERRED STOCK

    Under the Company's Certificate of Incorporation, as amended in September 1999, the Company is authorized to issue 9,482,935 shares of preferred stock, of which 1,301,400 shares have been designated as Series A preferred stock, 1,981,535 shares have been designated as Series B preferred stock, 3,700,000 shares have been designated as Series C preferred stock, and 2,500,000 shares have been designated as Series D preferred stock. From inception through September 30, 1999, the Company issued preferred stock as follows (in thousands, except share and per share amounts):

                                    AMOUNT                                                                      LIQUIDATION
                        ORIGINAL    NET OF                                             ISSUED                  PREFERENCE AT
                         ISSUE     ISSUANCE    CUMULATIVE     TOTAL       SHARES         AND       PAR VALUE   SEPTEMBER 30,
                         PRICE       COST      ACCRETION      AMOUNT    AUTHORIZED   OUTSTANDING    AMOUNT         1999
                        --------   --------   ------------   --------   ----------   -----------   ---------   -------------
Series A..............   $1.00     $ 1,166       $  330      $ 1,496    1,301,400     1,207,000       $ 1         $ 1,377
Series B..............   $2.52       4,855          712        5,567    1,981,535     1,934,526         2           5,336
Series C..............   $6.53      22,087           --       22,087    3,700,000     3,543,190         4          23,808
Series D..............   $7.70      16,120           --       16,120    2,500,000     2,100,843         2          16,219
                                   -------       ------      -------    ---------     ---------       ---         -------
Total.................             $44,228       $1,042      $45,270    9,482,935     8,785,559       $ 9         $46,740
                                   =======       ======      =======    =========     =========       ===         =======

DIVIDENDS

    All holders of preferred stock are entitled to receive, when and if declared by the Board of Directors, non-cumulative cash dividends at the rate of 6% of the original issue price per annum on each outstanding share of preferred stock. As of September 30, 1999, no dividends had been declared.

LIQUIDATION

    In the event of any liquidation, dissolution or winding up of the Company, all holders of preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the original issue price, plus the greater of (i) all declared and unpaid dividends on the shares of preferred stock or
(ii) an amount equal to 6%, compounded annually, of the original issue price per annum from the date that the first share of the series of preferred stock was issued until the date of payment, less the per share amount of any dividends previously paid on such shares, for each share of preferred stock held by them. If the funds available for distribution were insufficient to cover the liquidation preferences of all the preferred stock, then the entire assets and funds of the Company legally available for distribution would be distributed ratably among the preferred stockholders in proportion to the full amounts to which they would otherwise be entitled.

    After payment of the full liquidation preferences of the preferred stock, the common stockholders would receive, on a pro rata basis, proceeds up to a total amount per share equal to the preference of the Series B preferred stockholders.

    After the payment of the full liquidation preferences to the preferred and required payments to the common stockholders, as described above, the assets of the Company legally available for distribution, if any, would be distributed ratably to the holders of the common stock and preferred stock on an as-if converted to common stock basis.

CONVERSION

    Each share of preferred stock is convertible, at the option of the holder, into the number of fully paid and non-assessable shares of common stock determined by dividing the preferred stock issue price by its conversion price in effect at the time. The initial conversion prices of Series A, Series B, Series C and Series D preferred stock are $1.00, $2.52, $6.53 and $7.70, respectively, and are subject to

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 - CONVERTIBLE PREFERRED STOCK (CONTINUED)

adjustment in accordance with anti-dilution provisions contained in the Company's Certificate of Incorporation. Conversion is automatic immediately upon the closing of a firm commitment underwritten initial public offering ("IPO") in which the per share public offering price is at least $9.80 and the aggregate proceeds raised exceed $20,000,000.

REDEMPTION

    The holders of Series A and Series B preferred stock were entitled to certain rights of redemption until the March 29, 1999 amendment of the Company's Certificate of Incorporation. At this time, the redemption feature was removed and accretion to the redemption value ceased.

VOTING RIGHTS

    Each holder of preferred stock is entitled to one vote for each share of common stock into which each share of preferred stock could be converted. The holders of Series A, B, C and D preferred stock are each entitled to elect one member of the Board of Directors.

NOTE 9 - COMMON STOCK

    The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 31,000,000 shares of common stock. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of preferred stock at the time outstanding.

    At September 30, 1999, the Company had reserved shares of common stock for future issuance as follows:


Conversion of Series A convertible preferred stock..........    1,207,000
Conversion of Series B convertible preferred stock..........    1,934,526
Conversion of Series C convertible preferred stock..........    3,543,190
Conversion of Series D convertible preferred stock..........    2,100,843
Exercise of options.........................................    1,877,511
Warrants....................................................      524,576
                                                              -----------
                                                               11,187,646
                                                              ===========

    Holders of more than a majority of registrable securities may demand that the Company file a registration statement having a net aggregate offering price to the public in excess of $5,000,000, subject to certain limitations.

    The Company had not declared or paid cash dividends as of September 30, 1999.

STOCK OPTION PLAN

    Under the Company's 1996 Stock Option Plan, as amended (the "Plan"), the Company may issue incentive stock options or non-statutory stock options to purchase up to 2,100,000 shares of common stock. Incentive stock options may be granted to employees at exercise prices not lower than fair market value at the date of grant, as determined by the Board of Directors. Non-statutory stock options may be granted to employees, directors and consultants, at exercise prices not lower than 85% of fair market value at the date of grant, as determined by the Board of Directors. The Board also has the authority to set the term of the options up to a maximum of ten years. Options granted generally vest over four years. Unexercised options expire three months after termination of employment with the Company.

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 - COMMON STOCK (CONTINUED)

    Activity under the Plan is as follows (in thousands, except share and per share amounts):

                                                           OUTSTANDING OPTIONS
                                             ------------------------------------------------
                                                                                     WEIGHTED
                                  SHARES                                             AVERAGE
                                AVAILABLE     NUMBER       EXERCISE      AGGREGATE   EXERCISE
                                FOR GRANT    OF SHARES       PRICE         PRICE      PRICE
                                ----------   ---------   -------------   ---------   --------
Shares reserved at plan
  inception...................      80,000
Options granted...............     (78,500)     78,500   $0.25-$1.00      $   33      $0.43
                                ----------   ---------                    ------      -----
Balances, December 31, 1996...       1,500      78,500   $0.25-$1.00      $   33      $0.43

Additional shares
  authorized..................     520,000
Options granted...............    (458,433)    458,433   $   0.10             46      $0.10
Options exercised.............          --      (5,000)  $   0.10             --      $0.10
Options canceled..............      87,778     (87,778)  $0.10-$1.00         (27)     $0.31
                                ----------   ---------                    ------

Balances, December 31, 1997...     150,845     444,155   $0.10-$1.00          52      $0.12

Additional shares
  authorized..................     400,000
Options granted...............    (643,000)    643,000   $   0.25            161      $0.25
Options exercised.............          --     (27,250)  $   0.10             (2)     $0.10
Options canceled..............     295,937    (295,937)  $0.10-$0.25         (50)     $0.17
                                ----------   ---------                    ------

Balances, December 31, 1998...     203,782     763,968   $0.10-$1.00         161      $0.21

Additional shares
  authorized..................   1,100,000
Options granted...............  (1,422,052)  1,422,052   $0.25-$4.00       1,517      $1.07
Options exercised.............          --    (190,239)  $0.10-$0.25         (31)     $0.17
Options canceled..............    (235,584)   (235,584)  $0.25-$1.50         (60)     $0.26
                                ----------   ---------                    ------

Balances, September 30,
  1999........................     117,314   1,760,197   $0.10-$4.00      $1,587      $0.90
                                ==========   =========                    ======

    The following table summarizes information with respect to stock options outstanding at September 30, 1999:

                       OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
              -------------------------------------   ----------------------
                              WEIGHTED
                              AVERAGE      WEIGHTED                 WEIGHTED
                             REMAINING     AVERAGE                  AVERAGE
 EXERCISE       NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
   PRICE      OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
-----------   -----------   ------------   --------   -----------   --------
$  0.10          108,569         7.81       $0.10        60,756      $0.10
$  0.25          908,678         9.30       $0.25        78,845      $0.25
$  1.00            1,500         7.75       $1.00         1,500      $1.00
$  1.50          648,250         9.78       $1.50           875      $1.50
$  4.00           93,200         9.94       $4.00            --      $4.00
               ---------         ----       -----       -------      -----
$0.10-4.00     1,760,197         9.42       $0.90       141,976      $0.20
               =========         ====       =====       =======      =====

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 - COMMON STOCK (CONTINUED)

    As of December 31, 1996, 1997 and 1998, the number of options exercisable was 75,166, 168,181 and 248,386, respectively, at weighted average exercise prices of $0.43, $0.14 and $0.17, respectively.

FAIR VALUE DISCLOSURES

    The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following assumptions:

                                                                      NINE MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                          --------------------------------------   ------------------------
                            1996         1997           1998          1998         1999
                          --------   ------------   ------------   ----------   -----------
Weighted average fair
  values................  $0.08      $   0.21       $   2.06       $  2.07      $  6.16

Assumptions:
  Risk-free interest
    rates...............   6.12%        6.12%        4.30-5.59%    5.30-5.59%   4.30-5.99%
  Expected lives........  4 years      4 years        4 years       4 years       4 years
  Dividend yield........    --            --             --            --           --

    Had compensation cost for the Company's stock option plan been determined based on the fair market values of these stock options at the grant dates consistent with the provisions of SFAS No. 123, the Company's net loss would have changed to the pro forma amounts as follows (in thousands):

                                                                                 NINE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                               ------------------------------   -------------------
                                                 1996       1997       1998       1998       1999
                                               --------   --------   --------   --------   --------
Net loss attributable to common
  stockholders...............................   $ (359)   $(1,328)   $(4,832)   $(3,071)   $(19,134)
Net loss attributable to common
  stockholders--pro forma....................   $ (359)   $(1,328)   $(4,837)   $(3,074)   $(19,166)
Basic and diluted net loss per common
  share......................................   $(0.73)   $ (1.08)   $ (3.49)   $ (2.22)   $ (12.87)
Basic and diluted net loss per common share--
  pro forma..................................   $(0.73)   $ (1.08)   $ (3.50)   $ (2.22)   $ (12.89)

    The effects of applying SFAS 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated.

UNEARNED STOCK-BASED COMPENSATION

    In connection with certain employee and non-employee stock option grants during 1998 and 1999, the Company recorded unearned stock-based compensation totaling $9.1 million, which is being amortized over the vesting periods of the related options, generally four years using the method set out in FASB Interpretation No. 28 ("FIN 28"). Under the FIN 28 method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services have been provided. This method results in higher compensation expense in the earlier vesting periods of the related options. Amortization of this stock-based compensation recognized during the year ended December 31, 1998 and the nine months ended September 1999 totaled approximately $326,000 and $2.8 million, respectively.

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 - COMMON STOCK (CONTINUED)

    The total unearned stock-based compensation recorded to date will be amortized as follows: $1.2 million for the remainder of 1999; $2.8 million in 2000; $1.4 million in 2001; $554,000 in 2002 and $56,000 in 2003.

NOTE 10 - WARRANTS

    In June 1997, the Company issued warrants to purchase 10,000 shares of common stock, at $1.00 per share, to members of the Board of Directors. In June 1997, the Company also issued warrants to purchase 95,600 shares of series A convertible preferred stock to non-employees and warrants to purchase 800 shares of series A convertible preferred stock to a member of the Board of Directors, at $1.00 per share, in connection with the series A financing. Warrants to purchase 2000 shares of series A preferred stock will be exercised in the nine months ending September 30, 1999.

    In March 1998, the Company issued warrants to purchase 47,009 shares of series B convertible preferred stock to holders of series B convertible preferred stock, in connection with the series B financing.

    In connection with the series C convertible preferred stock financing in March 1999, the Company issued a warrant to purchase 47,167 shares of series C convertible preferred stock as consideration for stock issuance costs. In September 1999, the Company granted a customer and its affiliate warrants to purchase 209,000 and 117,000 shares of series D convertible preferred stock, respectively, as consideration for sales and marketing expense.

    In 1999, warrants to purchase 2,000 shares of Series A convertible preferred stock were exercised for cash proceeds of $2,000.

    The following summarizes the warrants outstanding at September 30, 1999:

                                                NUMBER
                                                  OF      EXERCISE
                                                SHARES     PRICE      EXPIRATION DATE
                                               --------   --------   -----------------
Series A convertible preferred stock.........   94,400     $1.00     June 30, 2001
Series B convertible preferred stock.........   47,009     $2.52     March 28, 2004
Series C convertible preferred stock.........   47,167     $6.53     March 28, 2004
Series D convertible preferred stock.........  326,000     $0.01     September 9, 2003
Common stock.................................   10,000     $1.00     June 16, 2007

    Upon an IPO, the warrants to purchase convertible preferred stock will automatically convert to warrants to purchase common stock of the Company under the same terms.

    The Company has determined the estimated fair market value of the warrants issued in the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 to be $48,000, $80,000 and $2,507,000, respectively. The fair value of the grants was estimated using the Black-Scholes model and was charged to operating expenses and stock issuance costs in 1997 and 1998. The fair value of the warrants for series C convertible preferred stock granted in 1999 is charged to stock issue costs. The fair value of warrants for series D convertible preferred stock granted in 1999 is being charged to sales and marketing expense over the period of the related co-marketing agreement, which expires in 2002, as follows: $194,000 for the remainder of 1999; $771,000 for 2000; $771,000 for 2001 and $729,000 for 2002.

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 - WARRANTS (CONTINUED)

    The fair value of each warrant has been estimated on the date of grant using the following assumptions:

                                                                                     NINE MONTHS
                                                         YEARS ENDED                    ENDED
                                                         DECEMBER 31,               SEPTEMBER 30,
                                                    ----------------------      ----------------------
                                                      1997          1998          1998          1999
                                                    --------      --------      --------      --------
Risk-free interest rate...........................    6.12%         5.36%         5.61%         5.23%
Expected dividends................................      --            --            --            --
Volatility........................................      70%           70%           70%           70%

NOTE 11 - RELATED PARTY TRANSACTIONS

    During 1996, 1997 and 1998, the Company leased office space from a company in which an executive officer held an ownership interest. The rent paid under this lease was $30,000, $78,000 and $23,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

    During May 1999, the Company entered into a promissory note agreement with its Chief Executive Officer, whereby the Company agreed to loan the officer up to $500,000. The full amount was loaned in August 1999. The note accrues interest at 5.25% per annum and is due and payable on the earlier of the first day of the month following the one-year anniversary of the closing of a firm commitment underwritten public offering of the Company's common stock or within 90 days after the voluntary termination of the officer's employment or the termination of the officer's employment for cause. The note is collateralized by the officer's shares of stock and options to purchase shares of stock. At September 30, 1999, $500,000 was outstanding under the note. If the Company terminates the officer's employment without cause prior to March 29, 2000, 50% of the loan will be forgiven. If the Company terminates the officer's employment without cause after March 29, 2000 and prior to the first anniversary of the closing of the Company's IPO, 75% of the loan will be forgiven.

    An investor who participated in the Company's Series D convertible preferred stock offering is also an advertising customer of the Company. The Company had accounts receivable and deferred revenue balances from this related party of $62,500 at September 30, 1999 and granted to it and its affilate warrants to purchase 326,000 shares of Series D convertible preferred stock.

NOTE 12 - UNAUDITED PRO FORMA NET LOSS PER COMMON SHARE AND PRO FORMA STOCKHOLDERS' EQUITY

    Upon the closing of the Company's initial public offering, all outstanding convertible preferred stock will be converted automatically into common stock. The pro forma effect of this conversion has been presented as a separate column in the Company's balance sheet, assuming the conversion had occurred as of September 30, 1999.

    Pro forma basic and diluted net loss per common share have been computed as described in Note 2 and also give effect to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method) for 1998 and the nine months ended September 30, 1999.

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 - UNAUDITED PRO FORMA NET LOSS PER COMMON SHARE AND PRO FORMA STOCKHOLDERS' EQUITY (CONTINUED)

    The pro forma stockholders' equity also reflects the effect of the issuance of 2,597,135 shares of Series E convertible preferred stock in November and December 1999 for net proceeds of $35.0 million, and stock-based compensation of $11.3 million from the issuance of warrants to purchase 1,262,596 shares of common stock.

    A reconciliation of the numerator and denominator used in the calculation of pro forma basic and fully diluted net loss per common share follows (in thousands, except per share amounts):

                                                                                  NINE
                                                                  YEAR           MONTHS
                                                                  ENDED           ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1999
                                                              -------------   -------------
                                                                       (UNAUDITED)
Net loss attributable to common stockholders................     $(4,832)       $(19,134)
                                                                 =======        ========

Shares used in computing basic and diluted net loss per
  common
  share.....................................................       1,383           1,487
Adjusted to reflect the effect of the assumed conversion of
  convertible preferred stock from the date of issuance:
  Series A convertible preferred stock......................       1,205           1,205
  Series B convertible preferred stock......................       1,536           1,935
  Series C convertible preferred stock......................          --           2,402
  Series D convertible preferred stock......................          --             154
                                                                 -------        --------

Weighted average shares used in computing pro forma basic
  and diluted net loss per common share.....................       4,124           7,183
                                                                 =======        ========

Pro forma basic and diluted net loss per common share.......     $ (1.17)       $  (2.66)
                                                                 =======        ========

NOTE 13 - INCOME TAXES

    At September 30, 1999, the Company had net operating loss carryforwards available to offset future regular and alternative minimum taxable income of approximately $21,181,000 and $13,241,000 for federal and California purposes, respectively. These carryforwards expire between 2005 and 2019, if not utilized before these dates. At September 30, 1999, the Company had approximately $67,000 of federal and $52,000 of state research and development credit carryforwards available to offset future taxable income, which expire in varying amounts beginning in 2013 and indefinitely, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amounts of net operating losses that the Company may utilize in any year include, but are not limited to, a cumulative ownership change of more than 50% as defined, over a three-year period.

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 - INCOME TAXES (CONTINUED)

    The Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1997       1998          1999
                                                              --------   --------   --------------
Deferred tax assets (current):
  Net operating losses......................................   $ 589     $ 2,079       $ 7,974
  Allowance for doubtful accounts...........................       1           3            19
  Accrued liabilities.......................................       5          11           185
  Research and development credit carryforwards.............      26          89           119
                                                               -----     -------       -------
    Deferred tax assets.....................................     621       2,182         8,297
Deferred tax liabilities (non-current):
  Depreciation..............................................      (2)        (14)          (74)
                                                               -----     -------       -------
    Deferred tax liabilities................................      (2)        (14)          (74)
                                                               -----     -------       -------

    Net deferred tax assets.................................     619       2,168         8,223
    Valuation allowance.....................................    (619)     (2,168)       (8,223)
                                                               -----     -------       -------

                                                               $  --     $    --       $    --
                                                               =====     =======       =======

    Due to uncertainty surrounding the realization of favorable tax attributes in future tax returns, the Company has placed a valuation allowance against all of its net deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

NOTE 14 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                                                     NINE MONTHS
                                                                        YEARS ENDED                     ENDED
                                                                        DECEMBER 31,                SEPTEMBER 30,
                                                              --------------------------------   -------------------
                                                                 1996        1997       1998       1998       1999
                                                              ----------   --------   --------   --------   --------
                                                                                  (IN THOUSANDS)
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Conversion of convertible bridge notes into common
    stock...................................................  $      --      $65       $   --     $   --     $   --
  Issuance of preferred stock/common stock in exchange for
    services rendered.......................................  $      --      $11       $   --     $   --     $   37
  Issuance of options for services rendered.................  $      --      $--       $  100     $   --     $   --
  Issuance of warrant for services rendered.................  $      --      $--       $   --     $   --     $   42
  Unearned stock-based compensation relating to stock option
    grants..................................................  $      --      $--       $1,055     $  459     $8,055
  Unearned stock-based compensation relating to warrant
    grant...................................................  $      --      $--       $   --     $   --     $2,507
  Accretion of Series A mandatorily redeemable convertible
    preferred stock.........................................  $      --      $86       $  192     $  141     $   52
  Accretion of Series B mandatorily redeemable convertible
    preferred stock.........................................  $      --      $--       $  525     $  344     $  187
  Issuance of common stock in exchange for stockholder note
    receivable..............................................  $       4      $--       $   --     $   --     $   --
  Accrued interest converted to common stock................  $      --      $ 2       $   --     $   --     $   --
  Conversion of convertible notes into convertible preferred
    stock...................................................  $      --      $--       $  150     $  150     $   --
  Exchange of advertising services for advertising
    services................................................         --       --           --         --        215

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..................  $      --      $14       $   15     $   12     $    5
  Cash paid during the period for taxes.....................  $      --      $ 1       $    1     $    1     $    1

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 - SUBSEQUENT EVENTS

ACQUISITION OF THE J.L. PRICE CORPORATION

    On November 1, 1999, the Company acquired all of the outstanding shares of The J.L. Price Corporation, a regional contractor referral service, incorporated in California. Acquisition costs consisted of (i) cash payments of $148,600,
(ii) a cash holdback of $100,000 held in escrow, and (iii) 48,592 common shares of which 24,296 shares will be issued on November 1, 2000 and November 1, 2001 subject to continued employment of the selling stockholder. At September 30, 1999, $69,000 of the purchase price had been paid and is included in other assets. The Company will account for this acquisition using the purchase method of accounting.

OPTIONS GRANTED

    Subsequent to September 30, 1999, the Company granted 772,000 additional options for common stock to employees with a weighted average exercise price of $5.17 per share. The Company increased the number of shares available for grant from 2.1 million to 2.7 million.

SERIES E CONVERTIBLE PREFERRED STOCK

    On November 23, 1999, the Company issued 1,671,209 shares of series E convertible preferred stock, $0.001 par value, for net proceeds of approximately $22.4 million. The series E convertible preferred stock contains voting rights, preferences, liquidation entitlements and privileges substantially identical to the other series of preferred stock (See Note 8). In December 1999, the Company issued an additional 925,926 shares of series E convertible preferred stock, $0.001 par value, for net proceeds of approximately $12.5 million. The Company also issued warrants to these strategic investors to purchase 420,000 shares of common stock at $0.01 per share and 842,596 shares of common stock at $13.50 per share. Warrants to purchase 245,000 shares expire on November 23, 2004 and warrants to purchase 1,017,596 shares expire in December 2004. In connection with these issuances, the Board of Directors approved the amendment of the Company's Certificate of Incorporation increasing the number of common shares authorized for issuance from 31,000,000 to 34,000,000.

    In connection with the issuances of series E convertible preferred stock, the Company entered into advertising package agreements with these strategic stockholders under which the Company will exchange advertising services with the related parties. Four of these strategic stockholders were advertising customers of the Company during the nine months ended September 30, 1999. One of these strategic stockholders was also a vendor of the Company during 1998 and 1999. The Company recognized the following amounts in advertising revenues, accounts receivable and deferred revenue (in thousands):

                                                                  SEPTEMBER 30, 1999
                                            NINE MONTHS ENDED    ---------------------
                                           SEPTEMBER 30, 1999     ACCOUNTS    DEFERRED
                                                REVENUES         RECEIVABLE   REVENUE
                                           -------------------   ----------   --------
MASCO....................................          $91              $ 72        $ 20
Owens Corning............................           42                48           5
Armstrong................................           51                42          10
Microsoft................................           20                --          --

    Included in the revenue from MASCO was barter revenue of $12,000 for which the Company recorded an equal amount in sales and marketing expenses. All revenues from Microsoft were barter revenues for which the Company recorded an equal amount in sales and marketing expenses. The Company recorded advertising expenses of 2,000 and $669,000 in the nine months ended September 30,

                                IMPROVENET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 - SUBSEQUENT EVENTS (CONTINUED)

1998 and 1999, respectively, for advertising services purchased from Microsoft, of which none and $301,000 was recorded in accrued liabilities at September 30, 1998 and 1999, respectively.

SALES AND MARKETING AGREEMENTS

    Subsequent to September 30, 1999 the Company entered into seven agreements under which the Company will purchase sales and marketing services. Under the terms of the agreements, the Company is obligated to make minimum future payments as follows (in thousands):

YEAR ENDING DECEMBER 31,
1999........................................................  $ 1,085
2000........................................................    6,771
2001........................................................    5,374
2002........................................................    4,350
2003........................................................      356
Thereafter..................................................      352
                                                              -------
                                                              $18,288
                                                              =======

EMPLOYEE STOCK PURCHASE PLAN

    The Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") on December 3, 1999 under which 300,000 shares have been reserved for issuance. The Purchase Plan has been approved by the Company's stockholders. The number of shares reserved under the Purchase Plan will automatically increase on January 1 of each year by the lesser of an amount equal to 1% of the total number of shares outstanding, or 300,000 shares. Under the Purchase Plan, eligible employees may purchase common stock in an amount not to exceed the lesser of $25,000 or 15% of their base compensation. The purchase price per share will be 85% of the common stock fair value at the lower of certain plan defined dates.

1999 STOCK INCENTIVE PLAN

    The Company's Board of Directors adopted the 1999 Stock Incentive Plan (the "Incentive Plan") on December 3, 1999 under which 1,300,000 shares have been reserved for issuance. The number of shares reserved under the Incentive Plan will automatically increase on January 1 of each year by the lesser of 5% of the total number of shares outstanding or 1,300,000 shares. The Incentive Plan, which has five separate programs, allows non-employee board members, executive officers and other highly compensated employees to purchase shares using a portion of their salary or retainer fee. The Incentive Plan allows eligible employees to be issued shares of common stock directly, upon the attainment of performance milestones or the completion of services. The Incentive Plan also allows automatic option grants at periodic intervals to eligible non-employee board members to purchase shares of common stock.

INITIAL PUBLIC OFFERING

    On December 3, 1999 the Board of Directors approved the issuance and sale of shares of the Company's common stock in an underwritten initial public offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of

Contractor Referral Service, LLC

    In our opinion, the accompanying balance sheet and the related statements of operations and members' deficit and of cash flows present fairly, in all material respects, the financial position of Contractor Referral Service, LLC at December 31, 1998 and the results of its operations and its cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recently sold its revenue producing assets and intangibles and may not be able to generate cash flows from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

PRICEWATERHOUSECOOPERS LLP
San Jose, California

November 24, 1999

                        CONTRACTOR REFERRAL SERVICE, LLC

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              -------------   -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................     $     5        $     8
  Accounts receivable, net of allowance for doubtful
    accounts of $43 in 1998 and $58 in 1999.................          42             60
  Prepaid expenses and other current assets.................           2              4
                                                                 -------        -------
      Total current assets..................................          49             72
Property and equipment, net.................................           2              1
Other assets................................................           2              2
                                                                 -------        -------
      Total assets..........................................     $    53        $    75
                                                                 =======        =======
LIABILITIES
Current liabilities:
  Accounts payable..........................................     $    43        $    77
  Accrued liabilities.......................................           2              3
  Line of credit............................................           9              7
  Related party loans payable...............................          62             88
                                                                 -------        -------
      Total current liabilities.............................         116            175
                                                                 -------        -------
Commitments (Note 5)

MEMBERS' DEFICIT
  Shares issued and outstanding: 3,056,827 in 1998 and
    1999....................................................         (63)          (100)
      Total liabilities and members' deficit................     $    53        $    75
                                                                 =======        =======

   The accompanying notes are an integral part of these financial statements.

                        CONTRACTOR REFERRAL SERVICE, LLC

                            STATEMENTS OF OPERATIONS

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                              SIX MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              -------------   -----------
                                                                              (UNAUDITED)
Revenues....................................................     $  271         $  168
Cost of revenue.............................................         63             41
                                                                 ------         ------
Gross profit................................................        208            127
Costs and expenses:
  Sales and marketing.......................................        175             98
  General and administrative................................         65             46
                                                                 ------         ------
    Total operating expenses................................        240            144
                                                                 ------         ------
Loss from operations........................................        (32)           (17)
Interest and other income (expense).........................        (12)           (20)
                                                                 ------         ------
    Net loss................................................     $  (44)        $  (37)
                                                                 ======         ======
Basic and diluted net loss per share........................     $ (.01)        $ (.01)
                                                                 ======         ======

Shares used in calculating basic and diluted net loss per
  share.....................................................      3,048          3,057
                                                                 ======         ======

   The accompanying notes are an integral part of these financial statements.

                        CONTRACTOR REFERRAL SERVICE, LLC

                         STATEMENTS OF MEMBERS' DEFICIT

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    SHARES
                                                              -------------------    TOTAL MEMBERS'
                                                               NUMBER     VALUE     CAPITAL (DEFICIT)
                                                              --------   --------   -----------------
Balances, January 1, 1998...................................   3,022      $ (26)           $ (26)
Issuance of shares to members...............................      35      $   7            $   7

Net loss....................................................      --        (44)             (44)
                                                               -----      -----            -----

Balances, December 31, 1998.................................   3,057        (63)             (63)

Net loss (unaudited)........................................      --        (37)             (37)
                                                               -----      -----            -----

Balances, June 30, 1999 (unaudited).........................   3,057      $(100)           $(100)
                                                               =====      =====            =====

   The accompanying notes are an integral part of these financial statements.

                        CONTRACTOR REFERRAL SERVICE, LLC

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                       SIX MONTHS
                                                        YEAR ENDED        ENDED
                                                       DECEMBER 31,     JUNE 30,
                                                           1998           1999
                                                       -------------   -----------
                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................      $(44)          $(37)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
      Depreciation and amortization..................        --              1
      Provision for doubtful accounts................        24             15
  Changes in operating assets and liabilities:
      Accounts receivable............................       (31)           (33)
      Prepaid expenses and other current assets......        (1)            (2)
      Accounts payable...............................        15             34
      Accrued liabilities............................        14              1
                                                           ----           ----
          Net cash used in operating activities......       (23)           (21)
                                                           ----           ----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.................         4             --
                                                           ----           ----
          Net cash used in investing activities......         4             --
                                                           ----           ----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Members' contributions.............................         7             --
  Borrowings under line of credit....................         9             --
  Principal payments under line of credit............        --             (2)
  Related party loans payable........................        --             26
                                                           ----           ----
          Net cash provided by financing
            activities...............................        16             24
                                                           ----           ----
Net increase (decrease) in cash and cash
  equivalents........................................        (3)             3
Cash and cash equivalents, beginning of period.......         8              5
                                                           ----           ----
Cash and cash equivalents, end of period.............      $  5           $  8
                                                           ====           ====

   The accompanying notes are an integral part of these financial statements.

                        CONTRACTOR REFERRAL SERVICE, LLC
                         NOTES TO FINANCIAL STATEMENTS
   INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 IS UNAUDITED

NOTE 1 - GOING CONCERN:

    These financial statements are prepared on a going concern basis, which assumes that Contractor Referral Service, LLC ("CRS") will realize its assets and discharge its liabilities in the normal course of business. The Company incurred an operating loss of $44,000 for the year ended December 31, 1998 and $37,000 for the six months ended June 30, 1999 and reported a deficit on member capital accounts at December 31, 1998 of $63,000 and $100,000 at June 30, 1999. The ability of the Company to continue as a going concern is dependent upon obtaining adequate sources of financing and developing new operations.

    On September 9, 1999, the assets and certain intangible assets of the Company were acquired by ImproveNet, Inc. (Note 7). As required by the asset purchase agreement, the Company will maintain its legal status and maintain minimum levels of general liability insurance. Management anticipates that this transaction will provide sufficient funding to discharge its liabilities. Nevertheless, there are no assurances, they will be sufficient to meet its obligations as they become due.

NOTE 2 - FORMATION AND BUSINESS OF THE COMPANY:

    Contractor Referral Service, LLC (the "Company") was formed as a Limited Liability Company under the laws of the state of Illinois. The Company operates a telephone contractor referral business under the name "1-800 Contractor."

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The reported amounts of certain of the Company's financial instruments including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the lines of credit approximate fair value.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated on a straight line basis over their estimated useful lives of three to seven years. Major additions and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the life of the assets are charged to operations. In the period assets are retired or otherwise disposed of, the costs and related

                        CONTRACTOR REFERRAL SERVICE, LLC
                         NOTES TO FINANCIAL STATEMENTS
   INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 IS UNAUDITED
                                  (CONTINUED)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

REVENUE RECOGNITION

    Revenues are derived from contractor referral fees that are recognized once the homeowner and contractor are matched by the Company. Payments received in advance of providing services are deferred until the period such services are provided. The Company establishes a sales reserve at the time of revenue recognition based on the Company's historical experience.

ADVERTISING

    The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 1998 and the six months ended June 30, 1999 was $91,000 and $48,000 (unaudited), respectively.

INCOME TAXES

    The Company is treated as a partnership for federal and state income tax purposes. Consequently federal income taxes are not payable or provided for by the Company. Members are taxed individually on their share of the Company's earnings. The Company's net income or loss is allocated among the members in accordance with the Company's articles of organization.

CONCENTRATION OF CREDIT RISK

    The Company's cash and cash equivalents are held with one major bank in the United States. The Company's customers consist of contractors in southern California. The Company performs ongoing credit evaluations of its customers' financial condition. The Company does not require collateral.

NOTE 4 - BANK LINE OF CREDIT:

    On January 22, 1997 the Company obtained a $25,000 line of credit from a bank, bearing interest at a fluctuating interest rate per annum equal to the Bank's Reference Rate plus 5.75 percentage points (14.0% at December 31, 1998).

NOTE 5 - COMMITMENTS AND CONTINGENCIES:

OPERATING LEASE

    The Company leases a facility under an operating lease agreement expiring April 2001. In March 1999, the Company entered into a two lease agreement for a new office facility in Santa Ana, California. Total future minimum lease payments totaled $54,000 at the date the agreement was signed. Under the terms of the lease, the Company is required to pay $2,000 as a security deposit.

                        CONTRACTOR REFERRAL SERVICE, LLC
                         NOTES TO FINANCIAL STATEMENTS
   INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 IS UNAUDITED
                                  (CONTINUED)

NOTE 5 - COMMITMENTS AND CONTINGENCIES: (CONTINUED)

    Future minimum lease payments under the operating leases as of December 31, 1998 are as follows (in thousands):

YEARS ENDING DECEMBER 31,:
1999........................................................  $20
2000........................................................   27
2001........................................................    7
                                                              ---
                                                              $54
                                                              ===

NOTE 6 - RELATED PARTY TRANSACTIONS:

    At December 31, 1998 and June 30, 1999 the Company owed a total of $62,000 and $88,000 (unaudited), respectfully to the founders and directors. These amounts represent loans to the Company which include interest of $12,000 that has been compounded annually at a weighted average rate of 17%.

    At June 30, 1999 the Company owed a total of $88,000 to the founders and directors. These amounts represent loans to the Company which include interest of $31,000 that has been compounded annually at a weighted average rate of 40%.

NOTE 7 - SUBSEQUENT EVENTS:

    On August 27, 1999, the Company entered into an agreement to sell substantially all the assets and business of the Company to ImproveNet, Inc. The acquisition was consummated on September 9, 1999, for total consideration of $650,000 payable in cash. A holdback of $100,000 will be released in fiscal 2000.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    On September 9, 1999, ImproveNet, Inc. (the "Company") acquired substantially all of the assets and business of Contractor Referral Service, LLC ("CRS"), in exchange for total cash consideration of $650,000. The transaction was accounted for using the purchase method of accounting and the results of CRS were included in the results of the Company from September 9, 1999, the closing date of the transaction.

    The following unaudited Pro Forma Combined Statements of Operations for the nine months ended September 30, 1999 and year ended December 31, 1998 give effect to the acquisition by the Company of CRS as if it had occurred on January 1, 1998. The statements have been derived from the statements of operations of the Company for the year ended December 31, 1998 and the nine months ended September 30, 1999 appearing elsewhere in the Prospectus and the audited statement of operations of CRS for the year ended December 31, 1998 and the unaudited statement of operations for the nine months ended September 30, 1999. The unaudited pro forma financial data are not necessarily indicative of the results of operations of the Company had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. The unaudited Pro Forma Combined Statements of Operations should be read in conjunction with the historical financial statements and notes thereto of the Company and CRS included elsewhere in this Prospectus.

                                IMPROVENET, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     PRO FORMA
                                                               ----------------------
                                                               ACQUISITION
                                       IMPROVENET     CRS      ADJUSTMENTS   COMBINED
                                       ----------   --------   -----------   --------
Revenues:
  Service revenues...................   $   238      $  271       $  --      $   509
  Advertising revenues...............        20          --          --           20
                                        -------      ------       -----      -------
      Total revenues.................       258         271          --          529

Cost of Revenues:
  Cost of service revenues...........       767          63          --          830
  Cost of advertising revenues.......        49          --          --           49
                                        -------      ------       -----      -------
      Total cost of revenues.........       816          63          --          879
                                        -------      ------       -----      -------

        Gross profit (loss)..........      (558)        208          --         (350)

Operating expenses:
  Sales and marketing................     1,669         175          --        1,844
  Product development................       504          --          --          504
  General and administrative.........     1,142          65          --        1,207
  Amortization of goodwill...........        --          --          82A          82
  Stock-based compensation...........       326          --          --          326
                                        -------      ------       -----      -------
      Total operating expenses.......     3,641         240          82        3,963
                                        -------      ------       -----      -------

Loss from operations.................    (4,199)        (32)        (82)      (4,313)
Interest and other income (expense),
  net................................        84         (12)         --           72
                                        -------      ------       -----      -------

Net loss.............................    (4,115)        (44)        (82)      (4,241)

Accretion of mandatorily redeemable
  convertible preferred stock........      (717)         --          --         (717)
                                        -------      ------       -----      -------

Net loss attributable to common
  stockholders.......................   $(4,832)     $  (44)      $ (82)     $(4,958)
                                        =======      ======       =====      =======

Basic and diluted net loss per
  share..............................   $ (3.49)                             $ (3.58)
                                        =======                              =======

Shares used in calculating basic and
  diluted net loss per share.........     1,383                                1,383
                                        =======                              =======

     See accompanying notes to unaudited Pro Forma Statements of Operations for explanation of Pro Forma acquisition adjustments.

                                IMPROVENET INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              IMPROVENET             CRS
                                             FOR THE NINE          FOR THE
                                                MONTHS           PERIOD FROM             PRO FORMA
                                                ENDED          JANUARY 1, 1999     ----------------------
                                            SEPTEMBER 30,            TO            ACQUISITION
                                                 1999        SEPTEMBER 30, 1999    ADJUSTMENTS   COMBINED
                                            --------------   -------------------   -----------   --------
                                                                 (UNAUDITED)
Revenues:
  Service revenues........................     $    719             $  215             $ --      $    934
  Advertising revenues....................          566                 --               --           566
                                               --------             ------             ----      --------
    Total revenues........................        1,285                215               --         1,500
Cost of revenues:
  Cost of service revenues................        1,091                 66               --         1,157
  Cost of advertising revenues............          307                 --               --           307
                                               --------             ------             ----      --------
    Total cost of revenues................        1,398                 66               --         1,464
                                               --------             ------             ----      --------
      Gross profit (loss).................         (113)               149               --            36
Operating expenses:
  Sales and marketing.....................       14,363                144               --        14,507
  Product development.....................          417                 --               --           417
  General and administrative..............        1,491                 84               --         1,575
  Amortization of goodwill................           --                 --               62(A)         62
  Stock-based compensation................        2,835                 --               --         2,835
                                               --------             ------             ----      --------
      Total operating expenses............       19,106                228               62        19,396
                                               --------             ------             ----      --------
Loss from operations......................      (19,219)               (79)             (62)      (19,360)
Interest and other income (expense),
  net.....................................          324                (41)              --           283
                                               --------             ------             ----      --------
Net loss..................................      (18,895)              (120)             (62)      (19,077)
Accretion of mandatorily redeemable
  preferred convertible stock.............         (239)                --               --          (239)
                                               --------             ------             ----      --------
Net loss attributable to common
  stockholders............................     $(19,134)            $ (120)            $(62)     $(19,316)
                                               ========             ======             ====      ========
Basic and diluted net loss per share......     $ (12.87)                                         $ (12.99)
                                               ========                                          ========
Shares used basic and diluted net loss per
  share:..................................        1,487                                             1,487
                                               ========                                          ========

     See accompanying notes to unaudited Pro Forma Statements of Operations for explanation of Pro Forma acquisition adjustments.

                                IMPROVENET INC.
         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

NOTE A - GOODWILL AMORTIZATION

    Reflects additional goodwill amortization expense related to the acquisition of CRS. Goodwill is being amortized over a period of five years.

NOTE B - ALLOCATION OF PURCHASE PRICE TO INTANGIBLE ASSETS

    The purchase price of CRS was allocated to tangible net assets and identifiable intangible assets with the remaining unallocated purchase price attributed to goodwill. The fair value of tangible assets approximated their historical book value at September 9, 1999. The identifiable intangible assets and goodwill, along with their estimated lives for amortization, are as follows (in thousands):

                                                           FAIR
                                                          VALUE     LIFE (YEARS)
                                                         --------   -------------
Licensing right........................................  $    125        1.2
Non-competition agreement..............................        50          2
Goodwill...............................................       411          5

NOTE C - UNAUDITED PRO FORMA COMBINED NET LOSS PER SHARE

    Pro forma net loss reflects the impact of the adjustments above. Basic and diluted net loss per common share (pro forma) is computed using ImproveNet's weighted-average number of shares of common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC Registration Fee........................................     $   15,180
NASD Filing Fee.............................................          6,250
Nasdaq National Market Listing Application Fee..............          1,000
Blue Sky Qualification Fees and Expenses....................          5,000
Printing and Engraving Expenses.............................        200,000
Legal Fees and Expenses.....................................        400,000
Accounting Fees and Expenses................................        400,000
Transfer Agent and Registrar Fees...........................         25,000
Miscellaneous...............................................        247,570
                                                                 ----------
Total.......................................................     $1,300,000
                                                                 ==========

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Registrant's Restated Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    The Registrant intends to enter into indemnity agreements with each of its directors and officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

    The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since the Registrant's inception on January 4, 1996, the Company has issued and sold the following unregistered securities:

    (1) In January 1996, the Company issued 420,000 shares of its common stock at a purchase price of $0.01 per share pursuant to a founders stock agreements by and between the Company and three investors.

    (2) In June 1997, the Company issued 133,604 shares of its common stock at a purchase price of $0.50 per share pursuant to convertible promissory notes by and between the Company and five investors.

    (3) From March 1996 through June 1997, the Company issued 707,835 shares of its common stock at an aggregate purchase price of $398,458.75 pursuant to subscription agreements by and between the Company and twenty-one investors.

    (4) In June 1997, the Company issued 112,600 shares of its common stock in consideration of $11,260 in consulting services rendered pursuant to a consulting agreement by and between the Company and two investors.

    (5) From inception through December 14, 1999, the Company granted options to purchase 3,373,985 shares of common stock at a weighted average exercise price of $1.70 per share to employees, consultants, directors and other service providers pursuant to its 1996 Stock Option Plan and issued an aggregate of 379,994 shares of its common stock at a weighted average exercise price of $0.31 per share to employees, consultants, directors and other service providers pursuant to exercises of options granted under the 1996 Stock Option Plan.

    (6) From June 1997 to July 1997, the Company issued 1,207,000 shares of its series A preferred stock at a purchase price of $1.00 per share and warrants to purchase 94,400 shares of series A preferred stock to nine investors. The warrants have a per share exercise price of $1.00 per share.

    (7) In March 1998, the Company issued 1,934,526 shares of its series B preferred stock at a purchase price of $2.52 per share and warrants to purchase 47,009 shares of series B preferred stock to eight investors. The warrants have a per share exercise price of $2.52 per share.

    (8) In June 1997, the Company issued warrants to purchase 10,000 shares of common stock to two investors. The warrants have an exercise price of $1.00 per share.

    (9) In March 1999, the Company issued 3,543,190 shares of its series C preferred stock at a purchase price of $6.53 per share to thirty-eight investors and warrants to purchase 47,167 shares of series C preferred stock to a consultant. The warrants have an exercise price of $6.53 per share.

   (10) In September 1999, the Company issued 5,666 shares of series C preferred stock to a consultant for services performed. The Company imparted a value for the services of $36,942.32.

   (11) In September 1999, the Company issued 2,100,843 shares of its series D preferred stock at a purchase price of $7.70 per share and warrants to purchase 326,000 shares of series D preferred stock to 16 investors. The warrants have a per share exercise price of $0.01 per share.

   (12) In November and December 1999, the Company issued 2,597,135 shares of its series E preferred stock at a purchase price of $13.50 per share to sixteen investors, warrants to purchase 842,596 shares of common stock to two investors at a per share exercise price of $13.50 and warrants to purchase 420,000 shares of common stock to six investors at a per share exercise price of $0.01.

   (13) In November, 1999, the Company became obligated to issue 24,296 shares of common stock on each of November 1, 2000 and November 1, 2001 in consideration of, among other things, all of the outstanding stock of The J.L. Price Corporation, pursuant to the Stock Purchase Agreement by and between the Company, The J.L. Price Corporation and James L. Price.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to, benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about ImproveNet.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) Exhibits.


       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
        1.1*            Form of Underwriting Agreement.

        2.1**           Stock Purchase Agreement by and between the Registrant and
                          The J.L. Price Corporation.

        2.2**           Asset Purchase Agreement by and between the Registrant and
                          Contractor Referral Service, LLC.

        3.1**           Form of Third Amended and Restated Certificate of
                          Incorporation of the Registrant.

        3.2**           Form of Fourth Amended and Restated Certificate of
                          Incorporation of the Registrant to be filed on the closing of the offering made hereby.

        3.3**           Bylaws of the Registrant.

        3.4             Bylaws of the Registrant to be filed on the closing of the offering made hereby.

        4.1**           Form of Warrant to Purchase an aggregate of 420,000 shares of common stock.

        4.2**           Form of Warrant to Purchase an aggregate of 10,000 shares of common stock.

        4.3**           Form of Warrant to Purchase an aggregate of 842,596 shares of common stock.

        4.4**           Form of Warrant to Purchase an aggregate of 96,400 shares of
                          Series A preferred stock.

        4.5**           Form of Warrant to Purchase an aggregate of 47,009 shares of
                          Series B preferred stock.

        4.6**           Form of Warrant to purchase 47,167 shares of Series C
                          preferred stock.

        4.7**           Form of Warrant to purchase an aggregate of 326,000 shares of Series D preferred stock.

        4.8**           Fourth Amended and Restated Investor Rights Agreement by and
                          between the Registrant and certain investors of the
                          Registrant dated November 23, 1999.

        5.1*            Opinion of Cooley Godward LLP.

       10.1**           Amended and Restated 1996 Stock Option Plan.

       10.2**           Form of 1999 Equity Incentive Plan.

       10.3**           Form of 1999 Employee Stock Purchase Plan.

       10.4**           Commercial Office Lease by and between Florcor I Limited
                          Partnership and the Registrant.

       10.5**           Commercial Office Lease by and between Chestnut Bay LLC and the Registrant.

       10.6**           Employment agreement by and between the Registrant and
                          Ronald Cooper.

       10.7**           Series A Preferred Stock and Warrant Purchase Agreement by
                          and between the Registrant and certain investors of the
                          Registrant dated June 30, 1997.

       10.8**           Series B Preferred Stock and Warrant Purchase Agreement by
                          and between the Registrant and certain investors of the
                          Registrant dated March 17, 1998.

       10.9**           Series C Preferred Stock Agreement by and between the
                          Registrant and certain investors of the Registrant dated
                          March 29, 1999.

       10.10**          Series D Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the Registrant
                          dated September 10, 1999.

       10.11**          First Series E Preferred Stock Purchase Agreement by and
                          between the Registrant and certain investors of the
                          Registrant dated November 23, 1999.

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
       10.12**          Second Series E Preferred Stock Purchase Agreement by and
                          between the Registrant and certain investors of the
                          Registrant dated November 23, 1999.

       10.13**          Form of Warrant Purchase Agreement by and between the
                          Registrant and certain investors of the Registrant dated
                          December 7, 1999.

       10.14**          Fourth Amended and Restated Voting Agreement by and between the Registrant and certain investors of the Registrant
                          dated November 23, 1999.

       10.15**          Form of Indemnity Agreement by and between the Registrant
                          and each of its directors and executive officers.

       10.16+           Internet-based Service Agreement between the Registrant and
                          Owens Corning dated October 1, 1999.

       10.17+           Collaboration Agreement between the Registrant and E.I. du
                          Pont de Nemours and Company dated December 3, 1999.

       10.18+           Internet Development, Marketing and Distribution Agreement
                          between the Registrant and General Electric Appliances
                          dated September 10, 1999.

       10.19+           Relationship Agreement between the Registrant and Microsoft
                          HomeAdvisor dated December 7, 1999.

       10.20+           Agreement between the Registrant and CompleteHome
                          Operations, Inc. dated December 13, 1999.

       23.1             Consent of PricewaterhouseCoopers LLP.

       23.2*            Consent of Cooley Godward LLP. Reference is made to Exhibit
                          5.1.

       24.1**           Power of Attorney.

       27.1**           Financial Data Schedule.


------------------------


+ Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.


*   To be filed by amendment.


**  Previously Filed


ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, County of San Mateo, State of California, on January 13, 2000.



                                                       By:             /s/ RICHARD G. REECE
                                                            -----------------------------------------
                                                                         Richard G. Reece
                                                                    SENIOR VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
                                                       President, Chief Executive
                          *                              Officer and Director
     -------------------------------------------         (PRINCIPAL EXECUTIVE       January 13, 2000
                  Ronald B. Cooper                       OFFICER)

                                                       Senior Vice President and
                /s/ RICHARD G. REECE                     Chief Financial Officer
     -------------------------------------------         (PRINCIPAL FINANCIAL AND   January 13, 2000
                  Richard G. Reece                       ACCOUNTING OFFICER)

                          *
     -------------------------------------------       Chairman of the Board of     January 13, 2000
                  Robert L. Stevens                      Directors

                          *
     -------------------------------------------       Director                     January 13, 2000
                    Andrew Anker

     -------------------------------------------       Director                              , 2000
                   Domenico Cecere

                          *
     -------------------------------------------       Director                     January 13, 2000
                    Stuart Gannes

                          *
     -------------------------------------------       Director                     January 13, 2000
                     Brian Graff

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
                          *
     -------------------------------------------       Director                     January 13, 2000
                   Garrett Gruener

                          *
     -------------------------------------------       Director                     January 13, 2000
                     Alex Knight

                */s/ RICHARD G. REECE
     -------------------------------------------
                  Richard G. Reece
                  ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
        1.1*            Form of Underwriting Agreement.

        2.1**           Stock Purchase Agreement by and between the Registrant and
                          The J.L. Price Corporation.

        2.2**           Asset Purchase Agreement by and between the Registrant and
                          Contractor Referral Service, LLC.

        3.1**           Form of Third Amended and Restated Certificate of
                          Incorporation of the Registrant.

        3.2**           Form of Fourth Amended and Restated Certificate of
                          Incorporation of the Registrant to be filed on the closing of the offering made hereby.

        3.3**           Bylaws of the Registrant.

        3.4             Bylaws of the Registrant to be filed on the closing of the offering made hereby.

        4.1**           Form of Warrant to Purchase an aggregate of 420,000 shares of common stock.

        4.2**           Form of Warrant to Purchase an aggregate of 10,000 shares of common stock.

        4.3**           Form of Warrant to Purchase an aggregate of 842,596 shares of common stock.

        4.4**           Form of Warrant to Purchase an aggregate of 96,400 shares of
                          Series A preferred stock.

        4.5**           Form of Warrant to Purchase an aggregate of 47,009 shares of
                          Series B preferred stock.

        4.6**           Form of Warrant to purchase 47,167 shares of Series C
                          preferred stock.

        4.7**           Form of Warrant to purchase an aggregate of 326,000 shares of Series D preferred stock.

        4.8**           Fourth Amended and Restated Investor Rights Agreement by and
                          between the Registrant and certain investors of the
                          Registrant dated November 23, 1999.

        5.1*            Opinion of Cooley Godward LLP.

       10.1**           Amended and Restated 1996 Stock Option Plan.

       10.2**           Form of 1999 Equity Incentive Plan.

       10.3**           Form of 1999 Employee Stock Purchase Plan.

       10.4**           Commercial Office Lease by and between Florcor I Limited
                          Partnership and the Registrant.

       10.5**           Commercial Office Lease by and between Chestnut Bay LLC and the Registrant.

       10.6**           Employment agreement by and between the Registrant and
                          Ronald Cooper.

       10.7**           Series A Preferred Stock and Warrant Purchase Agreement by
                          and between the Registrant and certain investors of the
                          Registrant dated June 30, 1997.

       10.8**           Series B Preferred Stock and Warrant Purchase Agreement by
                          and between the Registrant and certain investors of the
                          Registrant dated March 17, 1998.

       10.9**           Series C Preferred Stock Agreement by and between the
                          Registrant and certain investors of the Registrant dated
                          March 29, 1999.

       10.10**          Series D Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the Registrant
                          dated September 10, 1999.

       10.11**          First Series E Preferred Stock Purchase Agreement by and
                          between the Registrant and certain investors of the
                          Registrant dated November 23, 1999.

       10.12**          Second Series E Preferred Stock Purchase Agreement by and
                          between the Registrant and certain investors of the
                          Registrant dated November 23, 1999.

       10.13**          Form of Warrant Purchase Agreement by and between the
                          Registrant and certain investors of the Registrant dated
                          December 7, 1999.

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
       10.14**          Fourth Amended and Restated Voting Agreement by and between the Registrant and certain investors of the Registrant
                          dated November 23, 1999.

       10.15**          Form of Indemnity Agreement by and between the Registrant
                          and each of its directors and executive officers.

       10.16+           Internet-based Service Agreement between the Registrant and
                          Owens Corning dated October 1, 1999.

       10.17+           Collaboration Agreement between the Registrant and E.I. du
                          Pont de Nemours and Company dated December 3, 1999.

       10.18+           Internet Development, Marketing and Distribution Agreement
                          between the Registrant and General Electric Appliances
                          dated September 10, 1999.

       10.19+           Relationship Agreement between the Registrant and Microsoft
                          HomeAdvisor dated December 7, 1999.

       10.20+           Agreement between the Registrant and CompleteHome
                          Operations, Inc. dated December 13, 1999.

       23.1             Consent of PricewaterhouseCoopers LLP.

       23.2*            Consent of Cooley Godward LLP. Reference is made to Exhibit
                          5.1.

       24.1**           Power of Attorney.

       27.1**           Financial Data Schedule.


------------------------


+ Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.


*   To be filed by amendment.


**  Previously Filed